Dated September 28, 2022

PROSPECTUS

Forum Real Estate Income Fund
(formerly Forum CRE Income Fund)
Class W Shares
Class I Shares
Founders Shares

Forum Real Estate Income Fund (formerly, Forum CRE Income Fund) (the “Fund”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a non-diversified, closed-end management investment company. The Fund will operate as an interval fund pursuant to Rule 23c-3 under the Investment Company Act and has adopted a fundamental policy to conduct quarterly repurchase offers at net asset value (“NAV”). The Fund’s primary investment objectives are to maximize current income and preserve investor capital, with a secondary focus on long-term capital appreciation.

The Fund concentrates its investments (i.e., invests more than 25% of its assets) in the real estate industry. Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of borrowings for investment purposes) in a portfolio of commercial real estate loans and other real-estate related investments located in the United States. Real estate related investments include, but are not limited to, commercial mortgage backed securities (“CMBS”), commercial real estate collateralized loan obligations (“CRE CLOs”), preferred equity issued by real estate investment trusts or companies that develop, own and operate commercial real estate assets, mezzanine loans backed by commercial real estate assets, and securities issued by publicly-traded real estate investment trusts. To a lesser extent, the Fund may also invest directly in commercial real estate. The categories of commercial real estate underlying the Fund’s investments include, but are not limited to, multifamily, industrial, mixed use, hospitality, office, and retail. The Fund may invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. There are no limits on the Fund’s investments in below investment grade securities.

Forum Capital Advisors LLC serves as the Fund’s investment adviser (“FCA” or the “Adviser”). FCA is an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Fund has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”).

The Fund cannot guarantee that it will meet its investment objectives. Investing in the Fund involves a high degree of risk, including the risk that investors could lose of some or all of their investment. Before buying any of the Fund’s shares, you should read the discussion of the principal risks of investing in the Fund. See “Risk Factors” beginning on page 27.

	Price to Public(1)	Sales Load	Proceeds to Fund
Per Class W Share	At current NAV	N/A	Amount invested at current NAV
Per Class I Share	At current NAV	N/A	Amount invested at current NAV
Per Founders Share	At current NAV	N/A	Amount invested at current NAV

____________

(1)      Shares will be offered in a continuous offering at the Fund’s then-current NAV per Share. As of September 1, 2022, the NAV per share of Founders Shares (previously referred to as Class I Shares) was $9.40. Class I Shares and Class W Shares are not currently offered.

(2)      Offering and organizational expenses incurred prior to the Fund commencing its public offering of Shares were approximately $300,423. See “Organization and Offering Costs.”

This prospectus (the “Prospectus”) applies to the offering of three separate classes of shares of beneficial interests (“Shares”) in the Fund, designated as Class W Shares, Class I Shares, and Founders Shares. The Fund currently only offers Founders Shares (which were previously referred to as Class I Shares) for sale. The Fund has applied to the SEC for an exemptive order that would permit the Fund to offer more than one class of Shares. Until such exemptive order is granted, Class W Shares and Class I Shares will not be offered to investors. There is no assurance that the SEC will grant the exemptive order requested by the Fund, and an exemptive order may require the Fund to supplement or amend the terms set forth in this Prospectus. In such case, the Fund will file a prospectus supplement or an amendment to the registration statement to the extent required by the SEC.

The Shares will be offered for sale on a continuous basis at the net asset value (“NAV”) per Share calculated on each regular business day, which is any day the New York Stock Exchange is open for business. No holder of Shares (each, a “Shareholder”) will have the right to require the Fund to redeem its Shares. The Fund reserves the right to reject a purchase order for any reason.

Foreside Fund Services, LLC (the “Distributor”) acts as the distributor for the Shares. In addition, certain U.S. institutions (including banks, trust companies, brokers and investment advisers) (“Financial Intermediaries”) may be authorized to accept, on behalf of the Fund, purchase orders and repurchase requests placed by or on behalf of their customers, and if approved by the Fund, may designate other Financial Intermediaries to accept such orders.

Shareholders will not have the right to redeem their Shares. However, as described below, in order to provide some liquidity to Shareholders, the Fund has elected to implement a quarterly repurchase mechanism. Pursuant to Rule 23c-3 under the Investment Company Act, the Fund has adopted a fundamental policy to conduct quarterly repurchase offers for a portion of its outstanding Shares. Subject to applicable law and approval of the Fund’s Board of Trustees (the “Board”), for each quarterly repurchase offer the Fund currently expects to offer to repurchase 5% of the Fund’s then outstanding Shares at the then applicable NAV per Share, reduced by any applicable repurchase fee. Written notification of each quarterly repurchase offer will be sent to Shareholders at least twenty-one (21) and no more than forty-two (42) days before the repurchase request deadline (i.e., the date by which Shareholders can tender their Shares in response to a repurchase offer) (the “Repurchase Request Deadline”). The date on which the Fund’s NAV applicable to a repurchase offer is calculated will occur no later than fourteen (14) days after the Repurchase Request Deadline (or the next business day if the fourteenth calendar day is not a business day). If a repurchase offer is oversubscribed, Shareholders may only be able to have a portion of their Shares repurchased. There is no assurance that you will be able to tender your Shares when or in the amount that you desire. The Fund expects to make its first repurchase offer in the fourth quarter of 2022. See “Quarterly Repurchase Offers” and “Risk Factors — Repurchase Offers Risk” in the Prospectus and “Fundamental Policies” in the Fund’s statement of additional information (the “SAI”).

The Fund may use leverage to provide additional funds to support its investment activities. The Fund primarily intends to enter into financing transactions using reverse repurchase agreements, but it may also enter into credit agreements and other loan transactions with financial institutions such as banks. Under the Investment Company Act, the Fund’s aggregate amount of indebtedness, regardless of the form it takes, is limited to up to 33 1/3% of the Fund’s total assets (including the assets subject to, and obtained with the proceeds of, such indebtedness) immediately after entering into any type of financing transaction. Leverage magnifies volatility and will decrease the Fund’s return if the Fund fails to earn as much on its investment purchased with borrowed funds as it pays for the use of those funds. The Fund’s leverage strategy may not work as planned or achieve its goal. See “Risk Factors — Reverse Repurchase Agreements Risk” and “Risk Factors — Leverage Limitations under the Investment Company Act” in the Prospectus.

The Shares are speculative and illiquid securities involving substantial risk of loss. An investment in the Fund is subject to, among others, the following risks:

•        Shares are not listed on any securities exchange and it is not anticipated that a secondary market for Shares will develop.

•        You should generally not expect to be able to sell your Shares (other than through the repurchase offer process), regardless of how the Fund performs.

•        Although the Fund will implement a Share repurchase program, only a limited number of Shares will be eligible for repurchase by the Fund.

•        Although the Fund will implement a Share repurchase program, Shares will not be redeemable at a Shareholder’s option nor will they be exchangeable for shares of any other fund. As a result, an investor may not be able to sell or otherwise liquidate his or her Shares.

•        Shares are appropriate only for those investors who can tolerate a high degree of risk and do not require a liquid investment and for whom an investment in the Fund does not constitute a complete investment program.

•        Because you will be unable to sell your Shares or have them repurchased immediately, you will find it difficult to reduce your exposure on a timely basis during a market downturn.

•        The Shares have no history of public trading, nor is it currently intended that the Shares will be listed on a public exchange or any other trading market in the future. No organized secondary market is expected to develop in the Fund’s Shares; liquidity for the Shares is expected to be provided only through the quarterly repurchase program.

•        There is no assurance that the Fund will be able to maintain a certain level of distributions to Shareholders.

The Adviser is responsible for overseeing the management of the Fund’s activities, subject to the oversight of the Board, as described in further detail below. The Adviser has engaged Janus Henderson Investors US LLC to act as the Fund’s non-discretionary sub-adviser (the “Sub-Adviser”). The Sub-Adviser assists the Adviser in identifying and evaluating potential investments for the Fund and participates in ongoing diligence and monitoring of the Fund’s investments. See “Management of the Fund” for more information about the Adviser and the Sub-Adviser.

This Prospectus provides the information that a prospective investor should know about the Fund before investing. You are advised to read this Prospectus carefully and to retain it for future reference. Additional information about the Fund, including the SAI dated September 28, 2022 has been filed with the SEC. You may request a copy of the Fund’s SAI and annual and semi-annual reports or other information about the Fund without charge by visiting www.freif.com, writing the Fund at 240 Saint Paul Street, Suite 400, Denver, CO 80206, or by calling toll-free 888-267-1456 or by email to investorrelations@forumcapadvisors.com. The SAI is incorporated by reference into this Prospectus in its entirety. You can view information about the Fund, including the SAI and other material incorporated by reference into the Fund’s registration statement on the SEC’s website at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective shareholders and is not intended to be an active link.

You should not construe the contents of this Prospectus as legal, tax or financial advice. You should consult with your own professional advisers as to legal, tax, financial, or other matters relevant to the suitability of an investment in the Fund.

You should rely only on the information contained in this Prospectus and the SAI. The Fund has not authorized anyone to provide you with different information. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date shown below.

Unless you specifically request paper copies of the Fund’s shareholder reports from the Fund or from your Financial Intermediary, such reports will be made available on the Fund’s website (www.freif.com), and you will be notified by mail each time a report is posted and provided with a website link to access the report. You can request to receive Fund reports in paper free of charge by contacting the Fund, c/o Forum Capital Advisors LLC 240 Saint Paul Street, Suite 400, Denver, CO 80206, or by calling toll-free 888-267-1456 or by email to investorrelations@forumcapadvisors.com. Your election to receive reports in paper will apply to all funds held with your Financial Intermediary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The underwriters are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered.

foreside FUND services, llc

Dated September 28, 2022

i

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in the shares offered pursuant to this prospectus. Before investing, you should review the more detailed information contained or incorporated by reference in this prospectus and in the SAI, particularly the information set forth under the heading “Risk Factors.”

The Fund and the Shares

Forum Real Estate Income Fund (formerly, Forum CRE Income Fund) (the “Fund”) is a Delaware statutory trust organized under an Amended and Restated Agreement and Declaration of Trust dated August 1, 2022 (the “Declaration of Trust”). The Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a closed-end management interment company. The Fund will operate as an interval fund pursuant to Rule 23c-3 of the Investment Company Act.

The Fund is non-diversified, which means that under the Investment Company Act, it is not limited in the percentage of its assets that it may invest in any single issuer of securities. The Fund has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2021.

The Fund is an appropriate investment only for those investors who can tolerate a high degree of risk and do not require a liquid investment.

The Fund intends to offer three separate classes (each, a “Class”) of shares of beneficial interest (“Shares”) designated as Class W Shares, Class I Shares and Founders Shares. Each Class of Shares is subject to different fees and expenses. The Fund may offer additional Classes of Shares in the future. Currently, only the Founders Shares (which were previously referred to as Class I Shares) are available for purchase. The Fund has applied for an exemptive order from the SEC with respect to the Fund’s multi-class structure. Class W Shares and Class I Shares will not be offered to investors until the Fund has received an exemptive order permitting the multi-class structure. There is no assurance that the SEC will grant the exemptive relief requested by the Fund.

The Reorganization

The Fund previously offered Shares in a private offering (the “Private Offering”) available only to accredited investors in reliance on an exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended. Shares purchased in the Private Offering are “Founders Shares.”

Prior to the Private Offering, Forum Integrated Income Fund I, L.P., a private fund relying on an exemption from registration under section 3(c)(7) of the Investment Company Act (the “Predecessor Fund”), reorganized with and transferred all its portfolio securities into the Fund and the Predecessor Fund ceased operations (the “Reorganization”). The Predecessor Fund had an investment objective, investment strategies and investment policies, guidelines and restrictions that were, in all material respects, equivalent to those of the Fund. The Fund has the same investment adviser and portfolio managers as the Predecessor Fund.

Investment Objective and Policies

The Fund’s primary objectives are to maximize current income and preserve investor capital, with a secondary focus on long-term capital appreciation. The Fund’s investment objectives are non-fundamental and may be changed by the Board of Trustees (the “Board”) without shareholder approval. Shareholders will, however, receive at least 60 days’ prior notice of any change to the Fund’s investment objectives. There can be no assurance the Fund will meet its investment objectives.

Investment Strategies

The Fund concentrates its investments (i.e., invests more than 25% of its assets) in the real estate industry. Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of borrowings for investment purposes) in a portfolio of commercial real estate loans and other real estate-related investments located in the United States. Real estate related investments include, but are not limited to, commercial mortgage backed securities (“CMBS”), commercial real estate collateralized loan obligations (“CRE CLOs”), preferred equity issued by REITs or companies that develop, own and operate commercial real estate assets, mezzanine loans backed by commercial real estate assets, and securities issued by publicly-traded REITs. To a lesser extent, the Fund may also invest directly in commercial real estate (including the Workout Assets, as defined below). The categories of commercial real estate underlying the Fund’s investments include, but are not limited to, multifamily, industrial, mixed use, hospitality, office, and retail.

The Fund’s 80% investment policy may be changed by the Board without shareholder approval. Shareholders will, however, receive at least 60 days’ prior notice of any change to the Fund’s 80% investment policy.

The Fund may invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are referred to as “high yield” securities and “junk bonds,” have speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be illiquid and difficult to value. There are no limits on the Fund’s investments in below investment grade securities. For a further discussion of the Fund’s principal investment strategies, see “Investment Objectives, Policies and Strategies.” In connection with making its investments, the Fund and its Shareholders will be subject to a number of fees and expenses. See “Summary of Fund Expenses.”

Leverage

In pursuing the Fund’s investment objective, the Fund may seek to enhance returns through the use of leverage. The Fund primarily intends to enter into financing transactions using reverse repurchase agreements, but it may also enter into credit agreements and other loan transactions with financial institutions such as banks. Under the Investment Company Act, the Fund’s aggregate amount of indebtedness, regardless of the form it takes, is limited to up to 33⅓% of the Fund’s total assets (including the assets subject to, and obtained with the proceeds of, such indebtedness) immediately after entering into any type of financing transaction.

Leverage magnifies volatility and will decrease the Fund’s return if the Fund fails to earn as much on its investment purchased with borrowed funds as it pays for the use of those funds. The Fund’s leverage strategy may not work as planned or achieve its goal. See “Investment Objectives, Policies and Strategies — Leverage.”

Risk Factors

The Fund is non-diversified and concentrates is investments in the real estate industry. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Fund’s shares and should be viewed as a long-term investment. An investment in the Fund involves a considerable amount of risk, including the risk of loss of your investment.

Limited Operating History.    The Fund has a limited operating history and no performance history operating as an interval fund that Shareholders could use to evaluate the Fund’s investment performance. The Investment Company Act and the Code impose numerous constraints on the operations of registered management investment companies and REITs that do not apply to the other types of investment vehicles. As a result, an investment in the Shares may entail more risk than the shares of a comparable company with a substantial operating history.

Repurchase Offers Risk.    In order to provide liquidity to Shareholders, the Fund, subject to applicable law, will conduct quarterly repurchase offers of 5% to 25% of its outstanding Shares at net asset value (“NAV”), subject to approval of the Board. The Fund currently expects to conduct quarterly repurchase offers for 5% of its outstanding Shares under ordinary circumstances. The Fund believes that these repurchase offers are generally beneficial to the Fund’s Shareholders, and repurchases generally will be funded from available cash, cash from the sale of Shares or sales of portfolio holdings. However, the need to fund repurchase obligations will affect the ability of the Fund to be fully invested and could force the Fund to maintain a higher percentage of its assets in liquid investments, which could harm the Fund’s investment performance. Moreover, it is possible that diminution in the size of the Fund through repurchases will result in an increased expense ratio for Shareholders who do not tender their Shares for repurchase, will result in untimely sales of portfolio holdings (with associated imputed transaction costs, which could be significant) and will limit the ability of the Fund to participate in new investment opportunities or to achieve its investment objective. The Fund will, from time to time, accumulate cash by holding back (i.e., not reinvesting) payments received in connection with the Fund’s investments and cash from the sale of Shares. The Fund believes that it can meet the maximum potential amount of the Fund’s repurchase obligations on a quarterly basis. If, at any time. cash and other liquid assets held by the Fund are not sufficient to meet the Fund’s repurchase obligations, the Fund intends, if necessary, to sell investments. In addition, if the Fund borrows to finance repurchases, interest on that borrowing will negatively affect Shareholders who do not tender their Shares by increasing the Fund’s expenses and reducing any net investment income.

If a repurchase offer is oversubscribed, the Board has authority to increase the amount repurchased by up to 2% of the Fund’s outstanding Shares as of the date of the Repurchase Request Deadline (as defined below). In the event that the Board determines not to repurchase more than the repurchase offer amount, or if Shareholders tender more than the repurchase offer amount plus 2% of the Fund’s outstanding Shares as of the date of the Repurchase Request Deadline, the Fund will repurchase the Shares tendered on a pro rata basis, and Shareholders will have to wait until the next repurchase offer to make another repurchase request. As a result, Shareholders could be unable to liquidate all or a given percentage of their investment in the Fund during a particular repurchase offer. Some Shareholders, in anticipation of proration, may tender more Shares than they wish to have repurchased in a particular month, thereby increasing the likelihood that proration will occur. Between the Repurchase Request Deadline and the date on which the NAV for tendered Shares is determined, the Fund is subject to market and other risks and the NAV of Shares tendered in a repurchase offer could decline. In addition, the repurchase of Shares by the Fund will generally be a taxable event to Shareholders.

Investment and Market Risk.    An investment in the Fund involves a considerable amount of risk. Before making an investment decision, a prospective investor should (i) consider the suitability of this investment with respect to their investment objectives and personal situation and (ii) consider factors such as their personal net worth, income, age, risk tolerance and liquidity needs. An investment in Shares represents an indirect investment in the portfolio of commercial real estate loans and other real estate-related investments owned by the Fund, and the value of these securities and instruments can fluctuate, sometimes rapidly and unpredictably. Accordingly, such investment is subject to investment risk, including the possible loss of the entire principal amount invested. At any point in time, an investment in Shares could be worth less than the original amount invested, even after taking into account distributions paid by the Fund and the ability of Shareholders to reinvest dividends. The Fund will also use leverage, which would magnify the Fund’s investment, market and certain other risks.

The Fund expects to invest in a variety of real estate-related debt and preferred equity investments, and will be subject to a variety of risks in connection with such investments. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact the Fund’s performance by making it more difficult for entities in which the Fund invests to satisfy their debt payment obligations, increasing the default risk applicable to such borrowers and/or making it relatively more difficult for the Fund to generate attractive risk-adjusted returns. It is impossible to predict the degree to which economic conditions generally, and the conditions for real estate investing in particular, will improve or will deteriorate. Declines in the performance of the U.S. and global economies, the commercial real estate markets or in the commercial real estate debt markets could have a material adverse effect on the Fund’s investment strategy and performance.

Risks Relating to Commercial Real Estate Debt Instruments.    Commercial real estate debt instruments (e.g., mortgages, mezzanine loans and preferred equity that are secured by commercial real estate) are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential properties. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired.

CRE CLO Risk.    CRE CLOs are subject to the risks of substantial losses due to actual defaults by underlying borrowers, which will be greater during periods of economic or financial stress. CRE CLOs may be adversely impacted due to collateral defaults of subordinate tranches and market anticipation of defaults. The risks of CRE CLOs will be greater if the Fund invests in CRECLOs that hold loans of uncreditworthy borrowers or if the Fund holds subordinate tranches of a CRE CLO that absorbs losses from the defaults before senior tranches. In addition, CRE CLOs are subject to interest rate risk and credit risk.

Risks Relating to CMBS.    The Fund expects to invest a portion of its assets in pools or tranches of CMBS. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. The collateral underlying CMBS generally consists of commercial mortgages on real property that has a multifamily or commercial use, such as retail space, office buildings, warehouse property and hotels.

In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.

Risks Relating to Mezzanine Loans.    The mezzanine loans in which the Fund may invest may include loans secured by one or more direct or indirect ownership interests in a company, partnership or other entity owning, operating or controlling, directly or through subsidiaries or affiliates, one or more properties. Although not secured by the underlying real estate, mezzanine loans share certain of the characteristics of subordinate loan interests described above. It is expected that the properties owned by such entities are or will be subject to existing mortgage loans and other indebtedness. As with subordinate commercial mortgage loans, repayment of a mezzanine loan is dependent on the successful operation of the underlying properties and, therefore, is subject to similar considerations and risks, including certain of the considerations and risks described herein. Mezzanine loans may also be affected by the successful operation of other properties, the interests in which are not pledged to secure the mezzanine loan. The entity ownership interests securing the mezzanine loans may represent only partial interests in the related real estate company and may not control either the related real estate company or the underlying property. As a result, the effective realization on the collateral securing a mezzanine loan in the event of default may be limited.

Illiquid and Long-Term Investments Risk.    Investment in the Fund requires a long-term commitment, with no certainty of return. A significant portion of the Fund’s investments generally will be in private, illiquid securities, which may be subject to restrictions on resale. There can be no assurance that the Fund will be able to generate returns for Shareholders or that the returns will be commensurate with the risks of investing in the type of transactions and issuers described in this Prospectus. In some cases, the Fund will be legally, contractually or otherwise prohibited from selling certain investments for a period of time or otherwise be restricted from disposing of them, and illiquidity could also result from the absence of an established market for certain investments. The realizable value of a highly illiquid investment, at any given time, could be less than its intrinsic value. In addition, it is anticipated that certain types of investments made by the Fund will require a substantial length of time to liquidate. As a result, from time to time, the Fund will be unable to realize its investment objective by sale or other disposition at attractive prices or will otherwise be unable to complete any exit strategy.

Fixed-Income Instruments Risk.    The Fund invests in loans and other types of fixed-income instruments and securities. Such investments can be unrated and, whether or not rated, can have speculative characteristics. The market price of the Fund’s investments will change in response to changes in interest rates and other factors. Generally, when interest rates rise, the values of fixed-income instruments fall and vice versa. In typical interest rate environments, the prices of longer-term fixed-income instruments generally fluctuate more than the prices of shorter-term fixed-income instruments as interest rates change. Most high yield investments pay a fixed rate of interest and are therefore vulnerable to inflation risk.

Interest Rate Risk.    The Fund’s investments will expose the Fund to interest rate risk, meaning that changes in prevailing market interest rates could negatively affect the value of such investments. Factors that can affect market interest rates include, without limitation, inflation, slow or stagnant economic growth or recession, unemployment, governmental monetary policies, and instability in financial markets. The Fund will periodically experience imbalances in the interest rate sensitivities of its assets and liabilities and the relationships of various interest rates to each other. In a changing interest rate environment, the Adviser might not be able to manage this risk effectively. If the Adviser is unable to manage interest rate risk effectively, the Fund’s performance could be adversely affected. The Fund does not intend to hedge the Fund’s exposure to interest rate risk.

Credit Risk.    The Fund’s investments will be subject to the risk of non-payment of scheduled interest or principal by the borrowers with respect to such investments. Such non-payment would likely result in a reduction of income to the Fund and a reduction in the value of the debt investments experiencing non-payment.

Leverage Risk.    The Fund is permitted to obtain leverage through funds borrowed from banks or other financial institutions (i.e., a credit facility) and leverage attributable to reverse repurchase agreements or similar transactions. The Fund will, from time to time, use leverage opportunistically and will choose to increase or decrease its leverage, or use different types or combinations of leveraging instruments, at any time based on the Fund’s assessment of market conditions and the investment environment. Use of leverage creates an opportunity for increased income and return for Shareholders but, at the same time, creates risks, including the likelihood of greater volatility in the NAV and market price of, and distributions on, the Shares. Increases and decreases in the value of the Fund’s portfolio will be magnified if the Fund uses leverage. In particular, leverage can magnify interest rate risk, as discussed above. As a result, leverage can cause greater changes in the Fund’s NAV, which will be borne by the Fund’s Shareholders. There can be no assurance that the Fund will use leverage or that its leveraging strategy will be successful during any period in which it is employed.

Below Investment Grade (High Yield or Junk) Securities Risk.    There is no limit on the Fund’s ability to invest in below investment grade securities. Below investment grade securities may be particularly susceptible to economic downturns and are inherently speculative. It is likely that any such economic downturn could adversely affect the ability of the issuers of such securities to repay principal and pay interest thereon and increase the incidence of default for such securities.

Concentration Risk.    The Fund’s investments in real estate debt are expected to be secured by commercial real estate assets. The Fund’s concentration in the commercial real estate industry may increase the volatility of the Fund’s returns and may also expose the Fund to the risk of economic downturns in this industry to a greater extent than if its portfolio also included investments in other industries. While this portfolio concentration may enhance total returns to the Shareholders, if any large position sustains a material loss, the returns to the Fund, and thus, to Shareholders, will be lower than if the Fund had invested in a more diversified portfolio.

Valuation Risks.    The price the Fund pays for its private commercial real estate investments will be based on the Adviser’s projections of market demand, occupancy levels, rental income, the costs of any development, redevelopment or renovation of a property, borrower expertise and other factors. If any of such projections are inaccurate or it ascribes a higher value to assets and their value subsequently drops or fails to rise because of market factors, returns on the Fund’s investment may be lower than expected and could experience losses.

Risks of Failure to Qualify as a REIT.    The Fund intends to operate in a manner that qualifies it for taxation as a REIT under the Code. However, qualification as a REIT involves the application of complex Code provisions. For some of these provisions, only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, the Fund could fail to satisfy various requirements for maintaining its qualification for taxation as a REIT. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for the Fund to qualify as a REIT. If the Fund fails to qualify as a REIT in any tax year, and was not entitled to relief under applicable statutory provisions, then:

•   it would be taxed as a regular domestic corporation, which under current law, among other things, means being unable to deduct dividends paid to shareholders in computing its taxable income and being subject to U.S. federal and applicable state and local income tax on its taxable income at regular corporate income tax rates;

• any resulting tax liability could be substantial and could have a material adverse effect on the Fund’s book value and cash available for distribution to shareholders; and
• it generally would not be eligible to re-elect to be taxed as a REIT for the subsequent four taxable years.
A discussion of the principal risks associated with an investment in the Fund can be found under “Risk Factors.”
Management

The Fund’s Board of Trustees (the “Board,” and each member of the Board, a “Trustee”) has overall responsibility for the management and supervision of the business operations of the Fund. See “Management of the Fund — Trustees and Officers.” To the extent permitted by applicable law, the Board may delegate any of its rights, powers and authority to, among others, the officers of the Fund, any committee of the Board, or the Adviser. A majority of the Board consists of Trustees who are not “interested persons,” as defined by the Investment Company Act (each, an “Independent Trustee”).

Adviser

Forum Capital Advisors LLC (the “Adviser”), an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), serves as the Fund’s investment adviser. Pursuant to the investment advisory agreement between the Fund and the Adviser (the “Investment Management Agreement”), the Adviser is responsible for overseeing the management of the Fund’s activities, including investment strategies, asset allocation, leverage limitations, reporting requirements and other guidelines, in addition to the general monitoring of the Fund’s portfolio, subject to the oversight of the Board.

The Adviser has sole discretion to make all investments. See “Management of the Fund-Adviser.” The Adviser’s principal offices are located at 240 Saint Paul Street, Suite 400, Denver, Colorado 80206.

The Adviser is an affiliate of Forum Real Estate Group, LLC (“FREG”), a Colorado limited liability company that is a full-service real estate investment firm with a focus on multifamily development and acquisitions and opportunistic commercial acquisition and development. FREG, other affiliates of the Adviser, or third-party property managers may be engaged at prevailing market rates to provide property management and other services, for the Fund’s commercial real estate investments. This may include Fund investments that become impaired, if the Adviser determines that the real property securing the investment is a suitable investment for the Fund and decides to acquire such property (“Workout Assets”). The Fund may invest in assets that are serviced by FREG or other affiliates of the Adviser.

Sub-Adviser

The Adviser has engaged Janus Henderson Investors US LLC, a Delaware limited liability company that is a registered investment adviser under the Advisers Act, to act as the Fund’s non-discretionary sub-adviser (the “Sub-Adviser”). The Sub-Adviser assists the Adviser in identifying and evaluating potential investments for the Fund and participates in ongoing diligence and monitoring of the Fund’s investments. The Sub-Adviser and any other sub-adviser retained by the Adviser will be paid by the Adviser. See “Management of the Fund.”

Fund Services

The Fund has retained UMB Fund Services, Inc. (the “Administrator”) to provide certain fund services, including fund administration, fund accounting, and transfer agency services to the Fund. The Fund has also retained PINE Advisor Solutions (“PINE”) to provide outsourced Chief Financial Officer and compliance services, including a Chief Compliance Officer (“CCO”), to the Fund. The Fund compensates the Administrator and PINE for these services and reimburses them for certain out-of-pocket expenses. See “Fees and Expenses” below.

Custodian	UMB Bank, N.A. (the “Custodian”) serves as the Fund’s custodian. See “Management of the Fund.”
Fees and Expenses	The Fund bears its own operating expenses. A more detailed discussion of the Fund’s expenses can be found under “Summary of Fund Expenses.”

Investment Management Fee.    The Fund pays the Adviser an investment management fee (the “Investment Management Fee”) in consideration of the advisory services provided by the Adviser to the Fund. The Investment Management Fee is accrued daily and payable monthly and calculated at the annual rate of 1.50% of the Fund’s average daily net assets. The Investment Management Fee is paid to the Adviser before giving effect to any repurchase of Shares in the Fund effective as of that date, and will decrease the net profits or increase the net losses of the Fund that are credited to its Shareholders. See “Summary of Fund Expenses” and “Investment Management Agreement.”

Administration Fee.    In consideration for services provided under the Administrative Services Agreement, the Administrator is paid an annual fee calculated based upon the average NAV of the Fund, subject to a minimum annual fee (the “Administration Fee”). The Administration Fee is paid to the Administrator out of the assets of the Fund, and therefore decrease the net profits or increase the net losses of the Fund. The Fund also reimburses the Administrator for certain out-of-pocket expenses. See “Administrator and Transfer Agent.”

Transfer Agency Fee.    In consideration for services provided under the Transfer Agent Agreement, UMB Fund Services Inc. is paid an annual fee calculated based upon the average NAV of the Fund, subject to a minimum annual fee (the “Transfer Agency Fee”). The Transfer Agency Fee is paid to the Administrator out of the assets of the Fund, and therefore will decrease the net profits or increase the net losses of the Fund.

Shareholder Servicing Fees.    The Fund has adopted a Shareholder Servicing Plan with respect to Class I Shares, under which the Fund is permitted to pay as compensation to qualified recipients up to 0.10% on an annualized basis of the average daily net assets of the Fund attributable to Class I Shares (the “Shareholder Servicing Fee”). The Shareholder Servicing Fee is paid out of the Class I Shares’ assets and decreases the net profits or increases the net losses of the Class I Shares. Class W Shares and Founders Shares are not subject to the Shareholder Servicing Fee. Class I Shares will not be offered for sale until the Fund has received exemptive relief from the SEC. There is no assurance that the SEC will grant the exemptive order requested by the Fund. See “Shareholder Servicing Plan.”

Distribution and Shareholder Servicing Fee.    The Fund has adopted a Distribution and Shareholder Service Plan (the “Plan”) with respect to Class W Shares consistent with the requirements of Rule 12b-1 under the Investment Company Act. Subject to receipt of exemptive relief from the SEC, under the Plan the Fund will be permitted to pay to the Distributor, or to other qualified recipients under the Plan, up to 0.25% on an annualized basis of the aggregate net assets of the Fund attributable to Class W Shares (the “Distribution and Servicing Fee”) as compensation for sale of Class W Shares or the provision of certain shareholder services. The Distribution and Servicing Fee will be paid out of the Class W Shares’ assets and will decrease the net profits or increase the net losses of the Class W Shares. Class I Shares and Founders Shares are not subject to the Distribution and Servicing Fee. Class W Shares will not be offered for sale until the Fund has received exemptive relief from the SEC. There is no assurance that the SEC will grant the exemptive order requested by the Fund. See “Distribution and Service Plan.”

Outsourced Officer Services.    The Fund has retained PINE to provide outsourced Chief Financial Officer and compliance services, including a Chief Compliance Officer. Employees of PINE serve as officers of the Fund. PINE receives a monthly fee for the services provided to the Fund. The Fund also reimburses PINE for certain out-of-pocket expenses incurred on the Fund’s behalf. See Administrator; Compliance Services below for more information.

The Offering

The Fund is offering the Shares on a continuous basis pursuant to this prospectus (the “Offering”). Shares will be distributed by the Fund’s distributor, Foreside Fund Services, LLC (the “Distributor”) at a price equal to net asset value (“NAV”) per Share. The Distributor is not required to sell any specific number or dollar amount of Shares, but will use its best efforts to distribute Shares of the Fund.

Class I Shares will be available for purchase through registered investment advisers and certain other financial intermediaries. The minimum initial investment for Class I Shares is $10,000, and the minimum subsequent investment is $1,000, except for purchases pursuant to the dividend reinvestment plan described below, which are not subject to a minimum purchase amount. Class W Shares will be available for purchase through registered broker-dealers. The minimum initial investment for Class W Shares is $10,000, and the minimum subsequent investment is $1,000, except for purchases pursuant to the dividend reinvestment policy described below, which are not subject to a minimum purchase amount. The minimum initial investment for Founders Shares is $25,000,000 and the minimum subsequent investment is $5,000, except for purchases pursuant to the dividend reinvestment policy described below, which are not subject to a minimum purchase amount. Founders Shares may be purchased directly from the Fund or through a Financial Intermediary, as defined below. For Shares purchased through a Financial Intermediary, the Financial Intermediary may combine the value of all Shares being purchased with the value of any Shares of the same class that were purchased or will be purchased within six months from the initial purchase through such Financial Intermediary, provided such Financial Intermediary enters into the requisite letter of intent to meet the minimum investment amount on an aggregate basis.

Certain institutions (including banks, trust companies, brokers and investment advisers) may be authorized to accept, on behalf of the Fund, purchase and exchange orders and repurchase requests placed by or on behalf of their customers, and if approved by the Fund, may designate other financial intermediaries and their agents to accept such orders (collectively, “Financial Intermediaries”). Financial Intermediaries may impose their own investment minimums.

Shareholders who received Founders Shares (which were previously referred to as Class I Shares) in the Private Offering were not subject to the minimum initial investment amount set forth above, but will be required to meet the minimum subsequent investment for any new purchases of Founders Shares in the Offering. The Fund reserves the right to waive investment minimums in its discretion. See “Plan of Distribution.”

The Fund will waive the $25,000,000 minimum initial purchase on Founders Shares until December 31, 2022 or the date on which the SEC grants the Fund’s pending request for multi-class exemptive relief, whichever occurs earlier.

Each Class of Shares has different ongoing fees and expenses as set forth above under “Fees and Expenses” and in “Summary of Fund Expenses” below. When selecting a Share Class, you should consider which Share Classes are available to you, how much you intend to invest, how long you expect to own Shares, and the total costs and expenses associated with a particular Share Class. If you have hired a Financial Intermediary and you are eligible to invest in more than one Class of Shares, your Financial Intermediary may help determine which Share Class is appropriate for you. Each investor’s financial considerations are different, and you should speak with your Financial Intermediary to help you decide which Share Class is best for you. Not all Financial Intermediaries will offer all classes of shares.

Expense Limitation Agreement

The Adviser and the Fund have entered into an expense limitation and reimbursement agreement (the “Expense Limitation Agreement”) pursuant to which the Adviser has contractually agreed to waive its management fee and/or pay or reimburse the ordinary annual operating expenses of the Fund (including organization and offering costs, but excluding brokerage commissions and other similar transactional expenses, interest (including interest incurred on borrowed funds and interest incurred in connection with bank and custody overdrafts), other borrowing costs and fees including interest and commitment fees, taxes, litigation and indemnification expenses, judgments, and extraordinary expenses) to the extent necessary to limit the Fund’s operating expenses to 2.20% of the Class W Shares average daily net assets, 1.95% of the Class I Shares average daily net assets, and 1.80% of the Founders Shares average daily net assets. The Adviser is entitled to seek reimbursement from the Fund of fees waived or expenses paid or reimbursed to the Fund for a period ending three years after the date of the waiver, payment or reimbursement, subject to the limitation that a reimbursement will not cause a Class’s operating expenses (after giving effect to reimbursement) to exceed the lesser of (a) the expense limitation amount in effect at the time such fees were waived or expenses paid or reimbursed, or (b) the expense limitation amount in effect at the time of the reimbursement. The Expense Limitation Agreement will continue in effect through August 25, 2024 and will renew automatically for successive periods of one year thereafter, unless written notice of termination is provided by the Adviser to the Fund not less than 10 days prior to the end of the then-current term. No such termination shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses paid or reimbursed with respect to periods prior to the date of such termination. The Board may terminate the Expense Limitation Agreement at any time on not less than 10 days’ prior notice to the Adviser, and the Expense Limitation Agreement may be amended at any time only with the consent of both the Adviser and the Board. See “Expense Limitation Agreement.”

Distribution Policy

The Fund will make monthly distributions to Shareholders. Unless a Shareholder elects otherwise, the Shareholder’s distributions will be reinvested in additional Shares of the same Class under the Fund’s dividend reinvestment policy (“DRIP”). Shareholders who elect not to participate in the Fund’s DRIP will receive all distributions in cash paid to the Shareholder of record (or, if the Shares are held in street or other nominee name, then to such nominee). The Board reserves the right to change or suspend the monthly distribution policy from time to time. See “Dividend Reinvestment Policy.” The amount of any distributions the Fund may make is uncertain, and the Fund’s organizational documents permit it to pay distributions from any source, including borrowings, sale of assets, and offering proceeds. The Fund’s distribution proceeds may exceed its earnings, in which case portions of distributions that the Fund makes may be a return of money that Shareholders originally invested and represent a return of capital resulting in tax consequences to Shareholders for tax purposes. See U.S. FEDERAL INCOME TAX CONSIDERATIONS — Distributions to Shareholders.

Closed-End Fund Structure

Closed-end funds differ from mutual funds in that closed-end funds do not typically redeem their shares at the option of the shareholder. Rather, closed-end fund shares typically trade in the secondary market via a stock exchange. Unlike many closed-end funds, however, the Fund’s shares will not be listed on a stock exchange. Instead, the Fund will continuously offer its Shares and provide limited liquidity to shareholders by offering to repurchase a limited amount of the Fund’s shares quarterly (see “Repurchases of Shares”). Shareholders should consider Shares of the Fund to be an illiquid investment, and that the Shares are appropriate only as a long-term investment. Shareholders should look to the Fund’s quarterly repurchase offers as their sole means of liquidating their investment, which may be limited as described below. Accordingly, you should consider that you may not have access to the funds you invest in the Fund for an indefinite period of time.

Repurchases of Shares

The Fund operates as an “interval fund,” a type of fund which, in order to provide liquidity to Shareholders, has adopted a fundamental investment policy to make quarterly offers to repurchase between 5% and 25% of its outstanding Shares at the applicable NAV per Share, reduced by any applicable repurchase fee. Subject to applicable law and approval of the Board, for each quarterly repurchase offer, the Fund currently expects to offer to repurchase 5% of the Fund’s outstanding Shares at the applicable NAV per Share, which is the minimum amount permitted. Written notification of each quarterly repurchase offer will be sent to Shareholders at least twenty-one (21) and no more than forty-two (42) days before the repurchase request deadline (i.e., the date by which Shareholders can tender their Shares in response to a repurchase offer) (the “Repurchase Request Deadline”). The date on which the Fund’s NAV applicable to a repurchase offer is calculated (the “Repurchase Pricing Date”) will occur no later than fourteen (14) days after the Repurchase Request Deadline (or the next business day if the fourteenth calendar day is not a business day). The Fund expects to distribute payment to Shareholders between one (1) and three (3) business days after the Repurchase Pricing Date and will distribute such payment no later than seven (7) calendar days after the Repurchase Pricing Date. See “Quarterly Repurchase Offers” for a full description of the repurchase program, including how the Fund will handle any offer that is oversubscribed.

The Fund’s repurchase offers may subject the Fund and Shareholders to special risks. See “Risk Factors — Repurchase Offers Risk.” In addition, the repurchase of Shares by the Fund will be a taxable event to shareholders, potentially even to those shareholders that do not participate in the repurchase. For a discussion of these tax consequences, see “U.S. Federal Income Tax Considerations” below and in the SAI.

Early Repurchase Fee

Subject to the receipt of exemptive relief from the SEC, the Fund will charge a 2.00% early repurchase fee with respect to any repurchase of Shares from a Shareholder at any time prior to the day immediately preceding the one-year anniversary of the Shareholder’s purchase of such Shares. Shares tendered for repurchase will be treated as having been repurchased on a “first in-first out” basis. The Fund may waive the early repurchase fee for certain categories of Shareholders or transactions, such as repurchases of Shares in the event of the Shareholder’s death or disability, or in connection with certain distributions from employer sponsored benefit plans. There is no assurance that the SEC will grant the necessary exemptive relief. See “Quarterly Repurchase Offers.”

U.S. Federal Income Tax Considerations	The Fund has elected to be taxed as a REIT. The Fund believes that it is organized, and expects to operate, in such a manner to qualify for taxation as a REIT.

The Fund’s qualification and taxation as a REIT will depend upon its ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share and asset ownership, the various and complex REIT qualification tests imposed under the Code. No assurance can be given that the Fund will in fact satisfy such requirements for any taxable year. The Declaration of Trust contains certain transfer and ownership limitations intended to assist the Fund in continuing to satisfy the share ownership requirements that apply to REITs. However, the rules that apply to determine ownership of a REIT are complex. If the Fund were to fail to satisfy a share ownership requirement, it would fail to qualify as a REIT if the Fund were unable to avail itself of any available relief provisions.

If the Fund qualifies as a REIT, it will be allowed to deduct dividends paid to its shareholders and, as a result, it generally will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it timely distributes as dividends to its shareholders. The Fund intends to make distributions to its shareholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “U.S. Federal Income Tax Considerations” below.

SUMMARY OF FUND EXPENSES

The following table illustrates the expenses and fees that the Fund expects to incur and that Shareholders can expect to bear directly or indirectly.

Shareholder Transaction Expenses:	Class W Shares		Class I Shares		Founders Shares(9)
Sales Load (as a percentage of offering price)	None		None		None
Dividend Reinvestment and Cash Purchase Plan Fees	0.00%		0.00%		0.00%
Maximum Early Repurchase Fee (as a percentage of repurchases amount)(1)(2)	2.00%		2.00%		2.00%

Annual Expenses (as a percentage of net assets attributable to Shares):
Management Fee	1.50%		1.50%		1.50%
Interest Payments on Borrowed Funds(3)	0.30	%(10)	0.30	%(10)	0.30%
Other Expenses(4)(5)	2.09	%(11)	2.09	%(11)	2.09%
Distribution and Shareholder Service (12b-1) Fee(6)	0.25%		0.00%		0.00%
Shareholder Servicing Fee(7)	0.00%		0.10%		0.00%
Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements	4.14%		3.99%		3.89%
Fee Waivers and/or Expense Reimbursement(8)	(1.64)%		(1.74)%		(1.79)%
Total Annual Expenses	2.50%		2.25%		2.10%

____________

(1)      A 2.00% early repurchase fee payable to the Fund will be charged with respect to the repurchase of Shares at any time prior to the day immediately preceding the one-year anniversary of a Shareholder’s purchase of such Shares (on a “first in-first out” basis). An early repurchase fee payable by a Shareholder may be waived by the Fund in circumstances where the Board determines that doing so is in the best interests of the Fund and in a manner as will not discriminate unfairly against any shareholder. The early repurchase fee will only be imposed if the Fund receives an exemptive order from the SEC permitting imposition of the fee. There is no assurance that the SEC will grant such relief.

(2)      If a shareholder requests that repurchase proceeds be paid by wire transfer, such shareholder will be assessed an outgoing wire transfer fee at prevailing rates charged by the Administrator, currently $15.00.

(3)      The Fund may borrow funds to make investments. The costs associated with any such outstanding borrowings, as well as issuing and servicing debt securities, will be indirectly borne by the Shareholders. Interest payments on borrowed funds are based on estimated amounts for the current fiscal year. The Fund does not intend to issue preferred shares or convertible securities in the first 12 months following effectiveness of the registration statement.

(4)      In the event that the Fund holds any Workout Assets, and the expenses on a Workout Asset exceed the revenues generated by such Workout Asset, the Fund could be required to pay such expenses or shortfalls. These potential fees are not reflected in the calculation of Other Expenses.

(5)      Other expenses include, but are not limited to, organizational and offering costs, legal fees, audit and tax fees, custody fees, administration fees, transfer agent fees, Chief Compliance Officer and Principal Financial Officer fees, and trustees’ fees. Consistent with the terms of the Expense Limitation Agreement entered into between the Adviser and the Fund, interest payable on borrowed funds is not reflected in the calculation of Other Expenses.

(6)      The Fund has applied for exemptive relief from the SEC permitting it to offer multiple classes of shares and to adopt a Distribution and Shareholder Services Plan for Class W shares. There can be no assurances the SEC will grant such relief to the Fund; however, if approved, the Fund will charge a Distribution and Shareholder Servicing Fee up to a maximum of 0.25% of the average daily net assets of the Fund attributable to Class W Shares. The Fund may use these fees to compensate financial intermediaries or financial institutions for distribution-related expenses, if applicable, and providing ongoing services in respect of clients to whom they have distributed Class W Shares of the Fund. See “Plan of Distribution.”

(7)      The Fund will charge a shareholder servicing fee up to 0.10% on an annualized basis of the average daily net assets of the Fund attributable to Class I Shares. The Fund uses these fees to compensate financial intermediaries or financial institutions for providing ongoing shareholder servicing in respect of clients holding Class I Shares. See “Shareholder Servicing Plan and Distribution and Service Plan.”

(8)      The Adviser and the Fund have entered into the Expense Limitation Agreement pursuant to which the Adviser has contractually agreed to waive its management fee and/or pay or reimburse the ordinary annual operating expenses of the Fund to the extent necessary to limit the Fund’s operating expenses (including organization and offering costs, but excluding brokerage commissions and other similar transactional expenses, interest (including interest incurred on borrowed funds and interest incurred in connection with bank and custody overdrafts), other borrowing costs and fees including interest and commitment fees, taxes, litigation and indemnification expenses, judgments, and extraordinary expenses) to 2.20% of the Class W Shares’ average daily net assets, 1.95% of the Class I Shares’ average daily net assets, and 1.80% of the Founders Shares’ average daily net assets. The Adviser is entitled to seek reimbursement from the Fund of fees waived or expenses paid or reimbursed to the Fund for a period ending three years after the date of the waiver, payment or reimbursement, subject to the limitation that a reimbursement will not cause a Class’s operating expenses (after giving effect to the reimbursement) to exceed the lesser of (a) the expense limitation amount in effect at the time such fees were waived or expenses paid or reimbursed, or (b) the expense limitation amount in effect at the time of the reimbursement. The Expense Limitation Agreement will continue in effect through August 25, 2024 and will renew automatically for successive periods of one year thereafter, unless written notice of termination is provided by the Adviser to the Fund not less than 10 days prior to the end of the then-current term. No such termination shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses paid or reimbursed with respect to periods prior to the date of such termination. The Board may terminate the Expense Limitation Agreement at any time on not less than 10 days’ prior notice to the Adviser, and the Expense Limitation Agreement may be amended at any time only with the consent of both the Adviser and the Board. See “Management of the Fund — Expense Limitation Agreement.” The Adviser, on a voluntary basis and in addition to the contractual operating expense limits in effect, from time to time may waive and/or reimburse expenses of the Fund, or any classes thereof, to such level(s) as the Fund’s officers have determined or may reasonably determine from time to time. Any such voluntary waiver or expense reimbursement may be discontinued by Adviser at any time. These amounts are not subject to recapture by Adviser.

(9)      Founders Shares received in the Private Offering were previously referred to as Class I Shares. On August 25, 2022, the Board voted to change the name of such class to “Founders Shares,” effective concurrently with the effective date of this Registration Statement.

(10)    Interest Payments on Borrowed Funds are based on estimates for the current fiscal year.

(11)    Other Expenses are based on estimates for the current fiscal year.

The purpose of the Summary of Expenses Table is to assist prospective investors in understanding the various fees and expenses that they will bear, directly and indirectly, if they buy and hold shares of the Fund. More information about management fees, fee waivers and other expenses is available in “Management of the Fund” starting on page 46 of this Prospectus.

The following example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds. The example assumes an investment of $1,000 in the Fund for the time periods indicated, that all distributions are reinvested at net asset value and that the percentage amounts listed under Annual Expenses remain the same in the years shown. The example reflects the fee waiver/expense reimbursement arrangement through the date of its scheduled termination. The assumption in the hypothetical example of a 5% annual return is required by regulation of the SEC applicable to all registered investment companies. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of Shares.

Example	1 Year	3 Years	5 Years	10 Years
Class W	$25	$95	$183	$411
Class I	$23	$89	$175	$397
Founders Shares	$21	$85	$169	$388

The purpose of the above table is to help a holder of shares understand the fees and expenses that such holder would bear directly or indirectly. The example should not be considered a representation of actual future expenses. Actual expenses may be higher or lower than those shown.

FINANCIAL HIGHLIGHTS

The following financial highlights table is intended to help a prospective investor understand the Fund’s financial performance for the period shown. The table below reflects the financial results for a single share of Founders Shares (previously, Class I Shares) outstanding throughout each period presented. This information has been derived from the Fund’s financial statements. The information for the fiscal period ended December 31, 2021, has been audited by CohnReznick LLP, the Fund’s independent registered public accounting firm. The Fund’s annual report and semi-annual report are available from the Fund upon request without charge by calling 888-267-1456 or online at www.freif.com.

Founders Shares (formerly Class I Shares)

	Six Months Ended June 30, 2022	Period Ended December 31, 2021(a)
	(Unaudited)
Net Asset Value, Beginning of Period	$9.84	$10.00
From Operations:
Net Investment Income(b)	0.29	0.27
Net Realized and Unrealized Gain (Loss) on Investments	(0.44)	0.10
Total From Operations	(0.15)	0.37

Less Distributions:
Net Investment Income	(0.29)	(0.40)
Net Realized Gains	—	(0.13)
Total Distributions	(0.29)	(0.53)

Net Asset Value, End of Period	$9.40	$9.84

Total Return(c)(e)	(1.49)%	3.70%

Ratios/Supplemental Data
Net assets, end of period (in 000’s)	$57,589	$57,679
Including interest expenses:
Ratio of gross expenses to average net assets(d)	4.04%	4.18%
Ratio of net expenses to average net assets(d)	2.72%	2.55%
Ratio of net investment income to average net assets(d)	6.08%	3.94%
Excluding interest expenses:
Ratio of gross expenses to average net assets(d)	3.57%	3.88%
Ratio of net expenses to average net assets(d)	2.25%	2.25%
Ratio of net investment income to average net assets(d)	6.55%	4.24%
Portfolio turnover rate(e)	16%	49%

____________

(a)      Fund commenced operations April 16, 2021.

(b)      Per share amounts are calculated using the annual average shares method, which more appropriately presents the per share data for the period.

(c)      Total returns are historical in nature and assume changes in share price, reinvestment of dividends and capital gains distributions, if any, and excludes the effect of sales charges. Had the Adviser not waived expenses, total returns would have been lower.

(d)      Annualized.

(e)      Not annualized.

The table below contains information related to senior securities, including reverse repurchase agreements, of the Fund for the periods set forth below.

Senior Securities
	For the Six Months Ended June 30, 2022	For the Year Ended December 31, 2021
Reverse Repurchase Agreements	—	—
Payable for securities sold under agreements to repurchase (000’s)	$15,077	$14,127
Asset coverage end of period per $1,000 of payable for securities sold under agreements to repurchase	$4,820	$5,083

THE FUND

The Fund was organized as a Delaware statutory trust on April 5, 2021. The Fund is registered under the Investment Company Act as a closed-end management investment company and operates as an interval fund in accordance with Rule 23c-3 under the Investment Company Act. As a non-diversified company, the Fund may invest a greater portion of its assets in a more limited number of issuers than a diversified fund. The Fund has elected to be taxed as a REIT for U.S. federal income tax purposes under the Code.

The Fund intends to offer three separate classes of shares designated as Class W Shares, Class I Shares and Founders Shares. Each Class of Shares is subject to different fees and expenses. The Fund may offer additional Classes of Shares in the future. The Fund has applied for an exemptive order from the SEC with respect to the Fund’s multi-class structure. Founders Shares will be the only class offered for purchase until the Fund has received an exemptive order permitting the multi-class structure. There is no assurance that the Fund will be granted such exemptive order.

Before the Fund began the Private Offering, the Predecessor Fund reorganized with and transferred all its portfolio securities into the Fund and the Predecessor Fund ceased operations. The Predecessor Fund maintained an investment objective, strategies and investment policies, and guidelines that were, in all material respects, equivalent to those of the Fund. The Fund has the same investment adviser and portfolio managers as the Predecessor Fund. The Predecessor Fund was a private fund not subject to registration under the Investment Company Act in reliance on Section 3(c)(7) of the Investment Company Act.

USE OF PROCEEDS

The net proceeds of the continuous offering of shares will be invested in accordance with the Fund’s investment objective, strategies, and policies (as stated below). The Fund will pay offering expenses incurred with respect to its continuous offering. Pending investment of its assets in accordance with its investment strategies, the Fund will invest in money market funds and other liquid investments. Additionally, as described in more detail under “Quarterly Repurchase Offers,” the Fund must maintain liquid assets at least equal to the percentage of its Shares subject to a repurchase offer from the time the Fund distributes or publishes each repurchase offer notification until the Repurchase Pricing Date for that offer. Accordingly, the Fund will maintain a portion of the proceeds of the continuous offering in cash to satisfy its quarterly repurchase offers.

INVESTMENT OBJECTIVES, POLICIES, AND STRATEGIES

Investment Objectives

The Fund’s primary objectives are to maximize current income and to preserve investor capital, with a secondary focus on long-term capital appreciation. The Fund’s investment objective is non-fundamental and may be changed by the Board without shareholder approval. Shareholders will, however, receive at least 60 days’ prior notice of any change to the Fund’s investment objective. There can be no assurance the Fund will meet its investment objectives.

Market Opportunity

Commercial real estate related debt (“CRE Debt”) in the U.S. is a $4.8 trillion asset class as of December 31, 2021. In absolute dollars, it has experienced significant growth over the last several decades. As an investment, CRE Debt has historically exhibited low correlation with other major asset classes; in recent years, it has also often provided less volatility and excess spread relative to traditional fixed income classes.

By focusing on the investment strategies and types of investments discussed below, the Fund will offer investors access to the CRE Debt market. To do this, the Fund will take advantage of the extensive real estate investment experience and sourcing capabilities of the Adviser and Sub-Adviser, which will provide exposure to opportunities in both public and private markets. See “Management of the Fund” in this Prospectus.

Investment Strategies

The Fund concentrates its investments (i.e., invests more than 25% of its assets) in the real estate industry. Under normal circumstances, the Fund will invest at least 80% of its net assets (plus the amount of borrowings for investment purposes) in a portfolio of commercial real estate loans and other real estate related investments located in the United States. “Real estate related investments” include, but are not limited to, CMBS, CRE CLOs, preferred equity issued by REITs or companies that develop, own and operate commercial real estate assets, mezzanine loans backed by commercial real estate assets, and securities issued by publicly-traded REITs. To a lesser extent, the Fund may invest directly in commercial real estate (including the Workout Assets). The categories of commercial real estate underlying the Fund’s investments include, but are not limited to, multifamily, industrial, mixed use, hospitality, office and retail.

The Fund may invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are referred to as “high yield” securities and “junk bonds,” have speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be illiquid and difficult to value. There are no limits on the Fund’s investments in below investment grade securities or their equivalents.

The Fund’s 80% investment policy may be changed by the Board without shareholder approval. Shareholders will, however, receive at least 60 days’ prior notice of any change to the Fund’s 80% investment policy.

The Adviser’s goal is to take a nimble investment approach to real estate by investing in the preferred equity, mezzanine debt and senior debt (often referred to as the “capital stack”) of issuers in the real estate industry. The Adviser believes that its affiliation with FREG, a full-service private equity and real estate investment and development firm, and its relationship with the Sub-Adviser, an indirect wholly owned subsidiary of a global asset manager that invests primarily in the public markets, will enable the Adviser to take advantage of relative value opportunities in the real estate industry through all phases of a market cycle. The combined team will have unique access to investments that have high barriers to entry and the capacity to invest in niche real estate products across the real estate industry. Additionally, the Fund will have access to both traditional and bespoke credit opportunities because the Sub-Adviser’s large scale and long-standing global industry relationships will allow the Fund to participate in transactions that are not widely syndicated. The Fund will also benefit from FREG’s extensive experience as a commercial real estate operator and the Adviser’s “Owner’s Mentality” when underwriting investment opportunities.

Co-Investments.    Absent receipt of SEC exemptive relief, the Fund will not be permitted to co-invest with certain entities affiliated with or managed by the Adviser in transactions originated by the Adviser or its affiliates unless it invests in accordance with existing regulatory guidance and the allocation policies of the Adviser and its affiliates, as applicable. The Fund, the Adviser and certain other funds affiliated with the Adviser have filed an application for exemptive relief with the SEC to enable the Fund to engage in certain co-investment transactions with its affiliates. However, there can be no assurance that the Fund will obtain such exemptive relief. Until any such relief is granted, the Fund’s limited ability to co-invest with the Adviser and its affiliates only in accordance with existing regulatory guidance and applicable allocation policies may limit the Fund’s ability to execute its investment strategies.

Under the Adviser’s allocation of investment opportunities procedures, in the event of demand among the Adviser’s clients, including the Fund, exceeding the available allocation of investment opportunities, the Adviser will determine whether to reduce a client’s access to the investment opportunity based on the Adviser’s allocation policy and procedures then in effect. In such circumstances, until exemptive relief is granted, the Fund will only be permitted to invest in investment opportunities if all other clients of the Adviser with similar investment mandates have determined that the investment opportunity is not suitable for them and have determined not to express interest in the investment opportunity. If exemptive relief is granted, the Fund will be subject to the terms of the Adviser’s allocation of investment opportunities procedures like all other clients. Further, until exemptive relief is obtained, the Fund will be unable to participate in certain negotiated transactions with the Adviser and its affiliates, including funds or other investment ventures with similar investment strategies as the Fund. Even if the Fund does obtain such exemptive relief, the conditions imposed by the SEC in granting such relief may preclude the Fund from transactions in which it would otherwise be entitled to engage.

Leverage.    In pursuing the Fund’s investment objective, the Fund may seek to enhance returns through the use of leverage. The Fund primarily intends to enter into financing transactions using reverse repurchase agreements, but it may also enter into credit agreements and other loan transactions with financial institutions such as banks. Under the Investment Company Act, the Fund’s aggregate amount of indebtedness, regardless of the form it takes, is limited to up to 33⅓% of the Fund’s total assets (including the assets subject to, and obtained with the proceeds of, such indebtedness) immediately after entering into any type of financing transaction. Certain types of the Fund’s investments may also utilize property level debt financing (i.e., mortgages on properties that are non-recourse to the Fund except in extremely limited circumstances).

Leverage magnifies volatility and will decrease the Fund’s return if the Fund fails to earn as much on its investment purchased with borrowed funds as it pays for the use of those funds. The Fund’s leverage strategy may not work as planned or achieve its goal.

Non-Diversified Status.    Although the Fund is a “non-diversified” investment company within the meaning of the Investment Company Act, and as such may invest a greater portion of its assets in a more limited number of issuers than a diversified fund, the Fund will seek to achieve diversification by investing across real estate asset classes, property types, positions in the capital stack, and geographic locations. The real estate underlying the Fund’s investments will be located in the United States.

Types of Investments

The Fund expects that its real estate-related debt investments will be secured by or issued in connection with either core or non-core commercial real estate, within one or more to the following broad types of commercial real estate: (1) multifamily, (2) office, (3) retail, and (4) industrial properties.

Categories of Underlying Commercial Real Estate.    The two broad categories of underlying commercial real estate are discussed below.

Core.    Core real estate investments are (i) generally limited to well-located properties with significant occupancy rates and (ii) properties that generally utilize a modest amount of leverage (“Core Properties”). These Core Properties provide relatively lower and more stable returns, and are typically located in primary markets and in the main property types (office, retail, multifamily, industrial, and other alternative commercial real estate properties). Core Properties are stable, well-maintained, well-leased, and often “Class A” properties that have above-average rents.

Non-Core.    Non-core real estate investments generally present higher risk than Core Properties but with the possibility of higher returns (“Non-Core Properties”). A Non-Core Property typically involves one or more of the following: (i) a property with a greater leasing risk than a Core Property, (ii) a property with a loan-to-value ratio exceeding ratios customary for Core Properties, and (iii) a property that may be functionally or economically obsolete, require rehabilitation, or forward commitments as to construction or other capital needs. Non-Core Property investing is generally divided into “opportunistic” and “value-added” investing. “Opportunistic” investing typically presents the greatest risk and little or no expected income return, but with the perceived inherent property values that present the potential for a return higher than with Core Property or value-added investing. Opportunistic investing focuses on properties that need significant rehabilitation to realize their potential. These properties may be highly distressed properties, new development projects, or may have significant vacancies at the time of acquisition. In many cases, opportunistic investments are generating little to no current cash flow and include varying degrees of leverage. Much of the return on these investments will be generated on the back-end, in the form of future rental income or the sale or refinancing of the asset. “Value-added” investing typically entails less risk than opportunistic investing (though greater risk than Core Property investing), with limited expected income return and the perceived potential for a total return greater than Core Property investing but less than opportunistic investing. Value-added investing targets properties that unlike opportunistic investing may have in place existing cash flow, but may not be realizing their full cash flow potential due to management or operational problems, required physical improvements or capital constraints. These properties often require enhancement to upgrade them to higher quality properties. A value-added investor may seek to increase the cash flow over time by making improvements or fixing obsolescence or deficiencies to the asset that will allow it to command higher rents, increasing efforts to lease vacant space at the property to quality tenants, or improving the management of the property and thereby increasing customer satisfaction or lowering operating expenses where possible. Once the operator has successfully increased the net operating income at the property, they typically seek to sell the asset to capture the resulting appreciation in value.

Types of Underlying Commercial Real Estate Properties

Although the Fund is not limited in the types of real estate in which it may invest, the Fund expects that it will invest, directly or indirectly, in the four broad types of commercial real estate properties, plus other types of alternative commercial real estate that are not included in the four broad types of commercial real estate properties, all of which can be either Core Properties or Non-Core Properties:

Multifamily.    Multifamily properties are generally defined as having five or more dwelling units that are part of a single complex and offered for rental use as opposed to detached single-family residential properties. There are three main types of multifamily properties: garden-style (mostly one-story apartments); low-rise; and high-rise. Apartments generally have the lowest vacancy rates of any property type, with the better performing properties typically located in urban markets or locations with strong employment and demographic dynamics.

Office.    Office properties are generally categorized based upon location and quality. Buildings may be located in Central Business Districts or suburbs. Buildings are also classified by general quality and size, ranging from Class A properties which are generally large-scale buildings of the highest-quality to Class C buildings which are below investment grade.

Retail.    The retail sector is comprised of five main formats: neighborhood retail, community centers, regional centers, super-regional centers and single-tenant stores. Location, convenience, accessibility and tenant mix are generally considered to be among the key criteria for successful retail investments. Retail leases tend to range from three to five years for small tenants and 10 to 15 years for large anchor tenants. Leases, particularly for anchor tenants, may include a base payment plus a percentage of retail sales. Income and population density are generally considered to be key drivers of local retail demand.

Industrial.    Industrial properties are generally categorized as warehouse/distribution centers, research and development facilities, flex space or manufacturing. The performance of industrial properties is typically dependent on the proximity to economic centers and the movement of trade and goods. In addition, industrial properties typically utilize a triple-net lease structure pursuant to which the tenant is generally responsible for property operating expenses in addition to base rent which can help mitigate the risks associated with rising expenses.

Other Real Estate Investments.    In addition to office, retail, multifamily, and industrial commercial real estate (“CRE”) properties, the Fund may also acquire other alternative types of CRE properties, including but not limited to student housing, data centers, self-storage, wireless towers, truck terminals, single family rentals, manufactured housing, hospitality, and medical and healthcare facilities, including hospitals, medical office buildings, senior housing, skilled nursing facilities, assisted living facilities, and research facilities.

Real Estate-Related Debt Investments

The Fund expects that it will invest in real estate-related debt investments by engaging in any of the following transactions: purchasing or participating in CRE Debt investments, purchasing loans from third-party sellers, or investing in or purchasing securities through a real estate investment vehicle. The experience of the Adviser and its affiliates will provide the Fund flexibility in a variety of market conditions. Under the terms of the Investment Management Agreement between the Fund and the Adviser, the Fund is responsible for certain real estate transaction related expenses, including expenses incurred in connection with borrowings or the acquisition, holding, and disposition of real estate investments. Accordingly, to the extent expenses associated with originating or servicing such loans are not borne by the borrower, the Fund will be responsible for such expenses.

The Fund may also seek to take advantage of market dislocations by opportunistically purchasing discounted loans and securities in the secondary market and making direct real estate investments (“Direct Real Estate Investments”).

The Fund expects that the real estate-related debt investments will generally consist of the following types of commercial real estate debt:

First Mortgage Loans.    First mortgage loans are loans that have the highest priority to claims on the collateral securing the loans in foreclosure. First mortgage loans generally provide for a higher recovery rate and lower defaults than other debt positions due to the lender’s favorable control features which at times may mean control of the entire capital structure.

Subordinate Mortgage Loans.    Subordinate mortgage loans are loans that have a lower priority to collateral claims. Investors in subordinate mortgages are compensated for the increased risk from a pricing perspective as compared to first mortgage loans but still benefit from a direct lien on the related property or a security interest in the entity that owns the real estate. Investors typically receive principal and interest payments at the same time as senior debt unless a default occurs, in which case these payments are made only after any senior debt is repaid in full. Rights of holders of subordinate mortgages are usually governed by participation and other agreements.

Mezzanine Loans.    Mezzanine loans are a type of subordinate loan in which the loan is secured by one or more direct or indirect ownership interests in an entity that directly or indirectly owns real estate. Investors in mezzanine loans are compensated for the increased credit risk from a pricing perspective and still benefit from the right to foreclose on its security, in many instances more efficiently than first mortgage loans. Upon a default by the borrower under a mezzanine loan, the mezzanine lender generally can take control of the property-owning entity on an expedited basis, subject to the rights of the holders of debt senior in priority on the property. Rights of holders of mezzanine loans are usually governed by intercreditor or interlender agreements.

Participations in Loans.    For certain select real estate-related loans, including investments in first mortgage loans, subordinate mortgage loans, mezzanine loans, and other commercial real estate related loans, the Fund may enter into participation agreements or intercreditor agreements, potentially in a subordinate position to other participants in a syndicated lending structure.

CMBS

CMBS are commercial mortgages pooled in a trust that are principally secured by real property or interests. Accordingly, these securities are subject to all of the risks of the underlying loans. CMBS are structured with credit enhancement, as dictated by the major rating agencies and their proprietary rating methodologies, to protect against potential cash flow delays and shortfalls. This credit enhancement usually takes the form of allocation of loan losses to investors in reverse sequential order of priority (equity to AAA classes), whereas interest distributions and loan prepayments are usually applied sequentially in order of priority (AAA classes to equity).

The typical commercial mortgage is a five or ten-year loan, with a 30-year amortization schedule and a balloon principal payment due on the maturity date. Most fixed-rate commercial loans have strong prepayment protection and require prepayment penalty fees or defeasance. The loans are often structured in this manner to maintain the collateral pool’s cash flow or to compensate the investors for foregone interest collections.

Mortgage-backed securities may include multiple types of securities, including collateralized mortgage obligations (“CMOs”) and real estate mortgage investment conduit (“REMIC”) pass-through or participation certificates. A REMIC is a CMO that qualifies for special tax treatment and invests in certain mortgages principally secured by interests in real property and other permitted investments. CMOs provide an investor with a specified interest in the cash flow from a pool of underlying mortgages or of other mortgage-backed securities. CMOs are issued in multiple classes each with a specified fixed or floating interest rate and a final scheduled distribution rate. In many cases, payments of principal are applied to the CMO classes in the order of their respective stated maturities, so that no principal payments will be made on a CMO class until all other classes having an earlier stated maturity date are paid in full.

The Fund may also purchase risk-retention bonds off of single asset/single borrower CMBS securitizations. These bonds are typically horizontal pari passu interests in the most subordinate tranches of CMBS transactions. Based on regulatory requirements, these risk-retention bonds must be held for a minimum of five years and cannot be leveraged. In addition, transfer requirements restrict the ability to sell these investments after the minimum five-year hold period to only approved transferees under federal risk-retention rules.

Preferred Equity

The Fund may purchase preferred equity securities issued by entities that own real estate or real estate-related investments, including private REITs or publicly-traded REITs. Preferred equity interests are generally senior with respect to the payments of dividends and other distributions, redemption rights and rights upon liquidation to such entity’s common equity. Investors in preferred equity are typically compensated for their increased credit risk from a pricing perspective with fixed payments but may also participate in capital appreciation. Upon a default by a general partner of a preferred equity issuer, there typically is a change of control event and the limited partner assumes control of the entity. Rights of holders of preferred equity are usually governed by partnership agreements.

Potential Investment Structures

As noted above, the Fund may gain exposure to CRE Debt Investments and Direct Real Estate Investments both directly and indirectly through three types of potential investment structures, as set forth below. The Fund does not currently intend to create or acquire any entities that primarily engage in investment activities in securities or other assets and that are “primarily controlled” by the Fund, other than Wholly Owned Entities.

•        Wholly owned subsidiaries of the Fund (“Wholly-Owned Entities”).    The Fund may invest in CRE Debt Investments and Direct Real Estate Investments through one or more Wholly Owned Entities. Direct Real Estate Investments owned through Wholly Owned Entities may include fee simple (i.e., an absolute title to the underlying real estate free of any other claims), leasehold ownership, or a partnership interest in the underlying real estate. Unlike investments through Co-Investment Entities or Joint Venture Entities (both as defined below), the Fund will maintain complete ownership of any underlying Direct Real Estate Investments or CRE Debt Investment held by a Wholly Owned Entity and as a result, the Fund will bear all risks associated with the underlying Direct Real Estate Investments or CRE Debt Investment. The Fund will, however, have greater flexibility as to disposition or restructuring of a CRE Debt Investment or the renovation, redevelopment, repositioning, or disposition of an underlying Direct Real Estate Investments held by the Wholly Owned Entity because the Fund will be in a position to exercise sole decision-making authority with respect to such underlying Direct Real Estate Investments or CRE Debt Investment. Further, investments in real estate made through a Wholly Owned Entity will not be subject to the risk of bankruptcy of a third party or failure of such third party to fund any required capital contributions, or the risk of disputes between the Fund and its joint venture partners that could result in litigation or arbitration that would increase the Fund’s expenses.

•        Entities in which the Fund co-invests alongside affiliates of the fund or unaffiliated third-party investors (“Co-Investment Entities”).    Instead of acquiring full ownership of Direct Real Estate Investments or CRE Debt Investments through a Wholly Owned Entity, the Fund may acquire partial interests through entities in which the Fund co-invests with affiliates of the Adviser or unaffiliated third parties. The Fund’s ownership percentage in a Co-Investment Entity will generally be pro rata to the amount of money the Fund applies to the total commitment amount for any underlying CRE Debt Investments or purchase price (including financing, if applicable) and the acquisition, construction, development, or renovation expenses, if any, of an underlying Direct Real Estate Investments, as applicable, owned by the Co-Investment Entity. The Fund’s investments in real estate through the securities of a Co-Investment Entity including the Fund’s affiliates is subject to the requirements of the Investment Company Act and receipt of an exemptive order from the SEC allowing the Fund to co-invest with certain of its affiliates. Any such exemptive order from the SEC with respect to co-investments will impose extensive conditions on the terms of any co-investment made by an affiliate of the Fund. There can be no assurance that the Fund will obtain such relief. See “Risk Factors — Other Regulatory Risks — Restrictions on Transactions with Affiliates.” Certain unaffiliated third parties may also invest in the Co-Investment Entity on terms that may vary from those of the Fund or its affiliates. The Fund expects that any unaffiliated third parties that will invest alongside the Fund in a Co-Investment Entity will generally be institutional investors such as public pension funds, corporate pension funds and qualified trusts forming part of an endowment or charitable foundation. Co-investments made by the Fund may result in certain conflicts of interest. See “Conflicts of Interest.”

•        Entities in which the Fund co-invests solely alongside unaffiliated third parties and over which the Fund exerts some control (“Joint Venture Entities”).    The Fund may enter into Joint Ventures Entities with third parties, including partnerships, co-tenancies and other co-ownership arrangements or participations with mortgage or investment banks, financial institutions, real estate developers, owners, or other non-affiliated third parties for the purpose of owning or operating Direct Real Estate Investments or CRE Debt Investments through Joint Venture Entities. In such event, the Fund would not be in a position to exercise sole decision-making authority regarding any underlying Direct Real Estate Investments or CRE Debt Investments held by the Joint Venture Entity, and as a result the Fund may also be subject to the potential risk of impasses on decisions, such as a sale, because neither it nor its joint venture partners would have full control over the investments held by the Joint Venture Entity. See “Risk Factors — Risks Related to Direct Investments in Real Estate — Partial Ownership Interests” and “— Reliance on Third-Party Managers or Joint Venture Partners.” Unlike investments in Wholly Owned Entities, investments in Joint Venture Entities may, under certain circumstances, involve risks related to the involvement of a third party, including the possibility that the Fund’s joint venture partners might become bankrupt or fail to fund their required capital contributions. As with a Co-Investment Entity, the Fund expects that the other unaffiliated third-party joint venture partners that will invest alongside the Fund in a Joint Venture Entity will generally be institutional investors such as public pension funds, corporate pension funds and qualified trusts forming part of an endowment or charitable foundation.

When considering entering into a joint venture, the Adviser and the Fund’s management will consider all facts they feel are relevant including, but not limited to, the nature and attributes of the other members of a potential Joint Venture Entity, the proposed structure of a Joint Venture Entity, the nature of the operations, liabilities and assets a Joint Venture Entity may conduct or own, and the proportion of the size of the Fund’s interest when compared to the interests owned by other members of a Joint Venture Entity.

If and to the extent the Fund establishes a subsidiary, such subsidiary will comply with the provisions of the Investment Company Act governing investment policies, capital structure, and leverage on an aggregate basis with the Fund. Moreover, if in the future the Fund sets up a subsidiary that has an investment adviser, such investment adviser will comply with the provisions of the Investment Company Act relating to investment advisory contracts as if it were an investment adviser to the Fund, and such subsidiary will comply with the affiliated transaction and custody provisions of the Investment Company Act.

The Fund does not currently intend to invest in any entities that primarily engage in investment activities in securities or other assets and that are primarily controlled by the Fund. Notwithstanding the foregoing, the Fund may conduct certain activities or invest in assets through one or more wholly owned taxable REIT subsidiaries (“TRS”). A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with such REIT to be treated as a TRS. Other than some activities relating to management of hotel and health care properties, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. In general, the Fund may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless the Fund and such corporation make a joint election to treat it as a TRS. No more than 20% of the value of the Fund’s total assets may consist of stock or securities of one or more TRSs. See “Risks Associated with Taxable REIT Subsidiaries.”

Investment Selection

The Fund’s investment process will consist of participation and input from both the Adviser and the Sub-Adviser. The basic components to the process, defined in more detail below, are sourcing of potential investments, bi-weekly meetings of the Fund’s investment committee (the “Investment Committee”) to discuss current investment pipeline, presentation and approval of investments for the Fund, surveillance meetings to review existing Fund investments, and workout meetings, to the extent needed, on any Fund investments in various stages of distress or foreclosure.

Sourcing of Investments

The Adviser sources potential investment opportunities by focusing on niche opportunities to securitizations with high barriers to entry. The Fund will have access to both traditional and bespoke credit and other real estate investment opportunities from long standing global industry relationships.

Investment Approval Process

On no less than a bi-weekly basis, the Investment Committee meets to review the Fund’s current investment opportunity pipeline. After the Investment Committee’s initial approval to move forward with an investment opportunity, the Investment Committee will receive a full presentation of the investment including both a written proposal and an oral presentation. The presentation will include, but will not be limited to, a review of each of the underlying real estate assets and associated financing, a scenario analysis showing potential outcomes across a variety of market and sub-market stresses, a structural analysis showing the various impact on both the asset and bond capital structure of these stress scenarios, a review of comparable investments and commensurate pricing levels, and, if appropriate, a cost estimate associated with a workout in the event the Fund may need to exercise rights and remedies in a downside scenario (a “Workout”).

An investment will proceed only if at least a majority of the Investment Committee, including the Fund’s portfolio manager, provide their approval.

Surveillance of Investments

On at least a monthly basis, the Investment Committee will meet to discuss the performance of all current investments in the Fund. Performance metrics reviewed include, but are not limited to, debt service coverage levels, upcoming lease rollover, relevant market data associated with underlying real estate collateral, and any other such data associated with investment performance that is deemed pertinent. Any potential issues with any of the Fund’s investments will be highlighted and placed on a list of closely monitored investments (a “Watchlist”). Any Watchlist items shall be further scrutinized to determine if there is potential for a delinquency or default event. If it is deemed that a delinquency or default event is probable, the Adviser will begin dual tracking the investment for both performance as expected and a potential move to a Workout.

Workout Procedure

In the event an asset moves into Workout, the Adviser’s workout team (the “Workout Team”) will work with all related parties, including the borrower and senior lender, to determine a plan of action. The Workout Team includes personnel from both the Adviser and FREG, all of whom have extensive experience underwriting direct real estate. In the event of a Workout scenario, the Adviser will retain the appropriate counsel to handle all legal matters related to a restructuring. Additionally, the asset will be underwritten as a new acquisition to determine the appropriate strategy for ownership, capital needs and long term positioning. The Workout Team would also analyze debt scenarios, payroll and exit scenarios, and the appropriate structure to ensure that the Fund maintains its tax qualification as a REIT.

Other Information Regarding Investment Strategy

The Fund may, from time to time, take defensive positions that are inconsistent with the Fund’s principal investment strategy in attempting to respond to adverse market, economic, political or other conditions. During such times, the Fund may invest up to 100% of its assets in cash or cash equivalents, including money market instruments, prime commercial paper, repurchase agreements, Treasury bills and other short-term obligations of the U.S. Government, its agencies or instrumentalities. In these circumstances, the Fund may not achieve its investment objectives. The

Adviser may invest the Fund’s cash balances in any investments it deems appropriate. The Adviser expects that such investments will be made, without limitation and as permitted under the Investment Company Act, in money market funds, repurchase agreements, U.S. Treasury and U.S. agency securities, municipal bonds and bank accounts. Any income earned from such investments is ordinarily reinvested by the Fund in accordance with its investment program.

The frequency and amount of portfolio purchases and sales (known as the “portfolio turnover rate”) will vary from year to year. It is anticipated that the Fund’s portfolio turnover rate will ordinarily be between 15% and 50%. The portfolio turnover rate is not expected to exceed 100%, but may vary greatly from year to year and will not be a limiting factor when the Adviser deems portfolio changes appropriate. Higher rates of portfolio turnover would likely result in higher brokerage commissions and may generate short-term capital gains taxable as ordinary income. If securities are not held for the anticipated holding periods, dividends paid on them may not qualify for advantageous federal tax rates. There is no assurance what portion, if any, of the Fund’s investments will qualify for the reduced U.S. federal income tax rates applicable to qualified dividends under the Code. As a result, there can be no assurance as to what portion of the Fund’s distributions will be designated as qualified dividend income. See “U.S. Federal Income Tax Considerations.”

RISK FACTORS

Investing in the Fund involves risks, including the risk that an investor may receive little or no return on their investment or that an investor may lose part or all of such investment. An investment in the Fund is not intended to be a complete investment program and, due to the uncertainty inherent in all investments, there can be no assurance that the Fund will achieve its investment objectives. Your securities at any point in time may be worth less than you invested, even after taking into account the reinvestment of Fund dividends or distributions, as applicable. You should consider carefully the following principal risks before investing in the Fund.

General Risks of Investing in the Fund

Fluctuations in Fund NAV

The Fund’s NAV may be significantly affected by numerous factors, including the risks described in this Prospectus, many of which are outside of the Fund’s control. There is no guarantee that the Fund’s NAV will not decrease and it may fluctuate significantly.

Investment and Market Risk

The market price of securities owned by the Fund may go up or down, sometimes rapidly or unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions that are not specifically related to a particular company, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, adverse changes to credit markets or adverse investor sentiment generally. The value of a security may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. During a general downturn in the securities markets, multiple asset classes may decline in value simultaneously. Equity securities generally have greater price volatility than fixed income securities. Credit ratings downgrades may also negatively affect securities held by the Fund. Even when markets perform well, there is no assurance that the investments held by the Fund will increase in value along with the broader market.

The success of the Fund’s investment activities will be affected by these general economic and market conditions. Additionally, environmental and public health risks, such as natural disasters or pandemics/epidemics, or widespread fear that such events may occur, may impact markets adversely and cause market volatility in both the short- and long-term. The U.S. stock and credit markets have experienced price volatility, dislocations and liquidity disruptions in the past. Any future disruptions in the capital and credit markets will adversely affect the Fund’s ability to identify suitable investments, obtain financing and exit investments at the desired times and on terms favorable to the Fund, which in turn may adversely affect the Fund’s financial condition, results of operations, cash flow and ability to make distributions to shareholders.

Market risk also includes the risk that geopolitical events will disrupt the economy on a national or global level. Russia’s military invasion of Ukraine in February 2022, the resulting responses by the United States and other countries, and the potential for wider conflict could increase volatility and uncertainty in the financial markets and adversely affect regional and global economies. The United States and other countries have imposed broad-ranging economic sanctions on Russia and certain Russian individuals, banking entities and corporations as a response to its invasion of Ukraine. The extent and duration of Russia’s military actions and the repercussions of such actions (including any retaliatory actions or countermeasures that may be taken by those subject to sanctions) are impossible to predict, but could result in significant market disruptions, including in the oil and natural gas markets, and may negatively affect global supply chains, inflation and global growth. These and any related events could significantly impact the Fund’s performance and the value of an investment in the Fund, even though the Fund will not have any direct exposure to Russian issuers or issuers in other countries affected by the invasion.

The Fund does not know how long the U.S. economy, financial markets and real estate markets and operations may be affected by these events and cannot predict the effects of these events or similar events in the future on the U.S. economy, financial markets and real estate markets and operations. Those events also could have an acute effect on individual issuers or tenants or related groups of issuers or tenants. These risks also could adversely affect individual properties and investments, interest rates, secondary trading, risk of tenant defaults, decreased occupancy at our properties, credit risk, inflation, deflation and other factors that could adversely affect the Fund’s investments, net investment income and the net asset value of the Shares.

Closed-End Interval Fund Risk

The Fund is a non-diversified, closed-end management investment company operating as an “interval fund” and designed primarily for long-term investors. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) because investors in a closed-end fund do not have the right to redeem their shares on a daily basis. Unlike most closed-end funds, which typically list their shares on a securities exchange, the Fund does not currently intend to list the Shares for trading on any securities exchange, and the Fund does not expect any secondary market to develop for the Shares in the foreseeable future. Therefore, an investment in the Fund, unlike an investment in a typical closed-end fund, is not a liquid investment.

Repurchase Offers Risk

Although the Fund, as a fundamental policy, will make quarterly offers to repurchase at least 5% and up to 25% of its outstanding Shares at NAV, the number of Shares tendered in connection with a repurchase offer may exceed the number of Shares the Fund has offered to repurchase, in which case not all of your Shares tendered in that offer will be repurchased. In connection with any given repurchase offer, it is likely that the Fund will offer to repurchase only the minimum amount of 5% of its outstanding Shares. Accordingly, you may not be able to sell your Shares when or in the amount that you desire. Additionally, if a repurchase offer is oversubscribed, Shareholders may be unable to liquidate the full amount of Shares tendered during a particular repurchase offer (see “Quarterly Repurchase Offers”).

The Fund believes that these repurchase offers are generally beneficial to Shareholders, and repurchases generally will be funded from available cash or sales of portfolio securities. However, repurchase offers and the need to fund repurchase obligations may affect the ability of the Fund to be fully invested or force the Fund to maintain a higher percentage of its assets in liquid investments, which may harm the Fund’s investment performance. Moreover, diminution in the size of the Fund through repurchases may result in untimely sales of portfolio securities (with associated imputed transaction costs, which may be significant), and may limit the ability of the Fund to participate in new investment opportunities or to achieve its investment objective.

If proceeds of the Offering are used to meet repurchase obligations, it may constitute a return of capital, resulting in tax consequences to the Shareholders (see “U.S. Federal Income Tax Considerations” below). Any use of capital to meet repurchase obligations will be distributed after payment of Fund fees and expenses. If the Fund sells investments in order to fund repurchase requests, the repurchase of Shares will be a taxable event for Shareholders, potentially even to those shareholders that do not participate in the repurchase. For a discussion of these tax consequences, see “U.S. Federal Income Tax Considerations” below and in the SAI. If, as expected, the Fund employs investment leverage, repurchases of Shares would compound the adverse effects of leverage in a declining market. In addition, if the Fund borrows to finance repurchases, interest on that borrowing will negatively affect Shareholders who do not tender their Shares by increasing the Fund’s expenses and reducing any net investment income. Under certain circumstances, consistent with the requirements of the Fund’s Declaration of Trust and By-Laws and the provisions of the Investment Company Act and the rules thereunder including Rule 23c-3, the Fund may repurchase or redeem at NAV the Shares of a Shareholder, or any person acquiring Shares from or through a Shareholder, without consent or other action by the Shareholder or other person. Please see “Quarterly Repurchase Offers — Involuntary Repurchases” in this Prospectus and “Repurchases and Transfers of Shares — Involuntary Repurchases” in the SAI for additional information.

Liquidity Risk

To the extent consistent with the applicable liquidity requirements for interval funds, the Fund may invest without limit in illiquid investments. Liquidity risk exists when particular investments are difficult to purchase or sell at the time that the Fund would like or at the price that the Fund believes such investments are currently worth. Many of the Fund’s investments may be illiquid. The term “illiquid investments” for this purpose means any investment that the Fund reasonably expects cannot be sold or disposed of in current market conditions in seven calendar days or less without the sale or disposition significantly changing the market value of the investment. Illiquid investments may become harder to value, especially in changing markets. The Fund’s investments in illiquid investments may reduce the returns of the Fund because it may be unable to sell the illiquid investments at an advantageous time or price or possibly require the Fund to dispose of other investments at unfavorable times or prices in order to satisfy its obligations, which could prevent the Fund from taking advantage of other investment opportunities. Additionally, the market for certain investments may become illiquid under adverse market or economic conditions independent of any specific adverse changes in the conditions of a particular issuer. The risks associated with illiquid instruments may be particularly acute in situations in which the Fund’s operations require cash (such as in connection with repurchase offers) and could result in the Fund borrowing to meet its short-term needs or incurring losses on the sale of illiquid instruments.

Competition Risk

Identifying, completing and realizing attractive portfolio investments is competitive and involves a high degree of uncertainty. The Fund’s profitability depends, in large part, on its ability to acquire target assets at attractive prices. In acquiring its target assets, the Fund will compete with a variety of institutional investors, including specialty finance companies, public and private funds, REITs, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Desirable investments in the Fund’s target assets may be limited in the future and the Fund may not be able to take advantage of attractive investment opportunities from time to time. The Fund cannot assure you that the competitive pressures it faces will not have a material adverse effect on its business, financial condition and results of operations or the Fund’s ability to locate, consummate and exit investments that satisfy its investment objectives.

Management Risk and Reliance on Key Personnel

The Fund is subject to management risk because it is an actively managed investment portfolio. There can be no guarantee that the investment decisions made by the Adviser will produce the desired performance results. Regulatory restrictions, actual or potential conflicts of interest or other considerations may cause the Adviser to restrict or prohibit participation in certain investments, or may affect the investment techniques available to the Adviser or the Sub-Adviser in connection with managing the Fund. In such circumstances, the Fund may purchase other securities or instruments as substitutes, which may not perform as intended and could adversely affect the ability of the Fund to achieve its investment objectives.

In making its investment decisions and conducting due diligence, the Adviser or the Sub-Adviser, as applicable, will exercise its professional judgment in evaluating important and complex business, financial, tax, accounting and legal issues and will rely on the third-party resources reasonably available to it. Such resources, may not be sufficient, accurate, complete or reliable, and the Adviser’s or Sub-Adviser’s due diligence may not reveal or identify all matters that could have a material effect on the value of an investment. Moreover, even if due diligence reveals certain factors that prove to have a material effect on the value of an investment, there is no guarantee that the Adviser or the Sub-Adviser, as applicable, will accurately predict at the time of considering an investment that such factors will ultimately prove to have such a material effect.

There can be no assurance that the key personnel at the Adviser or the Sub-Adviser will be retained. The ability to retain such personnel or to attract suitable replacements should any such persons leave is dependent on the competitive nature of the employment market. The loss of the services of one or more of the Adviser’s or Sub-Adviser’s key employees could have an adverse impact on the Fund’s ability to realize its investment objectives.

Limited Operating History

The Fund has a limited operating history and, with respect to operations as an interval fund, no performance history, that Shareholders can use to evaluate the Fund’s investment performance. The Investment Company Act and the Code impose numerous constraints on the operations of registered management investment companies and REITs that do not apply to the other types of investment vehicles. As a result, an investment in the Shares may entail more risk than the shares of a comparable company with a substantial operating history.

Below Investment Grade (High Yield or Junk) Securities Risk

There is no limit on the Fund’s ability to invest in below investment grade securities. Below investment grade securities may be particularly susceptible to economic downturns and are inherently speculative. It is likely that any such economic downturn could adversely affect the ability of the issuers of such securities to repay principal and pay interest thereon and increase the incidence of default for such securities.

Lower grade securities, though high yielding, are characterized by high risk. They may be subject to certain risks with respect to the issuing entity and to greater market fluctuations than certain lower yielding, higher rated securities. The retail secondary market for lower grade securities may be less liquid than that for higher rated securities. Adverse conditions could make it difficult at times to sell certain securities or could result in lower prices than those used in calculating the Fund’s NAV. Because of the substantial risks associated with investments in lower grade securities, you could lose money on your investment, both in the short-term and the long-term.

Cybersecurity Risks

The Adviser and the Fund depend heavily upon computer systems to perform necessary business functions. Despite the implementation of a variety of security measures, their computer systems could be subject to cyber-attacks and unauthorized access, such as physical and electronic break-ins or unauthorized tampering. Like other companies, the Adviser and the Fund may experience threats to their data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary and other information processed and stored in, and transmitted through, the Adviser’s or the Fund’s computer systems and networks, or otherwise cause interruptions or malfunctions in the Adviser’s or the Fund’s operations, which could result in damage to the Adviser’s or the Fund’s reputation, financial losses, litigation, increased costs, regulatory penalties and/or customer dissatisfaction or loss.

Concentration Risk

The Fund’s investments in real estate debt are expected to be secured by commercial real estate assets. The Fund’s concentration in the commercial real estate industry may increase the volatility of the Fund’s returns and may also expose the Fund to the risk of economic downturns in this industry to a greater extent than if its portfolio also included investments in other industries. While this portfolio concentration may enhance total returns to the Shareholders, if any large position sustains a material loss, the returns to the Fund, and thus to Shareholders, will be lower than if the Fund had invested in a more diversified portfolio.

Further, there is no limit regarding the amount of Fund assets that may be invested in commercial real estate in any single geographic area within the United States. To the extent the Fund concentrates its investments in a limited number of commercial real estate assets or geographic areas, the Fund will be subject to certain risks relating to concentrated investments. The Fund’s revenue from, and the value of, its commercial real estate assets located in any single concentrated region may be affected disproportionately by a number of factors, including local commercial real estate conditions (such as oversupply of or reduced demand for such properties) and the local economic climate. Business layoffs, downsizing, industry slowdowns, changing demographics, and other factors may adversely impact the local economic climate. A downturn in either the local economy or in general real estate conditions for any market in which the Fund’s investments are concentrated could adversely affect the Fund’s financial condition, results of operations, cash flow and ability to make distributions to shareholders.

Valuation Risks

The price the Fund pays for its private commercial real estate investments will be based on the Adviser’s projections of market demand, occupancy levels, rental income, the costs of any development, redevelopment or renovation of a property, borrower expertise and other factors. If any of such projections are inaccurate or it ascribes a higher value to assets and their value subsequently drops or fails to rise because of market factors, returns on the Fund’s investment may be lower than expected and could experience losses.

For the purposes of calculating the Fund’s NAV, private commercial real estate investments will initially be valued at cost, which the Fund expects to represent fair value at that time. Thereafter, valuations of properties will be derived from an independent third-party service provider.

Within the parameters of the valuation policies adopted by the Valuation Designee and approved by the Board, the valuation methodologies used to value the Fund’s private commercial real estate investments will involve subjective judgments and projections that may not materialize. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not materialize. Valuations of the Fund’s private CRE Debt investments will be only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond the Fund’s or the Adviser’s control. Valuations of the Fund’s private CRE Debt investments by an independent third-party service provider are generally conducted annually. In the interim between third-party evaluations, the Adviser’s Valuation Committee shall value each such investment on a monthly basis as set forth in the valuation procedures adopted by Adviser and approved by the Board (see “Determination of Net Asset Value”). It may be difficult for the Valuation Designee to quantify the impact of financial conditions and other factors relevant to the valuation of such and asset, and the information necessary to make a full assessment of the asset’s fair value may not be immediately available, which may require the Valuation Designee to make an assessment of fair value with incomplete information.

The Fund’s Board has designated the Adviser as the Fund’s Valuation Designee pursuant to Rule 2a-5 under the Investment Company Act. However, Adviser’s participation in the Fund’s valuation process could result in a conflict of interest, since the fee payable to the Adviser is based on the Fund’s average daily net assets. A material change in a private commercial real estate investment or a new appraisal of a private commercial real estate investment may have a material impact on the Fund’s overall NAV, resulting in a sudden increase or decrease to the Fund’s NAV per share. Real estate valuations do not necessarily represent the price at which assets will sell, since market prices of real estate assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset is actually sold in the market, and the difference between carrying value and the ultimate sales price could be material.

Accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of an appraisal. It also may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of the Fund’s real property investments between valuations, or to obtain complete information regarding any such events in a timely manner. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies, an unanticipated structural or environmental event at a property or material changes in market, economic and political conditions globally and in the jurisdictions and sectors in which a property operates, may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the Fund’s NAV per share may not reflect a material event until such time as sufficient information is available and the impact of such an event on a property’s valuation is fully evaluated.

Reverse Repurchase Agreements Risk.

The use of reverse repurchase agreements involves many of the same risks involved in the use of leverage, because the proceeds from reverse repurchase agreements generally will be invested in additional securities. There is a risk that the market value of the securities acquired in the reverse repurchase agreement will decline below the price of the securities that the Fund has sold but remains obligated to repurchase. In addition, there is a risk that the market value of the securities retained by the Fund will decline. If the buyer of securities under a reverse repurchase agreement were to file for bankruptcy or experience insolvency, the Fund could be adversely affected. Also, in entering into reverse repurchase agreements, the Fund would bear the risk of loss to the extent that the proceeds of the reverse repurchase agreement are less than the value of the underlying securities. In addition, due to the interest costs associated with reverse repurchase agreements, the Fund’s NAV will decline, and, in some cases, the Fund could be worse off than if it had not used such instruments.

Leverage Limitations under the Investment Company Act

As a closed-end investment company that is registered with the SEC, the Fund is subject to the federal securities laws, including the Investment Company Act and the rules thereunder. The Investment Company Act generally limits the extent to which the Fund is able to use borrowings and “uncovered” transactions that give rise to a form of leverage, including reverse repurchase agreements and any other senior securities representing indebtedness, to 33 1/3% of the Fund’s total assets, including assets attributable to such leverage. That is, the value of the Fund’s total assets less all liabilities and indebtedness not represented by senior securities (for these purposes, “total net assets”) will be at least 300% of the senior securities representing indebtedness. In addition, the Fund is not permitted to declare any cash dividend or other distribution on common shares unless, at the time of such declaration, this asset coverage test is satisfied.

The SEC recently adopted Rule 18f-4 under the Investment Company Act (“Rule 18f-4”), which will regulate the use of derivatives and certain related instruments, including reverse repurchase agreements, by certain funds registered under the Investment Company Act. The Fund intends to qualify as a “limited derivatives user” as defined in Rule 18f-4, and accordingly the Fund will not be required to establish a derivatives risk management program or to appoint a derivatives risk manager. The Fund has, however, adopted policies and procedures to manage its aggregate derivatives risk.

Since the Fund intends to qualify as a limited derivatives user, the Fund will treat its holdings of reverse repurchase agreements as senior securities under Section 18 of the Investment Company Act. Accordingly, reverse repurchase agreements will be subject to the 300% asset coverage requirements described above. The Fund will combine the aggregate amount of indebtedness associated with reverse repurchase agreements or similar financing instruments with the aggregate amount of any other senior securities representing indebtedness when calculating the relevant asset coverage ratio.

To the extent that Wholly-Owned Entities directly incur leverage in the form of debt, the amount of such recourse leverage used by the Fund and such Wholly-Owned Entities will be consolidated and treated as senior securities for purposes of complying with the Investment Company Act’s limitations on leverage by the Fund. Accordingly, it is the Fund’s present intention to utilize leverage through debt or borrowings, including reverse repurchase agreements, in an amount not to exceed 33 1/3% of the Fund’s total assets (i.e., maintain 300% asset coverage), including the amount of any direct debt or borrowing by Wholly-Owned Entities. Certain types of the Fund’s investments may also utilize property level debt financing (i.e., mortgages on properties that are non-recourse to the Fund except in extremely limited circumstances).

Risks of Investing in Real Estate-Related Investments

General Risks Relating to Real Estate-Related Debt and Preferred Equity Investments

The Fund expects to invest in a variety of real estate-related debt and preferred equity investments, and will be subject to a variety of risks in connection with such investments. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact the Fund’s performance by making it more difficult for entities in which the Fund invests to satisfy their debt payment obligations, increasing the default risk applicable to such borrowers and/or making it relatively more difficult for the Fund to generate attractive risk-adjusted returns. It is impossible to predict the degree to which economic conditions generally, and the conditions for real estate investing in particular, will improve or will deteriorate. Declines in the performance of the U.S. and global economies, the commercial real estate markets or in the commercial real estate debt markets could have a material adverse effect on the Fund’s investment strategy and performance.

Risks Relating to CRE Debt Instruments

CRE debt instruments (e.g., mortgages, mezzanine loans and preferred equity) that are secured by commercial real estate, are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential properties. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•        tenant mix and tenant bankruptcies;

•        success of tenant businesses;

•        property management decisions, including with respect to capital improvements, particularly in older building structures;

•        property location and condition;

•        competition from other properties offering the same or similar services;

•        changes in laws that increase operating expenses or limit rents that may be charged;

•        any need to address environmental contamination at the property;

•        changes in national, regional, or local economic conditions, real estate values and/or rental occupancy rates;

•        changes in interest rates and in the state of the debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

•        changes in real estate tax rates and other operating expenses;

•        changes in governmental rules, regulations and fiscal policies, including environmental regulation;

•        seasonal and weather-related fluctuations in demand affecting the performance of certain properties, including real estate used in the hospitality industry;

•        decline in demand for real estate from increased use of e-commerce or other technological advances;

•        acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

•        adverse changes in zoning laws.

In addition, the Fund may be exposed to the risk of judicial proceedings with borrowers and entities in which it invests, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by the Fund as a lender or an investor. In the event that any of the properties or entities underlying or collateralizing the Fund’s CRE Debt Investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be materially and adversely affected.

CRE CLO Risk

CRE CLOs are subject to the risks of substantial losses due to actual defaults by underlying borrowers, which will be greater during periods of economic or financial stress. CRE CLOs may be adversely impacted due to collateral defaults of subordinate tranches and market anticipation of defaults. The risks of CRE CLOs will be greater if the Fund invests in CRE CLOs that hold loans of uncreditworthy borrowers or if the Fund holds subordinate tranches of a CRE CLO that absorbs losses from the defaults before senior tranches. In addition, CRE CLOs are subject to interest rate risk and credit risk.

If the mortgage portfolios underlying CRE CLOs have been overvalued by the mortgage originators, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, the Fund may incur significant losses. In addition, control over a CRE CLO’s related underlying loans will be exercised through a special servicer or collateral manager designated by a “directing certificate holder” or a “controlling class representative,” or otherwise pursuant to the related securitization documents. The Fund may acquire classes of CRE CLOs for which the Fund may not have the right to appoint the directing certificate holder or otherwise direct the special servicing or collateral management. With respect to the management and servicing of the underlying loans, the related special servicer or collateral manager may take actions that could adversely affect the Fund’s interests. In addition to the risks associated with debt instruments (e.g., interest rate risk and credit risk), CRE CLOs carry additional risks including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) the possibility that the Fund may invest in CRE CLOs that are subordinate to other classes; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results.

Risks Related to Investments in Publicly Traded REITs

The Fund’s investments in the securities of publicly traded REITs will be subject to a variety of risks affecting those REITs directly. Share prices of publicly traded REITs may decline because of adverse developments affecting the real estate industry and real property values, including supply and demand for properties, the economic health of the country or of different regions, the strength of specific industries that rent properties and interest rates. REITs often invest in highly leveraged properties. Returns from REITs, which typically are small or medium capitalization stocks, may trail returns from the overall stock market. In addition, changes in interest rates may hurt real estate values or make REIT shares less attractive than other income-producing investments. REITs are also subject to heavy cash flow dependency and defaults by borrowers and tenants. Shareholders in the Fund may pay higher fees than shareholders in funds that do not hold shares of underlying publicly traded REITS because the underlying REITS impose fees in addition to those imposed by the Fund.

Risks Relating to Commercial Mortgage-Backed Securities

The Fund expects to invest a portion of its assets in pools or tranches of CMBS. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. The collateral underlying CMBS generally consists of commercial mortgages on real property that has a multifamily or commercial use, such as retail space, office buildings, warehouse property and hotels.

In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.

The securitization process that CMBS go through may also result in additional risks. Generally, CMBS are issued in classes similar to mortgage loans. To the extent that we invest in a subordinate class, we will be paid interest only to the extent that there are funds available after paying the senior classes. To the extent the collateral pool includes delinquent loans, subordinate classes will likely not be fully paid and may not be paid at all. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. Further, the ratings assigned to any particular class of CMBS may not ultimately prove to be accurate. Thus, any particular class of CMBS may be riskier and more volatile than the rating assigned to such security, which may result in the returns on any such CMBS investment to be less than anticipated.

Risks Relating to Subordinated Debt Investments

To the extent that the Fund acquires subordinated or “mezzanine” debt investments, the Fund does not anticipate having absolute control over the underlying collateral because the Fund will be dependent on third-party borrowers and agents and will have rights that are subordinate to those of senior lenders. The Fund’s subordinated or mezzanine debt interests may be in real estate companies and real estate-related companies and properties whose capital structures may have significant leverage ranking ahead of the Fund’s investment. While the Adviser anticipates that the Fund’s investments will usually benefit from the same or similar financial and other covenants as those enjoyed by the leverage ranking ahead of the Fund and will usually benefit from cross default provisions, some or all of such terms may not be part of particular investments. The Adviser anticipates that the Fund’s usual security for these types of investments will be pledges of ownership interests, directly and/or indirectly, in a property-owning entity, and in many cases the Fund may not have a mortgage or other direct security interest in the underlying real estate assets. Moreover, it is likely that the Fund will be restricted in the exercise of its rights in respect of these types of investments by the terms of subordination agreements between it and the leverage ranking ahead of the Fund’s capital. Accordingly, the Fund may not be able to take the steps necessary to protect its investments in a timely manner or at all and there can be no assurance that the rate of return objectives of the Fund or any particular investment will be achieved. To protect its original investment and to gain greater control over the underlying assets, the Fund may need to elect to purchase the interest of a senior creditor or take an equity interest in the underlying assets, which may require additional investment by the Fund.

Risks Relating to Mezzanine Loans

The mezzanine loans in which the Fund may invest may include loans secured by one or more direct or indirect ownership interests in a company, partnership or other entity owning, operating or controlling, directly or through subsidiaries or affiliates, one or more properties. Although not secured by the underlying real estate, mezzanine loans share certain of the characteristics of subordinate loan interests described above. It is expected that the properties owned by such entities are or will be subject to existing mortgage loans and other indebtedness. As with subordinate commercial mortgage loans, repayment of a mezzanine loan is dependent on the successful operation of the underlying properties and, therefore, is subject to similar considerations and risks, including certain of the considerations and risks described herein. Mezzanine loans may also be affected by the successful operation of other properties, the interests in which are not pledged to secure the mezzanine loan. The entity ownership interests securing the mezzanine loans may represent only partial interests in the related real estate company and may not control either the related real estate company or the underlying property. As a result, the effective realization on the collateral securing a mezzanine loan in the event of default may be limited.

Mezzanine loans may also involve certain additional considerations and risks. For example, the terms of mezzanine loans may restrict transfer of the interests securing such loans (including an involuntary transfer upon foreclosure) or may require the consent of the senior lender or other members or partners of or equity holders in the related real estate company, or may otherwise prohibit a change of control of the related real estate company. These and other limitations on realization on the collateral securing a mezzanine loan or the practical limitations on the availability and effectiveness of such a remedy may affect the likelihood of repayment in the event of a default.

Risks Relating to Commercial Mortgage Loans

Commercial mortgage loans have certain distinct risk characteristics. Mortgage loans on commercial properties generally lack standardized terms, which may complicate their structure and increase due diligence costs. Commercial mortgage loans also tend to have shorter maturities than single-family residential mortgage loans and are generally not fully amortizing, which means that they may have a significant principal balance or “balloon” payment due on maturity. Mortgage loans with a balloon payment involve a greater risk to a lender than fully amortizing loans because the ability of a borrower to make a balloon payment typically will depend upon its ability either to fully refinance the loan or to sell the property securing the loan at a price sufficient to permit the borrower to make the balloon payment. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including the value of the property, the level of available mortgage rates at the time of sale or refinancing, the borrower’s equity in the property, the financial condition and operating history of the property and the borrower, tax laws, prevailing economic conditions and the availability of credit for loans secured by the specific type of property.

Commercial mortgage loans generally are non-recourse to borrowers. In the event of foreclosure on a commercial mortgage loan, the value at that time of the collateral securing the mortgage loan may be less than the principal amount outstanding on the mortgage loan and the accrued but unpaid interest thereon.

Risks Relating to Interest Rates

Changes in interest rates may adversely affect the Fund’s investments. Changes in the level of interest rates can affect the Fund’s income by affecting the spread between the income on its assets and the expense of its interest-bearing liabilities, as well as the value of the Fund’s interest-earning assets and its ability to realize gains from the sale of assets. Interest rates are highly sensitive to factors such as governmental, monetary and tax policies, domestic and international economic and political considerations, fiscal deficits, trade surpluses or deficits, regulatory requirements and other factors beyond the control of the Fund. The Fund may finance its activities with both fixed and variable rate debt. With respect to variable rate debt, the Fund’s performance may be affected adversely if it does not or is unable to limit the effects of changes in interest rates on its operations by employing an effective hedging strategy, including engaging in interest rate swaps, caps, floors or other interest rate contracts, or buying and selling interest rate futures or options on such futures. Should the Fund so elect (and it will be under no obligation to do so), the use of hedging instruments to hedge a portfolio carries certain risks, including the risk that losses on a hedge position will reduce the Fund’s earnings and funds available for distribution to the Shareholders and that such losses may exceed the amount invested in such instruments. There is no perfect hedge for any investment, and a hedge may not perform its intended purpose of offsetting losses on an investment and, in certain circumstances, could increase such losses. The Fund may also be exposed to the risk that the counterparties with which it trades may cease making markets and quoting prices in such instruments, which may render the Fund unable to enter into an offsetting transaction with respect to an open position, or the risk that a counterparty may default on its obligations.

Credit Ratings Risk

Credit ratings on debt securities represent the rating agencies’ opinions regarding their credit quality and are not a guarantee of quality. Rating agencies attempt to evaluate the safety of principal and interest payments and do not evaluate the risks of fluctuations in market value; therefore, they may not fully reflect the true risks of an investment. Also, rating agencies may fail to make timely changes in credit ratings in response to subsequent events, so that an issuer’s current financial condition may be better or worse than a rating indicates. In addition, many of the Fund’s investments are not expected to be assigned public ratings by the rating agencies.

Prepayment Risk

Senior mortgage loans, junior notes, mezzanine loans and certain CMBS loans may be subject to prepayment, which is affected by a number of factors. If prevailing rates for similar loans fall below the interest rates on such loans, prepayment rates would generally be expected to increase, reducing the yield to maturity and average life of the investment. If the Fund reinvests the proceeds of such prepayments, it will likely do so at a lower rate of interest. Conversely, if prevailing rates for similar loans rise above the interest rates on such loans, prepayment rates would generally be expected to decrease, creating maturity extension risk, and potentially increasing the Fund’s volatility.

Counterparty Risk

Certain of the Fund’s investments will transpire in private markets. Differing market standards for counterparty credit evaluation may expose the Fund to the risk that a counterparty will not complete or settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the contract (irrespective of whether bona fide), counterparty default, or inability to perform, causing the Fund to suffer a loss. Such “counterparty” risk is accentuated for contracts with longer maturities or where the Adviser has concentrated the Fund’s transactions with a particular counterparty or group of counterparties.

Limitations on Remedies Risk

Although the Fund will have certain contractual remedies upon the default by borrowers under certain investments, such as foreclosing in the underlying real estate or collecting rents generated therefrom or acquiring equity interests in the borrower or property owning entity, certain legal requirements may limit the ability of the Fund to effectively exercise such remedies. Furthermore, the right of a mortgage lender to convert its loan position into an equity interest may be limited by certain common law or statutory prohibitions, which may operate to prevent a lender from exercising conversion rights from debt to equity interests. In this connection, the laws with respect to the rights of creditors and other investors in certain jurisdictions in which the Fund may invest may not be comprehensive or well developed, and the procedures for the judicial or other enforcement of such rights may be of limited effectiveness.

Consumer Protection Laws

The loans underlying certain of the Fund’s investments and/or the originators of such loans may be subject to special rules, disclosure and licensing requirements and other provisions of federal and state consumer protection laws, including, among others, the federal Truth-in-Lending Act, Regulation Z, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act and related statutes. Failure to comply with these federal or state consumer protection laws and related statutes could subject lenders to specific statutory liabilities. In some cases, this liability may affect the subsequent assignees of such obligations, including the issuer of such securities. In particular, a lender’s failure to comply with the federal Truth-in-Lending Act could subject such lender and its assignees to monetary penalties and could result in rescission. Numerous class action lawsuits have been filed in multiple states alleging violations of these statutes and seeking damages, rescission and other remedies. These suits have named the originators and current and former holders. If any issuer of a loan held by the Fund were to be named as a defendant in a class action lawsuit, the costs of defending or settling such lawsuit or a judgment could reduce the amount available for distribution on issuer’s securities and could negatively impact the returns to the Fund.

General Risks of Direct Investments in Real Estate

To a lesser degree, the Fund may invest in equity ownership interests in real estate as part of its investment strategy, including through the Workout process described above. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by a property, as well as the expenses incurred in connection therewith. Accordingly, the performance of these investments is subject to the risks affecting cash flow, expenses, capital appreciation, and, to the extent the investments are leveraged, the risks incident to borrowing funds, including risks associated with changes in the general economic climate, changes in the overall real estate market, local real estate conditions, the financial condition of tenants, buyers and sellers of properties, supply of or demand for competing properties in an area, technological innovations that dramatically alter space and demand requirements, the availability of financing, changes in interest rates and mortgage availability, inflation, inventory availability and demand, taxes, competition based on rental rates, energy and supply shortages, various uninsured and uninsurable risks, government regulations, environmental laws and regulations, zoning laws, environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves had been established, changes in the relative popularity of property types and locations, risks due to dependence on cash flow and risks and operating problems arising out of the presence of certain construction materials, force majeure, acts of war (declared and undeclared), terrorist acts, strikes and other factors which are beyond the control of the Fund. In addition, rising interest rates could make alternative interest bearing and other investments more attractive and, therefore, potentially lower the relative value of any existing real estate investments. Furthermore, there can be no assurance that there will be tenants for the Fund’s properties.

Insufficient Cash Flow

Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) generally do not decline when circumstances cause a reduction in income from the property. In the event that the Fund does not have sufficient cash available to it through its operations to continue operating its business as usual, the Fund may need to find alternative ways to increase its liquidity. Such alternatives may include, without limitation: divesting itself of properties, whether or not they otherwise meet the Fund’s strategic objectives to keep in the long-term, at less than optimal terms; incurring debt; entering into leases with its tenants at lower rental rates or less than optimal terms; or entering into lease renewals with its existing tenants without an increase in, and with possibly lower, rental rates. There can be no assurance, however, that such alternative ways to increase the Fund’s liquidity will be available to the Fund. Additionally, taking such measures to increase the Fund’s liquidity will adversely affect its business, results of operations and financial condition.

Inflation/Deflation Risk.

Inflation risk is the risk that the value of certain assets or income from the Fund’s investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Shares and distributions on the Shares can decline. In addition, during any periods of rising inflation, the dividend rates or borrowing costs associated with the Fund’s use of leverage would likely increase, which would tend to further reduce returns to Shareholders.

Deflation risk is the risk that prices throughout the economy decline over time — the opposite of inflation. Deflation could have an adverse effect on the creditworthiness of issuers and could make issuer defaults more likely, which could result in a decline in the value of the Fund’s portfolio.

Dependence on Tenants; Financial Condition of Tenants

The Fund’s revenues from direct investments in real estate will depend, at least in part, on the creditworthiness of tenants and would be adversely affected by the loss of or default by significant lessees. Much of the tenant base is expected to consist of non-rated and non-investment grade tenants. In addition, certain properties may be occupied by a single tenant, and as a result, the success of those properties depends on the financial stability of that tenant. Lease payment defaults by tenants could cause the Fund to reduce the amount of distributions to the Shareholders and could force the Fund to find an alternative source of funding to pay any mortgage loan interest or principal, taxes, or other obligations relating to the property. In the event of a tenant default, the Fund may also experience delays in enforcing the Fund’s rights as landlord and may incur substantial costs in protecting its investment and re-leasing the property. If a lease is terminated, the value of the property may be immediately and negatively affected, and the Fund may be unable to lease the property for the rent previously received or at all or sell the property without incurring a loss.

A tenant of one or more of the Fund’s properties or subsequently acquired properties may experience, from time to time, a downturn in its business which may weaken its financial condition and result in its failure to make rental payments when due. At any time, a tenant may seek the protection of bankruptcy or insolvency laws, which could result in the rejection and termination of such tenant’s lease and thereby cause a reduction in the distributable cash flow of the Fund. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. If a tenant’s lease is not affirmed following bankruptcy or if a tenant’s financial condition weakens, the Fund’s cash flow may be adversely affected.

Partial Ownership Interests

The Fund may hold properties indirectly by holding investments in Joint Venture Entities or Co-Investment Entities. Such investments may involve risks not present in investments where a third party is not involved, including the possibility that: (i) the co-venturer or partner may have control or governance rights over some or all aspects of an investment that are greater than those of the Fund; (ii) the Fund and a co-venturer or partner may reach an impasse on a major decision that requires the approval of both parties; (iii) a co-venturer or partner may at any time have economic or business interests or goals that are inconsistent with those of the Fund (including those that may be inconsistent with the qualification as a REIT of an entity through which the Fund invests); (iv) a co-venturer or partner may encounter liquidity or insolvency issues or may become bankrupt; (v) a co-venturer or partner may be in a position to take action contrary to the Fund’s investment objective; (vi) a co-venturer or partner may take actions that subject the investment to liabilities in excess of, or other than, those contemplated; or (vii) in certain circumstances, the Fund may be liable for actions of its co-venturers or partners, each of which may subject the Fund’s investments to liabilities in excess of or other than those contemplated by the Adviser. In addition, the Fund may rely upon the abilities and management expertise of a co-venturer or partner.

In connection with entering into joint venture agreements, the Fund expects to be subject to various restrictions with respect to the sale of its interests. Joint venture agreements typically include provisions setting forth rules and restrictions regarding buy-sell procedures, forced sale procedures and other liquidity transactions. It may also be more difficult for the Fund to sell its interest in any joint venture, partnership or entity with other owners than to sell its interest in other types of investments as a result of these restrictions. Moreover, the Fund may not have the liquidity to execute on a sale in connection with the exercise by a joint venture partner of its buy-sell right and, as a result, the Fund may be forced to sell to the joint venture partner on disadvantageous terms.

In addition, the Fund may grant co-venturers or partners joint approval rights with respect to major decisions concerning the management, financing and disposition of investments, which would increase the risk of deadlocks. A deadlock could delay the execution of the business plan for an applicable investment or require the Fund to engage in a buy-sell of the venture with a co-venturer or partner or conduct the forced sale of the applicable investment. As a result of these risks, the Fund may be unable to fully realize its target return on any such investment.

Reliance on Third-Party Managers or Joint Venture Partners

Although the Adviser will monitor the performance of each of the Fund’s direct real estate investments, if any, the Adviser may engage third-party managers or joint venture partners to operate certain investments on a day-to-day basis. Affiliates of the Adviser, including FREG, will be engaged to provide property management and other services, at prevailing market rates, for the Fund’s direct investments in real estate, including Workout Assets, if any. There can be no assurance that such managers or joint venture partners, including FREG or other affiliates of the Adviser, will be able to operate the real estate investments successfully.

Litigation

The Fund may be subject to litigation from time to time. The outcome of such proceedings may materially adversely affect the value of the Fund and may continue without resolution for extended periods of time. Any litigation may require the time, attention and resources of the Adviser, the Sub-Adviser and/or the Fund. The acquisition, ownership and disposition of real properties carries certain specific litigation risks. Litigation may be commenced with respect to a property acquired by the Fund or its subsidiaries in relation to activities that took place prior to the Fund’s acquisition of such property. In addition, at the time of disposition of an individual property, a potential buyer may claim that it should have been afforded the opportunity to purchase the asset or alternatively that such potential buyer should be awarded due diligence expenses incurred or statutory damages for misrepresentation relating to disclosure made, if such buyer is passed over in favor of another as part of the Fund’s efforts to maximize sale proceeds. Similarly, successful buyers may later sue the Fund under various damage theories, including those sounding in tort, for losses associated with latent defects or other problems not uncovered in due diligence.

Insurance Risk

Certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes may be uninsurable or not economically insurable. The Fund may not obtain, or be able to require tenants to obtain certain types of insurance if it is deemed commercially unreasonable. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the property, which might decrease the value of the property. As a result, the insured company could lose its investments in, and anticipated profits and cash flows from, a number of properties and, as a result, adversely affect the Fund’s investment performance.

Environmental Risk

The Fund may be exposed to substantial risk of loss arising from investments involving undisclosed or unknown environmental, health or occupational safety matters, or inadequate reserves, insurance or insurance proceeds for such matters that have been previously identified. Under various U.S. federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws may also impose joint and several liability, which can result in a party being obligated to pay for greater than its share, or even all, of the liability involved. Such liability may also be imposed without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances and may be imposed on the owner in connection with the activities of a tenant at the property. The cost of any required remediation and the owner’s liability therefore as to any property are generally not limited under such laws and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate contamination from such substances, would adversely affect the owner’s ability to sell the real estate or to borrow funds using such property as collateral, which could have an adverse effect on the Fund’s return from such investment. Environmental claims with respect to a specific investment could exceed the value of such investment, and under certain circumstances, subject the other assets of the Fund to such liabilities. In addition, some environmental laws create a lien on contaminated property in favor of governments or government agencies for costs they incur in connection with the contamination.

The ongoing presence of environmental contamination, pollutants or other hazardous materials on a property (whether known at the time of acquisition or not) could also result in personal injury (and associated liability) to persons on the property and persons removing such materials, future or continuing property damage (which would adversely affect property value) or claims by third parties, including as a result of exposure to such materials through the spread of contaminants.

In addition, the Fund’s operating costs and performance may be adversely affected by compliance obligations under environmental protection statutes, rules and regulations relating to investments of the Fund, including additional compliance obligations arising from any change to such statutes, rules and regulations. Statutes, rules and regulations may also restrict development of, and use of, property. Certain clean-up actions brought by governmental agencies and private parties could also impose obligations in relation to the Fund’s investments and result in additional costs to the Fund. If the Fund is deemed liable for any such environmental liabilities and is unable to seek recovery against its tenant, the Fund’s business, financial condition and results of operations could be materially and adversely affected, and the amount available to make distributions could be reduced.

Further, even in cases where the Fund is indemnified by the seller with respect to an investment against liabilities arising out of violations of environmental laws and regulations, there can be no assurance as to the financial viability of the seller to satisfy such indemnities or the ability of the Fund to achieve enforcement of such indemnities.

Availability of Financing

The Fund’s business may be adversely affected by disruptions in the debt and equity capital markets and institutional lending market, including the lack of access to capital or prohibitively high costs of obtaining or replacing capital. Access to the capital markets and other sources of liquidity was severely disrupted during the credit crisis and, despite recent improvements, the markets could suffer another severe downturn and another liquidity crisis could emerge. There can be no assurance that any financing will be available to the Fund in the future on acceptable terms, if at all, or that it will be able to satisfy the conditions precedent required to use its credit facilities, if entered into, which could reduce the number, or alter the type, of investments that the Fund would make otherwise. This may reduce the Fund’s income. To the extent that financing proves to be unavailable when needed, the Fund may be compelled to modify its investment strategy to optimize the performance of the portfolio. Any failure to obtain financing could have a material adverse effect on the continued development or growth of the Fund’s business and harm the Fund’s ability to operate and make distributions.

Maturity Risk

The Fund’s general financing strategy is focused on the use of “match-funded” structures. This means that the Fund will seek to align the maturities of its liabilities with the maturities on its assets in order to manage the risks of being forced to refinance its liabilities prior to the maturities of its assets. In addition, the Fund plans to match interest rates on its assets with like-kind borrowings, so fixed-rate investments are financed with fixed-rate borrowings and floating-rate assets are financed with floating-rate borrowings, directly or indirectly through the use of interest rate swaps, caps and other financial instruments or through a combination of these strategies. The Fund may fail to appropriately employ match-funded structures on favorable terms, or at all. The Fund may also determine not to pursue a fully match-funded strategy with respect to a portion of its financings for a variety of reasons. If the Fund fails to appropriately employ match-funded strategies or determines not to pursue such a strategy, its exposure to interest rate volatility and exposure to matching liabilities prior to the maturity of the corresponding asset may increase substantially which could harm the Fund’s operating results, liquidity and financial condition.

Interest Rate Risk

The Fund’s financial performance will be influenced by changes in interest rates; in particular, such changes may affect the performance of real estate-related debt investments and publicly traded commercial real estate securities to the extent such debt does not float as a result of floors or otherwise. Changes in interest rates, including changes in expected interest rates or “yield curves,” affect the Fund’s business in a number of ways. Changes in the general level of interest rates can affect the Fund’s net interest income, which is the difference between the interest income earned on the Fund’s interest-earning assets and the interest expense incurred in connection with its interest-bearing borrowings and hedges. Changes in the level of interest rates also can affect, among other things, the Fund’s ability to acquire certain publicly traded commercial real estate securities, acquire certain real estate-related debt investments at attractive prices and enter into hedging transactions. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond its control. If market interest rates increase further in the future, the interest rate on any variable rate borrowings will increase and will create higher debt service requirements, which would adversely affect the Fund’s cash flow and could adversely impact the Fund’s results of operations.

Furthermore, shifts in the U.S. Treasury yield curve reflecting an increase in interest rates would also affect the yield required on certain of the publicly traded CRE securities and therefore their value. For instance, increasing interest rates would reduce the value of the fixed rate assets the Fund holds at the time because the higher yields required by increased interest rates result in lower market prices on existing fixed rate assets in order to adjust the yield upward to meet the market and vice versa. This would have similar effects on the Fund’s portfolio of publicly traded CRE securities and the Fund’s financial position and operations as a change in interest rates generally.

The Fund’s operating results will depend in large part on differences between the income from the Fund’s assets less its operating costs, reduced by any credit losses and financing costs. Income from the Fund’s assets may respond more slowly to interest rate fluctuations than the cost of its borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence the Fund’s net income. Increases in these rates may decrease the Fund’s net income and fair value of the Fund’s assets. Interest rate fluctuations resulting in the Fund’s interest expense exceeding the income from the Fund’s assets would result in operating losses for the Fund and may limit the Fund’s ability to make distributions. In addition, if the Fund needs to repay existing borrowings during periods of rising interest rates, it could be required to liquidate one or more of its investments at times that may not permit realization of the maximum return on those investments, which would adversely affect the Fund’s profitability. Under normal market conditions, the Fund does not intend to hedge the Fund’s exposure to interest rate risk, which may cause the Fund to incur losses that would not have been incurred had such risk been hedged.

Short-Term Borrowing Risk

The Fund may be dependent on short-term financing arrangements that are not matched in duration to its financial assets. Short-term borrowing through reverse repurchase arrangements, credit facilities and other types of borrowings may be recourse to the Fund and may put the Fund’s assets and financial condition at risk. The Fund’s financing structures may economically resemble short-term, floating-rate financing and usually require the maintenance of specific loan-to-collateral value ratios and other covenants. In the event that the Fund is unable to meet the collateral obligations for its short-term financing arrangements, the Fund’s financial condition could deteriorate rapidly.

Restrictive Covenant Risks

When providing financing, a lender may impose restrictions on the Fund that affect its distribution and operating policies and its ability to incur additional borrowings. Financing arrangements that the Fund may enter into may contain covenants that limit its ability to further incur borrowings and restrict distributions to the shareholders or that prohibit it from discontinuing insurance coverage. Credit facilities the Fund may enter into may contain financial covenants, including a minimum unrestricted cash covenant. These or other limitations would decrease the Fund’s operating flexibility and its ability to achieve its operating objectives, including making distributions.

Risks of Failure to Qualify as a REIT

The Fund intends to operate in a manner that qualifies it for taxation as a REIT under the Code. However, qualification as a REIT involves the application of complex Code provisions. For some of these provisions, only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, the Fund could fail to satisfy various requirements for maintaining its qualification for taxation as a REIT. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for the Fund to qualify as a REIT. If the Fund fails to qualify as a REIT in any tax year, and was not entitled to relief under applicable statutory provisions, then:

•        it would be taxed as a regular domestic corporation, which under current law, among other things, means being unable to deduct dividends paid to shareholders in computing its taxable income and being subject to U.S. federal and applicable state and local income tax on its taxable income at regular corporate income tax rates;

•        any resulting tax liability could be substantial and could have a material adverse effect on the Fund’s book value and cash available for distribution to shareholders; and

•        it generally would not be eligible to re-elect to be taxed as a REIT for the subsequent four taxable years.

Legislative or regulatory action could adversely affect the returns to shareholders.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the U.S. federal income tax laws applicable to investments similar to an investment in the Shares. Changes to the U.S. tax laws are likely to continue to occur, and the Fund cannot assure shareholders that any such changes will not adversely affect their taxation, their investment in the shares or the market value or the resale potential of the Fund’s assets. Shareholders are urged to consult with their own tax advisor with respect to the impact of recent legislation, including the Tax Act, on their investment in the shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in the shares.

Potential Borrowings to Maintain REIT Status

To qualify as a REIT, the Fund must distribute annually to its shareholders dividends equal to at least 90% of its net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. The Fund will be subject to regular corporate income taxes on any undistributed REIT taxable income, each year, including any undistributed net capital gains. Additionally, the Fund will be subject to a 4% nondeductible excise tax on any amount by which distributions paid (or deemed paid) by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from previous years. Certain payments the Fund makes to its shareholders under its share repurchase plan may not be taken into account for purposes of these distribution requirements. If the Fund does not have sufficient cash to make distributions necessary to preserve its REIT status for any year or to avoid taxation, the Fund may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales. These actions could increase the Fund’s costs or reduce its net assets.

Compliance with REIT Requirements

To qualify as a REIT, the Fund is required at all times to satisfy tests relating to, among other things, the sources of its income, the nature and diversification of its assets, the ownership of its stock and the amounts it distributes to its shareholders. Compliance with the REIT requirements may impair the Fund’s ability to operate solely on the basis of maximizing profits. For example, the Fund may be required to make distributions to shareholders at disadvantageous times or when the Fund does not have funds readily available for distribution.

In addition, to qualify as a REIT, at the end of each calendar quarter, at least 75% of the value of the Fund’s assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of its investments in securities (other than qualified real estate assets and government securities) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities (other than securities that qualify for the straight debt safe harbor) of any one issuer unless the Fund and such issuer jointly elect for such issuer to be treated as a TRS, under the Code. Debt will generally meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a certain sum of money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower’s discretion, or similar factors. Additionally, no more than 5% of the value of the Fund’s assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our assets may be represented by securities of one or more TRS, and no more than 25% of the value of Fund’s total assets may be represented by debt instruments of publicly offered funds that qualify for taxation as REITs that are not secured by mortgages on real property or interests in real property. If the Fund fails to comply with these requirements at the end of any calendar quarter, the Fund must dispose of a portion of its assets within 30 days after the end of such calendar quarter (or within 6 months if certain requirements are met) or qualify for certain statutory relief provisions, in order to avoid losing its REIT qualification and suffering adverse tax consequences. In order to satisfy these requirements and maintain its qualification as a REIT, the Fund may be forced to liquidate assets from its portfolio or not make otherwise attractive investments. These actions could have the effect of reducing the Fund’s income and amounts available for distribution to its shareholders.

Ownership Limitations

For the Fund to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares may be owned directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for this purpose) during the last half of a taxable year after the first year for which it elects to qualify as a REIT. The Declaration of Trust contains certain transfer and ownership limitations intended to assist the Fund in continuing to satisfy the share ownership requirements that apply to REITs. However, the rules that apply to determine ownership of a REIT are complex. If the Fund were to fail to satisfy a share ownership requirement and was unable to avail itself of any applicable relief provisions, it would fail to qualify for taxation as a REIT.

Tax Liability Risks

Even if the Fund qualifies for taxation as a REIT, the Fund may be subject to certain U.S. federal, state and local taxes on the Fund’s income and assets, on taxable income that the Fund does not distribute to its Investors, on net income from certain “prohibited transactions,” and on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. For example, to the extent the Fund satisfies the 90% distribution requirement but distribute less than 100% of the Fund’s REIT taxable income, the Fund will be subject to U.S. federal corporate income tax on the Fund’s undistributed taxable income and gain. The Fund also will be subject to a 4% nondeductible excise tax if the actual amount that the Fund distributes (or is deemed to distribute) to its shareholders in a calendar year is less than a minimum amount specified under the Code. As another example, the Fund is subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless the Fund complies with a statutory safe harbor or earn the gain through a taxable REIT subsidiary. Further, any TRS that the Fund establishes will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distribution to shareholders.

Potential Restrictions on the Deduction of the Fund’s Interest Expense

Rules enacted as part of the Tax Act may limit the Fund’s ability (and the ability of entities that are not treated as disregarded entities for U.S. federal income tax purposes and in which the Fund holds an interest) to deduct interest expense. The deduction for business interest expense may be limited to the amount of a taxpayer’s business interest income plus 30% of the taxpayer’s “adjusted taxable income” unless the taxpayer’s gross receipts do not exceed $25 million per year during the applicable testing period or the taxpayer qualifies to elect and elects to be treated as an “electing real property trade or business.” A taxpayer’s adjusted taxable income will generally equal its taxable income, adjusted to and add back items of non-business income and expense, business interest income and business interest expense, net operating losses, any deductions for “qualified business income.” A taxpayer that is exempt from the interest expense limitations as an electing real property trade or business is ineligible for certain expensing benefits and is subject to less favorable depreciation rules for real property. To the extent that the Fund’s interest expense is not deductible, its taxable income will be increased, as will its REIT distribution requirements and the amounts the Fund needs to distribute to avoid incurring income and excise taxes.

Potential Revocation of REIT Election

The Declaration of Trust authorizes its board of trustees to revoke or otherwise terminate its REIT election, without the approval of the Fund’s shareholders, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in the Fund’s best interests to qualify as a REIT. The board of trustees has fiduciary duties to the Fund and its shareholders and could only cause such changes in the Fund’s tax treatment if it determines in good faith that such changes are in the Fund’s best interests and in the best interests of the shareholders. In this event, the Fund would become subject to U.S. federal income tax on its taxable income, and the Fund would no longer be required to distribute most of its net income to its shareholders, which may cause a reduction in the total return to its shareholders.

Risk of Current Tax Liability on Reinvested Dividends

If a shareholder participates in the Fund’s DRIP, the shareholder will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in the Fund’s shares to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless the shareholder is a tax-exempt entity, the shareholder may be forced to use funds from other sources to pay its tax liability on the reinvested dividends.

Taxation of Ordinary Dividends

Currently, the maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. shareholders, including individuals, is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. REIT dividends that are not designated as qualified dividend income or capital gain dividends are taxable as ordinary income (“ordinary income dividends”). Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividend income could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends. However, under the Tax Act, through 2025, non-corporate U.S. taxpayers may be entitled to claim a deduction in determining their taxable income of up to 20% of qualified REIT ordinary income dividends. Potential investors are urged to consult with their tax advisors regarding the effect of this change on their effective tax rate with respect to REIT dividends.

Qualification of Mezzanine Loans

The Fund may acquire mezzanine loans for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The Fund may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event the Fund owns a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, the Fund could fail to qualify as a REIT.

Risks Associated with Taxable REIT Subsidiaries

The Fund may conduct certain activities or invest in assets through one or more TRSs. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with such REIT to be treated as a TRS. Other than some activities relating to management of hotel and health care properties, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A domestic TRS is subject to U.S. federal income tax as a C corporation.

No more than 20% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. This requirement limits the extent to which the Fund can conduct its activities through TRSs. The values of some of its assets, including assets that the Fund holds through TRSs, may not be subject to precise determination, and values are subject to change in the future. In addition, as a REIT, the Fund must pay a 100% excise tax on IRS adjustments to certain payments that it makes or receives if the economic arrangements between the Fund and any of its TRSs are not conducted on an arm’s-length basis. The Fund intends to structure transactions with any TRS on terms that it believes are arm’s length to avoid incurring the 100% excise tax described above. However, the IRS may successfully assert that the economic arrangements of any of the Fund’s intercompany transactions are not comparable to similar arrangements between unrelated parties.

Hedging

Although the Fund does not intend to hedge its interest rate risk, Shareholders should be aware that the REIT provisions of the Code may limit the Fund’s ability to hedge its assets and operations. Under these provisions, any income that the Fund generates from hedging transactions will be excluded from gross income for purposes of the 75% and 95% REIT gross income tests if: (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (ii) such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that does not meet these requirements will generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, the Fund may have to limit its use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of the Fund’s hedging activities because its TRS would be subject to tax on gains or expose it to greater risks associated with changes in interest rates than the Fund would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income of the TRS.

“Taxable Mortgage Pool” Rules and Securitizations

Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as the Fund owns 100% of the equity interests in a taxable mortgage pool, it generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of shareholders, however, such as foreign shareholders eligible for treaty or other benefits, shareholders with net operating losses, and certain tax-exempt shareholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from the Fund that is attributable to the taxable mortgage pool.

Investments in Construction Loans

The Fund may invest in construction loans, the interest from which will be qualifying income for purposes of the REIT gross income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is the fair value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge the Fund’s estimate of the loan value of the real property.

Prohibited Transaction Tax

The Fund’s ability to dispose of property is restricted as a result of the Fund’s REIT status. The Fund will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) that it owns, directly or through a subsidiary entity (other than a TRS), that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business unless a safe harbor applies. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. The Fund intends to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS, (2) conducting its operations in such a manner so that no sale or other disposition of an asset it owns, directly or through any subsidiary other than a TRS, will be treated as a prohibited transaction, or (3) structuring certain dispositions of the Fund’s properties to comply with certain safe harbors available under the Code. However, no assurance can be given that any particular property will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business or that a safe harbor will apply.

Characterization of Reverse Repurchase Agreements

When the Fund enters into a reverse repurchase agreement, it generally sells assets to the counterparty to the agreement and receives cash from the counterparty. The Fund agrees to repurchase such assets at an agreed upon date and price, and the counterparty is obligated to resell the assets back to the Fund at the end of the term of the transaction. During the reverse repurchase agreement period, the Fund continues to receive principal and interest payments on the securities. The Fund believes that, for U.S. federal income tax purposes, it will be treated as the owner of the assets that are the subject of a reverse repurchase agreements and that the reverse repurchase agreements will be treated as secured borrowing transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that the Fund did not own these assets during the term of the reverse repurchase agreements or earn the income generated by such assets for purposes of its application of the REIT asset and gross income tests.

Characterization of Repurchase Agreements

When the Fund enters into a repurchase agreement, it generally purchases assets from its counterparty and the counterparty agrees to repurchase the assets at the Fund’s cost plus interest within a specified time. The Fund is obligated to resell the assets back to the counterparty at the end of the term of the transaction. The Fund believes that, for U.S. federal income tax purposes, the repurchase agreements will be treated as secured lending transactions, with the counterparty treated as the owner of the assets that are the subject of repurchase agreements, notwithstanding that such agreements may transfer record ownership of the assets to the Fund during the term of the agreement. It is possible, however, that the IRS could successfully assert that the Fund was treated as owning these assets during the term of the repurchase agreements and as earning the income generated by such assets for purposes of its application of the REIT asset and gross income tests.

MANAGEMENT OF THE FUND

Trustees and Officers

The Board is responsible for the overall management of the Fund, including supervision of the duties performed by the Adviser, adopting the investment and other policies of the Fund, electing and replacing officers and selecting and supervising the Adviser and other service providers. The Board consists of four Trustees, including three Independent Trustees.

The name and business address of the Trustees and officers of the Fund and their principal occupations and other affiliations during the past five years, as well as a description of the responsibilities of the various committees of the Board, are set forth under “Management” in the SAI.

Adviser

Forum Capital Advisors LLC, the Adviser, is an investment adviser registered with the SEC under the Advisers Act. Pursuant to the Investment Management Agreement, the Adviser is responsible for overseeing the management of the Fund’s activities, including investment strategies, investment goals, asset allocation, leverage limitations, reporting requirements and other guidelines in addition to the general monitoring of the Fund’s portfolios, subject to the oversight of the Board. The Adviser has sole discretion to make all investments. The Adviser’s principal offices are located at 240 Saint Paul Street, Suite 400, Denver, CO 80206.

The Adviser is an affiliate of FREG, a full-service real estate investment firm with a focus on multifamily development and acquisitions and opportunistic commercial acquisition and development. The Adviser has expertise in the evaluation and potential recapitalization of impaired real property assets. Affiliates of the Adviser, including FREG, may be engaged to provide property management and other services, at prevailing market rates, for the Fund’s direct investments in real estate, including Workout Assets, if any. Since inception in 2007, FREG has invested $2.0 billion in real estate transactions, including 63 properties in 19 states. The 40-member team consists of over 30 investment professionals with experience across a variety of multifamily and other real estate property types. The Adviser consists of 11 investment professionals with an average of over 20 years’ experience across the real estate and investment management business.

Sub-Adviser

The Adviser has engaged Janus Henderson Investors US LLC, a Delaware limited liability company with a principal place of business at 151 Detroit Street, Denver, CO 80206, to act as the Fund’s Sub-Adviser (the “Sub-Adviser”). The Sub-Adviser is registered as an investment adviser with the SEC and is an indirect wholly-owned subsidiary of Janus Henderson Group plc, dba Janus Henderson Investors, a global asset manager with more than 340 investment professionals and expertise across all major asset classes, with approximately $361 billion in assets under management as of March 31, 2022. The Sub-Adviser assists the Adviser in identifying and evaluating potential investments for the Fund and participates in ongoing diligence and monitoring of the Fund’s investments. The Sub-Adviser and any other sub-adviser retained by the Adviser will be paid by the Adviser at the annual rate of 0.75% on the first $500,000,000 of average daily net assets allocated to the Sub-Adviser, 0.60% on such average daily net allocated assets between $500,000,001 and $1,000,000,000; and 0.50% on such average daily net allocated assets above $1,000,000,001.

Portfolio Manager

Pat Brophy has been the Fund’s Portfolio Manager since April 2021 and is responsible for day-to-day management of the Fund’s investment portfolio. He has nearly 30 years of wide-ranging experience in real estate and financial services. Prior to joining the Adviser, Mr. Brophy managed the Global Real Estate Strategy at the Sub-Adviser. Prior to joining the Sub-Adviser in 2005, he was a Principal/Partner at THK Associates, Inc., a Denver-based market economics and land-planning firm. His expertise is in economic analysis, real estate valuation, property development and acquisition strategies. He received his B.A. in history from Dartmouth College. Mr. Brophy is a member of the Fund’s Investment Committee. The SAI provides additional information about the Portfolio Manager’s compensation, other accounts managed by the Portfolio Manager, and the Portfolio Manager’s ownership of securities in the Fund.

Investment Management Agreement

Pursuant to the Investment Management Agreement between the Fund and the Adviser, and in consideration of the advisory services provided by the Adviser to the Fund, the Adviser is entitled to a management fee that is calculated daily and payable monthly in arrears at the annual rate of 1.50% of the Fund’s average daily net assets (the “Management Fee”). Under the terms of the Investment Management Agreement, the Adviser bears its expenses associated with providing its services to the Fund, including compensation of, travel expenses, and office space for its officers and employees connected with investment and economic research, trading and investment management, and administration of the Fund. The Fund bears all other expenses incurred in its operations, including amounts that the Fund reimburses to the Adviser for certain administrative services that the Adviser provides or arranges at its expense to be provided to the Fund pursuant to the Investment Management Agreement.

The basis for the Board’s approval of the Management Agreement and the Sub-Advisory Agreement between the Adviser and the Sub-Adviser is provided in the Fund’s semi-annual report for the period ended June 30, 2022. The basis for subsequent continuations of the Fund’s Management Agreement and Sub-Advisory Agreement will be provided in annual or semi-annual reports to Shareholders for the periods during which such continuations occur.

Administrator and Transfer Agent

The Fund has retained UMB Fund Services Inc., located at 235 W Galena Street, Milwaukee, WI 53212-3948, as the Administrator and Transfer Agent to provide certain fund services, including fund administration, fund accounting, and transfer agency services to the Fund. The Fund compensates the Administrator for these services and reimburses certain of its out-of-pocket expenses pursuant to the Administrative Services Agreement and Transfer Agency Agreement.

Expense Limitation Agreement

The Adviser and the Fund have entered into the Expense Limitation Agreement pursuant to which the Adviser has contractually agreed to waive its management fee and/or pay or reimburse the ordinary annual operating expenses of the Fund (including organization and offering costs, but excluding brokerage commissions and other similar transactional expenses, interest (including interest incurred on borrowed funds and interest incurred in connection with bank and custody overdrafts), other borrowing costs and fees including interest and commitment fees, taxes, litigation and indemnification expenses, judgments, and extraordinary expenses) to the extent necessary to limit the Fund’s operating expenses to 2.20% of the Class W Shares average daily net assets, 1.95% of the Class I Shares average daily net assets, and 1.80% of the Founders Shares average daily net assets. The Adviser is entitled to seek reimbursement from the Fund of fees waived or expenses paid or reimbursed to the Fund under the Expense Limitation Agreement for a period ending three years after the date of the waiver, payment or reimbursement, subject to the limitation that a reimbursement will not cause a Class’s operating expenses (after giving effect to the reimbursement) to exceed the lesser of (a) the expense limitation amount in effect at the time such fees were waived or expenses paid or reimbursed, or (b) the expense limitation amount in effect at the time of the reimbursement. The Expense Limitation Agreement will remain in effect at least through August 25, 2024, and will renew automatically for successive periods of one year thereafter, unless written notice of termination is provided by the Adviser to the Fund not less than 10 days prior to the end of the then-current term. No such termination shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses paid or reimbursed with respect to periods prior to the date of such termination. The Board may terminate the Expense Limitation Agreement at any time on not less than 10 days’ prior notice to the Adviser, and the Expense Limitation Agreement may be amended at any time only with the consent of both the Adviser and the Board.

Investment Committee

The Board has established the Fund’s Investment Committee, which is responsible for setting overall investment policies and strategies of the Fund, subject to the oversight of the Board. The Investment Committee monitors the performance of all investments being considered by the Fund and generally oversees the Fund’s investment activities. The Investment Committee is empowered to meet on a regular basis generally meets at least monthly. The Investment Committee consists of the following members:

Name (Year of Birth)	Principal Occupation During the Past Five Years
Darren Fisk (1974)	Founder and Chief Executive Officer of the Adviser
Pat Brophy (1965)	Portfolio Manager, Forum Capital Advisors LLC since May 2021; Manager, Global Real Estate Strategy at the Sub-Adviser (2005 – 2021).
John Kerschner (1967)	Head of U.S. Securitized Products at the Sub-Adviser since 2010.
Jason Brooks (1978)	Portfolio Manager, at the Sub-Adviser since 2012.
Tom McCahill (1955)	Managing Partner — Structured Finance Group at the Adviser since May 2021; Executive Vice President, Structured Finance at EverWest Real Estate Investors, LLC (2013 to 2021).

For information concerning the background of Mr. Brophy, see “Portfolio Manager” above.

Darren Fisk, the Fund’s Chairman and Chief Executive Officer, is also the founder and Chief Executive Officer of the Adviser and FREG. Mr. Fisk is responsible for the overall strategy and direction of both firms. He has over 20 years of experience in real estate and finance, with nearly 10 years at Johnson Capital Group where he generated more than $3.5 billion in loan originations and was named the firm’s top producer for 9 years running, and 10 years at FREG as Founder and CEO. Mr. Fisk is a graduate of the University of Colorado-Boulder, where he played football and received a Bachelor of Science degree in finance. He serves on the advisory board of ACE Scholarships and is on the Board of Trustees of MediaShift Technologies, Inc.

John Kerschner is the Head of U.S. Securitized Products at the Sub-Adviser. In his role as Head of U.S. Securitized Products, Mr. Kerschner primarily focuses on mortgage-backed securities and other structured products. Prior to joining Janus in 2010, Mr. Kerschner was director of portfolio management at BBW Capital Advisors. Before that, he worked for Woodbourne Investment Management, where he was global head of credit investing. Mr. Kerschner began his career at Smith Breeden Associates as an assistant portfolio manager and was promoted several times over 12 years, becoming a principal, senior portfolio manager and director of the ABS-CDO group. Mr. Kerschner received his B.A. in biology from Yale University, graduating cum laude. He earned his M.B.A. from Duke University, Fuqua School of Business, where he was designated a Fuqua Scholar. Mr. Kerschner holds the Chartered Financial Analyst designation and has 31 years of financial industry experience.

Jason Brooks is a Portfolio Manager at the Sub-Adviser, responsible for managing the firm’s commercial real estate debt strategies. Additionally, he is a Securitized Products Analyst acting as sector portfolio manager for the US commercial mortgage asset exposure across global fixed income funds, with a focus on CMBS, as well as certain ABS coverage. Prior to joining the Sub-Adviser in 2012, he was a director, CMBS research at TIAA-CREF, where he led the firm’s CMBS research effort and was responsible for all aspects of due diligence relating to security selection. Mr. Brooks also served in other CMBS-focused research roles at both TIAA-CREF and Gramercy Capital Corp. Mr. Brooks received his bachelor of business administration degree in finance from the College of William and Mary and his MBA with a focus on real estate finance from Fordham University Graduate School of Business. He has 19 years of financial industry experience.

Tom McCahill is Managing Partner — Structured Finance Group at the Adviser, where he oversees all operations for the Adviser’s Structured Finance department. Mr. McCahill has over 36 years of experience in commercial real estate, where he has been a pioneer in the subordinate debt sector and has invested over $2.5 billion in mezzanine, B Notes and preferred equity. Prior to joining Forum, Mr. McCahill was Executive Vice President, Structured Finance at EverWest Real Estate Investors, LLC (“EverWest”), an institutional real estate investment management firm based in Denver, Colorado. Prior to joining EverWest, Mr. McCahill was a Managing Director at Pearlmark Real Estate Partners and Chief Executive Officer and President of MONY Realty Capital. Mr. McCahill received both his B.S. in economics and his M.S. in Real Estate Finance from the University of Wisconsin.

Responsibilities.    The purpose of the Investment Committee is to oversee the Fund’s investment transactions, management, policies, and guidelines, including establishment of investment benchmarks, review of investment performance, and oversight of investment risk management, policies, and guidelines, as well as discussion of current investment pipeline and presentation and approval of investments for the Fund.

None of the members of the Investment Committee has sole discretionary investment decision-making authority. The Investment Committee meets on a regular basis to discuss the overall strategic and investment objectives of the Fund. The Investment Committee has the following responsibilities:

•        Oversee and periodically review the performance of the Fund’s investments, including the impact of such performance on the Fund’s investment policies and guidelines, subject to the oversight of the Board;

•        Periodically review the structure, approach, and effectiveness of the Fund’s investment functions, including the performance of, and allocation of responsibilities between, the Adviser and the Sub-Adviser, subject to the Board’s oversight; and

•        Establish appropriate policies and procedures for the surveillance and monitoring of investments, including Workout investments.

Custodian

UMB Bank, N.A., with its principal place of business located at 928 Grand Boulevard, 10th Floor, Kansas City, MO 64106, serves as Custodian for the securities and cash of the Fund’s portfolio. Under a Custodian Agreement, the Custodian holds the Fund’s assets in safekeeping and keeps all necessary records and documents relating to its duties.

Organization and Offering Costs

Under the terms of the Investment Management Agreement, the Fund bears expenses incurred in its organization and operation. Certain of these expenses have been advanced by the Adviser, which incurred organization and offering costs on the Fund’s behalf. As of August 31, 2022, the Fund had expensed $190,234 in organization expenses and $110,189 in offering costs since the inception of the Fund, subject to the Expense Limitation Agreement.

Organization costs include, among other things, the cost of organizing as a Delaware statutory trust, including the cost of legal services and other fees pertaining to the Fund’s organization. These costs are expensed as incurred. The Fund’s offering costs include, among other things, legal, accounting, printing and other expenses pertaining to this offering. The Fund has charged offering costs against capital in excess of par value on the balance sheet.

Control Persons

A control person is one who owns, either directly or indirectly, more than 25% of the voting securities of a company or acknowledges the existence of control. As of the date of this prospectus, there were no control persons of the Fund.

CONFLICTS OF INTEREST

The Fund may be subject to a number of actual and potential conflicts of interest, including, but not limited to, those set forth in further detail below.

The Adviser and the Sub-Adviser may from time to time engage in financial advisory activities that are independent from, and may conflict with, those of the Fund. The Adviser and/or Sub-Adviser may from time to time provide services to, invest in, advise, sponsor and/or act as investment manager to investment vehicles and other persons or entities (including prospective investors in the Fund), which may have structures, investment objectives and/or policies that are similar to those of the Fund, and which may compete with the Fund for investment opportunities. Such activities may be in competition with the Fund and/or may involve substantial time and resources of the Adviser or Sub-Adviser

Although the Adviser and Sub-Adviser will seek to allocate investment opportunities among the Fund and their other clients in a fair and reasonable manner, there can be no assurance that an investment opportunity which comes to the attention of the Adviser or Sub-Adviser and that is appropriate for the Fund will be referred to the Fund. Neither the Adviser nor the Sub-Adviser is obligated to refer any investment opportunity to the Fund. The Adviser’s allocation policy is designed to fairly and equitably distribute investment opportunities over time among the Fund and other pools of capital managed by the Adviser, which may include proprietary accounts or private funds, including investment or co-investment vehicles established for personnel of the Adviser or its affiliates. The Adviser’s allocation policy provides that once an investment has been approved and is deemed to be in the Fund’s best interest, the Fund will receive an allocation of the investment based on, among other things, proposed investment size, capital availability, timing considerations, legal or regulatory constraints, targeted leverage levels, portfolio diversification, and geographic concentration. The outcome of this determination will result in the allocation of all, some or none of an investment opportunity to the Fund. The Fund, the Adviser and certain other funds affiliated with the Adviser have filed an application for exemptive relief with the SEC to enable the Fund to engage in certain co-investment transactions with its affiliates. There can be no assurance that the Fund will obtain such exemptive relief. Accordingly, notwithstanding the general provisions of the Adviser’s allocation policy, until such relief is granted, the Fund’s ability to co-invest with the Adviser and its affiliates is limited by existing regulatory guidance.

The directors, partners, trustees, managers, members, officers and employees of the Adviser and Sub-Adviser may buy and sell securities or other investments for their own accounts. As a result of differing trading and investment strategies or constraints, investments may be made by directors, partners, trustees, managers, members, officers and employees that are the same, different from or made at different times than investments made for the Fund. To reduce the possibility that the Fund will be materially adversely affected by the personal trading described above, each of the Fund, the Adviser and Sub-Adviser have adopted codes of ethics (collectively, the “Codes of Ethics”) in compliance with Section 17(j) of the Investment Company Act that restrict securities trading in the personal accounts of investment professionals and others who normally come into possession of information regarding the portfolio transactions of the Fund. The Codes of Ethics are available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov, and copies may be obtained, after paying a duplicating fee, by email at publicinfo@sec.gov.

FREG and other affiliates of the Adviser will, at times, provide property management or other services with respect to properties in which the Fund invests, including the Workout Assets, in compliance with applicable law, and will generally be paid fees for such services. In general, compensation received by FREG or other affiliates of the Adviser for providing these services will not be directly borne by the Fund and its returns will not be directly impacted by such payments. Although any such arrangements will be subject to the requirements of applicable law, including guidance under the Investment Company Act, and must be approved by the Fund’s independent trustees, the Adviser will face conflicts of interest with respect to recommending the engagement of these service providers by the Fund. In addition, in the event the expenses on Workout Assets exceed the revenues generated by such Workout Asset, the Fund could be required to pay such expenses or shortfalls.

Among other matters, the Adviser or its affiliates, in the Adviser’s discretion and from its own resources, may pay additional compensation to Financial Intermediaries in connection with the sale and servicing of Fund Shares. In addition, the Adviser may earn additional fees or reimbursement of expenses from certain borrowers in connection with the structuring of certain investments negotiated by the Adviser or its affiliates. The negotiation of such loans and the payment of additional compensation to Financial Intermediaries in connection with the sale and servicing of Fund shares could result in an increase in the Fund’s assets under management, which would result in a corresponding increase in management fees payable to the Adviser. The Adviser has not adopted a limitation on the maximum permissible amount of such additional compensation that could be paid to Financial Intermediaries.

DISTRIBUTOR

The Fund continuously offers the Shares at their NAV per Share through Foreside Fund Services, LLC, the principal underwriter and distributor of the Shares (the “Distributor”). The Fund has entered into a Distribution Agreement with the Distributor, Three Canal Plaza, Suite 100, Portland, Maine 04101. Pursuant to the Distribution Agreement, the Distributor serves on a best efforts basis, subject to various conditions. The Distributor is not required to buy any Shares and does not intend to make a market in the Shares. There is no sales charge for purchases of Shares.

Under the Distribution Agreement, the Distributor is also responsible for entering into agreements with broker-dealers or other financial intermediaries (“Selling Agents”) to assist in the distribution of the Shares, reviewing the Fund’s proposed advertising materials and sales literature and making certain filings with regulators. For these services, the Distributor receives an annual fee from the Adviser. The Adviser is also responsible for paying any out-of-pocket expenses incurred by the Distributor in providing services under the Distribution Agreement.

Under the Fund’s Distribution Agreement with the Distributor, the Fund agrees to indemnify the Distributor and its control persons against certain liabilities including those that may arise under the Securities Act and the Investment Company Act as a result of: (1) the Distributor serving as distributor of the Fund pursuant to the agreement; (2) the Fund’s breach of any of its obligations, representations, warranties or covenants contained in the agreement; (3) the Fund’s failure to comply with any applicable securities laws or regulations; or (4) untrue statements of material fact or the omissions of material facts required to make statements not misleading in Fund offering materials, sales materials and shareholder reports.

The Distributor may engage one or more Selling Agents to assist in the distribution of Shares. Selling Agents may charge a separate fee for their service in conjunction with an investment in the Fund and/or maintenance of investor accounts. Such a fee is not a sales load imposed by the Fund or the Distributor and will be in addition to the fees charged or paid by the Fund. The payment of these fees and the effect of these fees on the performance of a shareholder’s investment in Shares will not be reflected in the performance returns of Shares.

Selling Agents may also impose terms and conditions on investor accounts and investments in the Fund that are in addition to the terms and conditions described in this Prospectus and are not imposed by the Fund, the Distributor or any other Fund service providers. These terms and conditions may affect or limit a prospective or current shareholder’s ability to purchase Shares, a current shareholder’s ability to tender Shares to the Fund for repurchase or to otherwise transact business with the Fund. Services provided by Selling Agents may vary. Shareholders investing in Shares through a Selling Agent should consult with the Selling Agent regarding the terms and conditions related to accounts held at the Selling Agent, services provided to such accounts and related service fees as well as operational limitations of the Selling Agent.

The Adviser shall pay for any distribution, shareholder servicing, marketing and promotional services rendered to the Shares including payments to Selling Agents for the sale of Shares and related shareholder services and payments to other entities marketing the Fund. These expenses are not reflected in the expense table included in this Prospectus. Payments to Selling Agents or other entities marketing the Fund create conflicts of interest by influencing the Selling Agent, marketing entity and your salesperson to recommend Shares over another investment. These payments may also benefit the Adviser, the Distributor and their respective affiliates if these payments result in an increase in the NAV of Shares, the value upon which any fees payable by the Fund to these entities are based.

SHAREHOLDER SERVICING PLAN AND DISTRIBUTION AND SERVICE PLAN

Shareholder Servicing Plan

Subject to the receipt of an exemptive order from the SEC, the Fund will operate under a Shareholder Servicing Plan with respect to Class I Shares that will allow the Fund to pay shareholder servicing fees to certain intermediaries with respect of Shareholders holding Class I Shares. Under the Shareholder Servicing Plan, the Fund may pay to qualified recipients up to 0.10% on an annualized basis of the aggregate net assets of the Fund attributable to Class I Shares (the “Shareholder Servicing Fee”). Because these fees are paid out of the Class I Shares’ assets on an ongoing basis, over time these fees will increase the cost of an investment in Class I Shares. Class W Shares and Founders Shares are not subject to the Shareholder Servicing Fee.

Distribution and Service Plan

The Fund has adopted a Distribution and Service Plan (the “Plan”) with respect to Class W Shares consistent with the requirements of Rule 12b-1 under the Investment Company Act. Subject to receipt of exemptive relief from the SEC, under the Plan the Fund will be permitted to pay to the Distributor, or to other qualified recipients under the Plan, up to 0.25% on an annualized basis of the aggregate net assets of the Fund attributable to Class W Shares (the “Distribution and Service Fee”). There is no assurance that the Fund will be granted the exemptive order. The Distribution and Service Fee is paid for the sale and marketing of the Class W Shares and to reimburse the Distributor for related expenses incurred. The Distributor generally will pay all or a portion of the Distribution and Service Fee to Financial Intermediaries that sell Class W Shares. Because the Distribution and Service Fees are paid out of the Fund’s assets on an ongoing basis, over time they will increase the cost of an investment in Class W Shares and may cost more than paying other types of sales charges. Class I Shares and Founders Shares are not subject to the Distribution and Service Fee. The Distribution and Service Plan is a compensation plan, which means that the Distributor is compensated regardless of its expenses, as opposed to a reimbursement plan which reimburses only for expenses incurred. The Distributor does not retain any of the Distribution and Service Fee for profit. All Distribution and Service Fees are held in a retention account by the Distributor to pay for and/or reimburse the Advisor for distribution-related expenditures.

DETERMINATION OF NET ASSET VALUE

The Fund will calculate its NAV on a daily basis. The NAV of the Fund will equal, unless otherwise noted, the value of the total assets of the Fund, including the amount of borrowings for investment purposes, less all of its liabilities, excluding the amount of borrowings for investment purposes.

The Board has designated the Adviser as the “valuation designee” pursuant to the provisions of Rule 2a-5 under the Investment Company Act (the “Valuation Designee”). The Valuation Designee conducts the valuation of the Fund’s investments at all times consistent with U.S. generally accepted accounting principles (“GAAP”) and the Investment Company Act and pursuant to policies and procedures adopted by the Adviser and approved by the Board. The Valuation Designee has established a Valuation Committee, which assists in carrying out the valuation of Fund holdings and performs fair value determinations pursuant to the standards and procedures set forth in such policies and procedures. Fund investments are valued in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure (“ASC Topic 820”), issued by the Financial Accounting Standards Board, which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the applicable measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy, which prioritizes the use of observable inputs in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, which includes inputs such as quoted prices for similar securities in active markets and quoted prices for identical securities where there is little or no activity in the market; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions. Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a ready market for these investments existed, and these differences could be material.

Investments that are listed or traded on an exchange and are freely transferrable, such as interests in public REITS or certain short-term investments, are Level 1 securities and valued at the closing price on the principal exchange on which the investment is listed or traded. Other investments for which market quotations are readily available will be valued using end-of-day pricing quotes obtained from an independent third-party fixed income pricing service on a daily basis.

Certain investments, such as CMBS, that are publicly traded but for which no readily available market quotations exist, are generally valued on the basis of information furnished by an independent pricing service that uses a valuation matrix which incorporates both dealer-supplied valuations and electronic data processing techniques. To assess the continuing appropriateness of pricing sources and methodologies, the Adviser regularly performs price verification procedures and issues challenges as necessary to independent pricing services or brokers, and any differences are reviewed in accordance with the valuation procedures. The Valuation Designee will utilize a number of factors to determine if the quotations are representative of fair value, including through comparison of prices to multiple sources and monitoring of significant valuation events. The Sub-Adviser may also provide relevant information to the Adviser in its capacity as Valuation Designee.

Securities that are not publicly traded or whose market prices are not readily available, as will be the case for a substantial portion of CRE Debt Investments and direct real estate investments, will initially be valued at cost and thereafter valued at fair value as determined by the Adviser in good faith pursuant to the policies adopted by the Adviser and approved by the Board, based on, among other things, the input of the Adviser and independent valuation firm(s) engaged to review the Fund’s investments. The Adviser and independent valuation firm(s) will use a variety of approaches to establish the fair value of these investments in good faith. The approaches used will generally include widely recognized and utilized valuation approaches and methodologies, including an analysis of discounted cash flows, publicly traded comparable companies and comparable transactions and will also consider recent transaction prices and other factors in the valuation. An independent, third-party valuation firm will generally review all of the Fund’s Level 3 investments on an annual basis. In the interim between third-party evaluations, the Valuation Committee shall value each Level 3 investment on a monthly basis as set forth in the procedures adopted by Adviser and approved by the Board.

The Valuation Designee provides the Board with reports on a quarterly basis, or more frequently if necessary, identifying valuation activity with respect to Level 2 and Level 3 holdings in the Fund’s portfolio. Fair value determinations are based upon all available inputs that the Valuation Designee deems relevant, which may include indicative dealer quotes, values of like securities, recent portfolio company financial statements and forecasts for the investment, and valuations prepared by independent valuation firms.

Allocation of Income and Class Expenses

Expenses related to the distribution of a Class of Shares of the Fund or to the services provided to Shareholders of a Class shall be borne solely by such Class. The following expenses attributable to the Shares of a particular Class will be borne solely by the Class to which they are attributable:

•        Account maintenance and shareholder servicing fees;

•        Extraordinary non-recurring expenses, including litigation and other legal expenses relating to a particular class; and

•        Such other expenses as the Board determines were incurred by a specific class and are appropriately paid by that class.

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class shall be allocated to each class of the Fund on the basis of NAV of that class in relation to the NAV of the Fund. Investment advisory fees, including the management fee, custodial fees, and other expenses relating to the management of the Fund’s assets shall not be allocated on a class-specific basis, but rather based upon relative net assets. Income shall be included to the date of calculation. Appropriate provision shall be made for federal income taxes if required.

While the valuation policy adopted by the Adviser and approved by the Board is intended to result in a calculation of the Fund’s NAV that fairly reflects investment values as of the time of pricing, the Fund cannot ensure that fair values determined by the Valuation Designee would accurately reflect the price that the Fund could obtain for an investment if it were to dispose of that investment as of the time of pricing (for instance, in a forced or distressed sale). The prices used by the Fund may differ from the value that would be realized if the investments were sold. The Fund periodically benchmarks the bid and ask prices received from independent valuation firms and/or dealers, as applicable, and valuations received from the independent valuation firms against the actual prices at which it purchases and sells its investments. The Fund believes that these prices will be reliable indicators of fair value.

QUARTERLY REPURCHASE OFFERS

The Fund is a closed-end interval fund that, to provide liquidity and the ability to receive NAV on a disposition of at least a portion of your Shares, makes quarterly offers to repurchase Shares. No Shareholder will have the right to require the Fund to repurchase its Shares, except as permitted by the Fund’s interval structure. No public market for the Shares exists, and none is expected to develop in the future. Consequently, Shareholders generally will not be able to liquidate their investment other than as a result of repurchases of their Shares by the Fund, and then only on a limited basis. The Fund expects to make its first repurchase offer in the fourth quarter of 2022.

The Fund has adopted, pursuant to Rule 23c-3 under the Investment Company Act, a fundamental policy, which cannot be changed without shareholder approval, requiring the Fund to offer to repurchase with cash at least 5% and up to 25% of its Shares at the applicable NAV per Share on a regular schedule. Although the policy permits repurchase of between 5% and 25% of the Fund’s outstanding Shares, for each quarterly repurchase offer, the Fund currently expects to offer to repurchase 5% of the Fund’s outstanding Shares at the applicable NAV per Share, subject to approval of the Board.

Repurchase Dates

The Fund will make quarterly repurchase offers in March, June, September and December of each year. As discussed below, the date on which the repurchase price for Shares is determined will occur no later than the 14th day after the Repurchase Request Deadline (or the next business day, if the 14th day is not a business day).

Repurchase Request Deadline

The date by which shareholders wishing to tender Shares for repurchase must respond to the repurchase offer will be no more than fourteen days before the Repurchase Pricing Date (defined below). When a repurchase offer commences, the Fund sends, at least twenty-one (21) and no more than forty-two (42) days before the Repurchase Request Deadline, written notice to each shareholder setting forth, among other things:

•        The percentage of outstanding Shares that the Fund is offering to repurchase and how the Fund will purchase Shares on a pro rata basis if the offer is oversubscribed.

•        The date on which a Shareholder’s repurchase request is due.

•        The date that will be used to determine the NAV per Share of the respective Share class applicable to the repurchase offer (the “Repurchase Pricing Date”).

•        The date by which the Fund will pay to Shareholders the proceeds from their Shares accepted for repurchase.

•        The NAV of the Shares as of a date no more than seven days before the date of the written notice and the means by which Shareholders may ascertain the NAV per Share.

•        The procedures by which Shareholders may tender their Shares and the right of shareholders to withdraw or modify their tenders before the Repurchase Request Deadline.

•        The circumstances in which the Fund may suspend or postpone the repurchase offer.

This notice may be included with a Shareholder report or other Fund document. Shareholders that hold Shares through a Financial Intermediary will need to ask their Financial Intermediary to submit their repurchase requests and tender Shares on their behalf. The Repurchase Request Deadline will be strictly observed. If a Shareholder’s repurchase request is not submitted to the Fund’s transfer agent in properly completed form by the Repurchase Request Deadline, the Shareholder will be unable to sell his or her Shares to the Fund until a subsequent repurchase offer, and the Shareholder’s request for that offer must be resubmitted. If a Shareholder’s Financial Intermediary will submit his or her repurchase request, the Shareholder should submit his or her request to the Financial Intermediary in the form requested by the Financial Intermediary sufficiently in advance of the Repurchase Request Deadline to allow the Financial Intermediary to submit the request to the Fund. If a Shareholder’s Financial Intermediary is unable or fails to submit the Shareholder’s request to the Fund in a timely manner, or if the Shareholder fails to submit his or her request to the Shareholder’s Financial Intermediary, the Shareholder will be unable to sell his or her Shares to the Fund until a subsequent repurchase offer, and the Shareholder’s request for that offer must be resubmitted. Shareholders may withdraw or change a repurchase request with a proper instruction submitted in good form at any point before the Repurchase Request Deadline.

Determination of Repurchase Price and Payment for Shares

The Repurchase Pricing Date will occur no later than the fourteenth (14th) day after the Repurchase Request Deadline (or the next business day, if the fourteenth day is not a business day). The Fund expects to distribute payment to Shareholders between one (1) and three (3) business days after the Repurchase Pricing Date and will distribute such payment no later than seven (7) calendar days after such date. The Fund’s NAV per Share may change materially between the date a repurchase offer is mailed and the Repurchase Request Deadline, and it may also change materially between the Repurchase Request Deadline and Repurchase Pricing Date. The method by which the Fund calculates NAV is discussed below under “Net Asset Value.” During the period an offer to repurchase is open, Shareholders may obtain the current NAV by visiting the Fund’s website (www.freif.com) or calling 888-267-1456 toll free.

Early Repurchase Fees

A 2.00% early repurchase fee (the “Early Repurchase Fee”) will be charged by the Fund with respect to any repurchase of Shares from a Shareholder at any time prior to the day immediately preceding the one-year anniversary of the Shareholder’s purchase of the Shares. Shares tendered for repurchase will be treated as having been repurchased on a “first in-first out” basis. Therefore, Shares repurchased will be deemed to have been taken from the earliest purchase of Shares by such Shareholder (adjusted for subsequent net profits and net losses) until all such Shares have been repurchased, and then from each subsequent purchase of Shares by such Shareholder (adjusted for subsequent net profits and net losses) until such Shares are repurchased.

The Early Repurchase Fee may be waived for certain categories of Shareholders or transactions. For example, the early repurchase fee will be waived on repurchases of Shares (i) in the event of the Shareholder’s death or disability; (ii) that result from required minimum distributions taken from retirement accounts when the Shareholder reaches age 70 1⁄2; (iii) that result from returns of excess contributions made to retirement plans or individual retirement accounts; (iv) to satisfy participant loan advances by employer sponsored retirement plans; (v) in connection with distributions qualifying under the hardship provisions of the Code; and (vi) that were purchased through the Fund’s DRIP. Restrictions may apply to certain accounts and certain transactions. The Fund reserves the right to change these terms at any time. Any change will apply only to Shares purchased after the effective date of such change. The early repurchase fee will only be imposed if the Fund receives an exemptive order from the SEC permitting imposition of the fee. There is no assurance that the SEC will grant such relief.

In the event that the Adviser holds Shares in its capacity as a Shareholder, such Shares may be tendered for repurchase in connection with any repurchase offer made by the Fund, without notice to the other Shareholders.

Suspension or Postponement of Repurchase Offers

The Fund may suspend or postpone a repurchase offer in limited circumstances set forth in Rule 23c-3 under the Investment Company Act, as described below, but only with the approval of a majority of the Trustees, including a majority of Trustees who are not “interested persons” of the Fund, as defined in the Investment Company Act. The Fund may suspend or postpone a repurchase offer only: (1) if making or effecting the repurchase offer would cause the Fund to lose its status as a regulated investment company under Subchapter M of the Internal Revenue Code; (2) for any period during which the NYSE or any other market in which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (3) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (4) for such other periods as the SEC may by order permit for the protection of shareholders of the Fund. The Fund will provide notice to Shareholders of any suspension or postponement of a repurchase offer.

Oversubscribed Repurchase Offers

There is no minimum number of Shares that must be tendered before the Fund will honor repurchase requests. However, the Fund’s Trustees set for each repurchase offer a maximum percentage of Shares that may be repurchased by the Fund, which is currently expected to be 5% of the Fund’s outstanding Shares. In the event a repurchase offer by the Fund is oversubscribed, the Fund may repurchase, but is not required to repurchase, additional Shares up to a maximum amount of 2% of the outstanding Shares of the Fund. If the Fund determines not to repurchase additional Shares beyond the repurchase offer amount, or if shareholders tender an amount of Shares greater than that which the

Fund is entitled to repurchase, the Fund will repurchase the Shares tendered on a pro rata basis, provided that the Fund may accept all shares tendered for repurchase by shareholders who own less than 100 shares and who tender all of their Shares for repurchase, before prorating other amounts tendered.

If any Shares that you wish to tender to the Fund are not repurchased because of proration, you will have to wait until the next repurchase offer and resubmit a new repurchase request, and your repurchase request will not be given any priority over other shareholders’ requests. Thus, there is a risk that the Fund may not purchase all of the Shares you wish to have repurchased in a given repurchase offer or in any subsequent repurchase offer. In anticipation of the possibility of proration, some shareholders may tender more Shares than they wish to have repurchased in a particular quarter, increasing the likelihood of proration.

Involuntary Repurchases

Under certain circumstances, when consistent with the requirements of the Fund’s Declaration of Trust and By-Laws and the provisions of the Investment Company Act and the rules thereunder, including Rule 23c-3, the Fund may, repurchase or redeem at NAV the Shares of a Shareholder, or any person acquiring Shares from or through a Shareholder, without consent or other action by the Shareholder or other person. The Fund will not impose an early repurchase fee on any Shares subject to involuntary repurchase by the Fund. Please see “Repurchases and Transfers of Shares — Involuntary Repurchases” in the SAI for additional information.

There is no assurance that you will be able to tender your Shares when or in the amount that you desire.

Consequences of Repurchase Offers

From the time the Fund distributes or publishes each repurchase offer notification until the Repurchase Pricing Date for that offer, the Fund must maintain liquid assets at least equal to the percentage of its Shares subject to the repurchase offer. For this purpose, “liquid assets” means assets that may be sold or otherwise disposed of in the ordinary course of business, at approximately the price at which the Fund values them, within the period between the Repurchase Request Deadline and the repurchase payment deadline, or which mature by the repurchase payment deadline. The Fund is also permitted to borrow up to the maximum extent permitted under the Investment Company Act to meet repurchase requests.

If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their Shares by increasing the Fund’s expenses and reducing any net investment income. There is no assurance that the Fund will be able sell a significant amount of additional Shares so as to mitigate these effects.

These and other possible risks associated with the Fund’s repurchase offers are described under “Risk Factors — Repurchase Offers Risk” above. In addition, the repurchase of Shares by the Fund will be a taxable event to shareholders, potentially even to those shareholders that do not participate in the repurchase. For a discussion of these tax consequences, see “U.S. Federal Income Tax Considerations” below and in the SAI.

DISTRIBUTION POLICY

Monthly Distribution Policy

The Fund intends to make a monthly dividend distribution of the net investment income of the Fund after payment of Fund operating expenses. In order to qualify as a REIT, the Fund is required to distribute dividends to its shareholders each year in an amount at least equal to (a) the sum of (i) 90% of the Fund’s “REIT taxable income” (computed without regard to its dividends-paid deduction and excluding net capital gains) and (ii) the Fund’s net income, if any, (after tax) from foreclosure property, minus (b) the sum of specified items of non-cash income. To the extent that the Fund distributes less than 100% of its “REIT taxable income,” as adjusted, the Fund will be subject to tax at the regular corporate tax rates on the retained portion. If the Fund fails to distribute during each calendar year at least the sum of: (i) 85% of the Fund’s REIT ordinary income for such year; (ii) 95% of the Fund’s REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, the Fund would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which it has paid corporate income tax. The Fund intends to make timely distributions sufficient to satisfy the REIT qualification requirements and to avoid material income and excise taxes. Unless the registered owner of shares elects to receive cash, all dividends declared on shares will be automatically reinvested in additional shares of the Fund. See “Dividend Reinvestment Policy.”

Section 19(a) of the Investment Company Act and Rule 19a-1 thereunder require the Fund to provide a written statement accompanying any such payment that adequately discloses its source or sources. Thus, if the source of the dividend or other distribution were the original capital contribution of the shareholder, and the payment amounted to a return of capital, the Fund would be required to provide written disclosure to that effect. Nevertheless, persons who periodically receive the payment of a dividend or other distribution may be under the impression that they are receiving net profits when they are not. Shareholders should read any written disclosure provided pursuant to Section 19(a) and Rule 19a-1 carefully and should not assume that the source of any distribution from the Fund is net profit.

The Board reserves the right to change or suspend the monthly distribution policy at any time.

DIVIDEND REINVESTMENT POLICY

The Fund will operate under a DRIP administered by UMB Fund Services Inc. (the “Agent”). Pursuant to the policy, the Fund’s distributions other than liquidating distributions and repurchases (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, are reinvested in the same Class of Shares of the Fund.

Shareholders automatically participate in the DRIP, unless and until an election is made to withdraw from the DRIP on behalf of a participating Shareholder. Shareholders who do not wish to have Distributions automatically reinvested should so notify the Agent in writing at:

Forum Real Estate Income Fund
c/o UMB Fund Services Inc.
235 W Galena Street
Milwaukee, WI 53212-3948

Such written notice must be received by the Agent three days prior to the record date of a Distribution or the Shareholder will receive such Distribution in Shares through the DRIP. With respect to Shares held by a Financial Intermediary on behalf of an investor, any written notices will be provided to the Financial Intermediary and Shares issued under the DRIP will be issued to the Financial Intermediary account. Under the DRIP, the Fund’s Distributions to Shareholders are reinvested in full and fractional shares as described below. A Shareholder may designate all or a portion of his or her shares for inclusion in the policy, provided that Distributions will be reinvested only with respect to shares designated for reinvestment under the policy.

When the Fund declares a Distribution, the Agent, on a Shareholder’s behalf, will receive additional authorized Shares from the Fund. The number of Shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund’s NAV per share.

The Agent will maintain all Shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by Shareholders for personal and tax records. The Agent will hold Shares in the account of the Shareholder in the name of the participant, and each Shareholder’s proxy, if any, will include those Shares purchased pursuant to the DRIP. The Agent will distribute all proxy solicitation materials, if any, to participating Shareholders. With respect to shares held by a Financial Intermediary on behalf of an investor, the Agent will distribute all information to the Financial Intermediary and any Shares issued under the DRIP will be issued to the Financial Intermediary account.

In the case of Shareholders, such as banks, brokers or nominees, that hold Shares for others who are beneficial owners participating under the DRIP, the Agent will administer the DRIP on the basis of the number of Shares certified from time to time by the record Shareholder as representing the total amount of Shares registered in the Shareholder’s name and held for the account of beneficial owners participating under the DRIP.

Neither the Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the DRIP, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act, including, without limitation, failure to terminate a participant’s account prior to receipt of written notice of his or her death or with respect to prices at which Shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made, subject to applicable provisions of the federal securities laws.

The automatic reinvestment of Distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Distributions. See “U.S. Federal Income Tax Considerations.”

The Fund reserves the right to amend or terminate the DRIP at any time upon notice to Shareholders. There is no direct service charge to participants with regard to purchases under the DRIP; however, the Fund reserves the right to amend the DRIP to include a service charge payable by the participants.

All correspondence concerning the dividend reinvestment policy should be directed to the Agent at the addresses listed above. Certain transactions can be performed by sending an email to investorrelations@forumcapadvisors.com or calling 888-267-1456 toll free.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following information relating to certain U.S. federal income tax consequences of an investment in the Fund by a U.S. investor that is not a non-U.S. or tax-exempt entity is based on laws, regulations, IRS pronouncements and court decisions in effect on the date of this prospectus. These laws and regulations are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to shareholders, or to shareholders who may be subject to special tax treatment under the Code, including, without limitation, non-U.S. and tax-exempt shareholders. Shareholders should consult a tax professional for the tax consequences of investing in the Fund in light of their own circumstances, as well as for information on foreign, state and local taxes, which may apply.

Distributions to Shareholders

The following discussion describes taxation of shareholders on distributions from the Fund in years in which the Fund qualifies to be taxed as a REIT.

Distributions by the Fund, other than capital gain dividends, generally will constitute ordinary dividends to the extent of the Fund’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions from REITs that are treated as dividends but are not designated as qualified dividends or capital gain dividends are treated as ordinary income. For non-corporate taxpayers before January 1, 2026, distributions from REITs that are treated as dividends but are not designated as qualified dividends or capital gain dividends are taxed as ordinary income after deducting 20% of the amount of the dividend. At the current maximum ordinary income rate of 37% applicable before January 1, 2026, the maximum tax rate on ordinary REIT dividends for non-corporate shareholders is 29.6%.

Ordinary dividends generally will not qualify as “qualified dividend income” currently taxed as net capital gain for U.S. shareholders that are individuals, trusts, or estates. However, provided the Fund properly designates the distributions, distributions to shareholders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gain to the extent the shareholder (and, where applicable, the Fund) satisfies certain holding period requirements and the dividends are attributable to (i) qualified dividend income received by the Fund from other corporations during the taxable year, and (ii) undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year. The Fund does not anticipate distributing a significant amount of qualified dividend income.

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Fund’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. The REIT provisions of the Code do not require the Fund to distribute its long-term capital gain, and it may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. If the Fund so elects for a taxable year, shareholders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year. A shareholder would be deemed to have paid its share of the tax paid by the Fund on such undistributed capital gains, which would be credited or refunded to the shareholder. The shareholder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the Fund) included in the shareholder’s long-term capital gains.

Distributions in excess of the Fund’s current and accumulated earnings and profits (a “return of capital distribution”) will be treated first as a tax-free return of capital, reducing the tax basis in a shareholder’s shares and thereby increasing the amount of gain (or decreasing the amount of loss) recognizable by the shareholder upon a subsequent disposition of its shares. To the extent a return of capital distribution exceeds a shareholder’s tax basis in its shares, the distribution will be taxable as capital gain realized from the sale of such shares.

Dividends declared by the Fund in October, November or December, and payable to a shareholder of record on a specified date in any such month, shall be treated both as paid by the Fund and as received by the shareholder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.

If a shareholder participates in the Fund’s DRIP, such shareholder will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in the Fund’s shares to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless such shareholder is a tax-exempt entity, such shareholder may need to use funds from other sources to pay such shareholder’s tax liability on the reinvested dividends.

A statement that provides the U.S. federal income tax status of the Fund’s distributions will be sent to shareholders promptly after the end of each year.

Gain or Loss on Sale or Repurchase of Shares of the Fund

A shareholder may recognize either a gain or loss when it sells shares of the Fund. The gain or loss is the difference between the proceeds of the sale and the shareholder’s adjusted tax basis in the shares sold. Any loss realized on a taxable sale of shares held for six months or less will be treated as a long-term capital loss, to the extent of the amount of capital gain dividends received on such shares. If a shareholder sells shares of the Fund at a loss and purchases shares of the Fund within 30 days before or after the sale (a wash sale), a deduction for the loss is generally disallowed.

A repurchase of shares of the Fund will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of shares discussed above, provided that the repurchase satisfies one of the tests under the Code enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder’s interest in the Fund, (ii) results in a substantially disproportionate repurchase with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, generally must be taken into account. The sale of shares pursuant to a repurchase generally will result in a “substantially disproportionate” repurchase with respect to a holder if the percentage of the then outstanding voting shares of the Fund owned by the holder immediately after the sale is less than 80% of the percentage of the voting shares of the Fund owned by the holder determined immediately before the sale. The sale of shares pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in shares of the Fund as a result of the repurchase constitutes a “meaningful reduction” of such holder’s interest.

Tax Risks to Non-U.S. Holders

In addition to any potential withholding tax on ordinary dividends, a non-U.S. holder other than a “qualified shareholder” or a “qualified foreign pension fund,” as each is defined for purposes of the Code, that disposes of a “U.S. real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), is generally subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the gain from such disposition. FIRPTA gains must be reported on U.S. federal income tax returns and are taxable at regular U.S. federal income tax rates. Such tax does not apply, however, to the gain on disposition of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. If the Fund were to fail to qualify as a domestically controlled REIT, amounts received by a non-U.S. holder on certain dispositions of shares of its common stock (including a repurchase) would be subject to tax under FIRPTA, unless (i) its common shares were regularly traded on an established securities market and (ii) the non-U.S. holder did not, at any time during a specified testing period, hold more than 10% of the common shares. The Fund does not expect its shares to be regularly traded on an established securities market until such time, if ever, as it lists its shares on a national securities exchange. Furthermore, even if the Fund is domestically controlled, distributions by the Fund that are attributable to gains from dispositions of USRPIs will be subject to tax under FIRPTA and special withholding rules unless the conditions in clauses (i) and (ii) of the immediately preceding sentence are satisfied, subject to certain exceptions.

A non-U.S. holder other than a “qualified shareholder” or a “qualified foreign pension fund,” that receives a distribution from a REIT that is attributable to gains from the disposition of a USRPI, as described above, including in connection with a repurchase of the Fund’s shares, is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such non-U.S. holder’s ownership of the shares unless the relevant class of shares is regularly traded on an established securities market in the United States and such non-U.S. holder did not own more than 10% of such class at any time during the one-year period ending on the date of such distribution. In addition, a repurchase of our shares, to the extent not treated as a sale or exchange, may be subject to withholding as an ordinary dividend.

The Fund seeks to act in the best interests of the company as a whole and not in consideration of the particular tax consequences to any specific holder of shares. Potential non-U.S. holders should inform themselves as to the U.S. tax consequences, and the tax consequences within the countries of their citizenship, residence, domicile, and place of business, with respect to the purchase, ownership and disposition of the Fund’s shares.

DESCRIPTION OF CAPITAL STRUCTURE AND SHARES

The Fund is a statutory trust established under the laws of the State of Delaware upon the filing of a Certificate of Trust with the Secretary of State of Delaware on April 5, 2021. The Fund’s Declaration of Trust provides that the Board may authorize separate classes of shares of beneficial interest. The Board has authorized an unlimited number of shares. The Fund does not intend to hold annual meetings of its shareholders.

Shares

The Declaration of Trust, which has been filed with the SEC, permits the Fund to issue an unlimited number of full and fractional shares of beneficial interest, no par value. Each Share of the Fund represents an equal proportionate interest in the assets of the Fund with each other Share in the Fund. Holders of shares will be entitled to the payment of dividends when, as and if declared by the Board. The Fund currently intends to make dividend distributions to its shareholders after payment of Fund operating expenses, including interest, on outstanding borrowings, if any, no less frequently than monthly. Unless the registered owner of Shares elects to receive cash, all dividends declared on Shares will be automatically reinvested for shareholders in additional shares of the Fund. See “Dividend Reinvestment Policy.” The Investment Company Act may limit the payment of dividends to the holders of shares. Each whole share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Declaration of Trust on file with the SEC. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Board may distribute the remaining assets of the Fund among its shareholders. The shares are not liable to further calls or to assessment by the Fund. There are no pre-emptive rights associated with the shares. The Declaration of Trust provides that the Fund’s shareholders are not liable for any liabilities of the Fund. Although shareholders of an unincorporated statutory trust established under Delaware law may, in certain limited circumstances, be held personally liable for the obligations of the Fund as though they were general partners, the provisions of the Declaration of Trust described in the foregoing sentence make the likelihood of such personal liability remote. The Fund will not issue share certificates.

The following table shows the amounts of the Fund’s shares that have been authorized and are outstanding as of September 1, 2022:

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding Exclusive of Amount Shown Under (3)
Shares of beneficial interest	Unlimited	None	6,206,201

Extraordinary Events

The Trustees, in order to change the form of organization and/or domicile of the Fund, may, without prior Shareholder approval: (i) cause the Fund to merge or consolidate with or into one or more trusts, partnerships, limited liability companies, associations or corporations which is or are formed, organized or existing under the laws of a state, commonwealth, possession or colony of the United States, or (ii) cause the Fund to incorporate under the laws of Delaware. Any agreement of merger or consolidation or certificate of merger may be signed by a majority of the Trustees. Any other merger or consolidation of the Fund shall, in addition to the approval of the Trustees, require a majority shareholder vote, except as otherwise permitted by the Investment Company Act or other applicable laws and regulations.

The Trustees may without Shareholder approval (unless required by the Investment Company Act) in dissolution of the Fund or an applicable series or class liquidate, reorganize or dissolve the Fund or an applicable series or class in any manner or fashion not inconsistent with applicable law. The assets of the Fund shall be allocated and distributed in accordance with the provisions of the Declaration of Trust. Upon completion of the distribution of the remaining proceeds or assets, the Fund shall terminate and shall be wound up in accordance with the provisions of the Declaration of Trust.

Anti-Takeover Provisions in the Declaration of Trust

The Declaration of Trust includes provisions that could have the effect of limiting the ability of entities or other persons to acquire control of the Fund or to change the composition of the Board, and could have the effect of depriving the Fund’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices, if any, by discouraging a third party from seeking to obtain control of the Fund. These provisions may have the effect of discouraging attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. Trustees are elected for indefinite terms and do not stand for reelection. A trustee may be removed from office without cause only by a written instrument signed or adopted by a majority of the remaining Trustees or by a vote of the holders of at least two-thirds of the class of shares of the Fund that are entitled to elect a trustee and that are entitled to vote on the matter. The Declaration of Trust does not contain any other specific inhibiting provisions that would operate only with respect to an extraordinary transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Fund’s asset, or liquidation. Reference should be made to the Declaration of Trust on file with the SEC for the full text of these provisions.

Legal Proceedings

The Declaration of Trust imposes limits on the ability of both shareholders and non-shareholders to bring derivative action, suit, or other proceeding on behalf of with respect to shareholders. Specifically, no non-shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of or with respect to such shares. No shareholder may maintain a derivative action unless holders of at least 10% of the shares of the affected class or classes join in the bringing of such action. These limitations do not apply to claims arising under the federal securities laws.

Derivative Actions

A Shareholder may bring a derivative action only if (a) such Shareholder makes a pre-suit demand upon the Board to bring the subject action, (b) the Trustees are given a reasonable amount of time to consider and investigate the request, and (c) the Trustees may retain counsel or other advisers in considering the merits of the request and will require an undertaking by the Shareholder(s) making such request to reimburse the Fund for the expense of any such advisers in the event that the Trustees determine not to bring such action. The requirements that (i) 10% of the Shares of the effected Class or Classes join in the demand to bring the action and (ii) requesting shareholders provide an undertaking to reimburse the Fund for the expense of any advisers retained by the Trustees, in the event that the Trustees determine not to bring such action, do not apply to claims arising under the federal securities laws.

Information Requirements

Every owner of more than 5% of the outstanding shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by the Board, within 30 days after the end of each taxable year, is required to give the Fund written notice, stating his or her name and address, the number of shares of each class and series which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide the Fund with such additional information as it may request in order to determine the effect, if any, of its beneficial ownership on the Fund’s status as a. In addition, each shareholder shall, upon demand, be required to provide the Fund with such information as it may request in good faith in order to determine its status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

PLAN OF DISTRIBUTION

Purchasing Shares

Investors may purchase Founders Shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by the Transfer Agent. Investors may buy and sell shares Class I Shares, Class W Shares and Founders Shares of the Fund through Financial Intermediaries. Class I Shares and Class W Shares will not be available for purchase until receipt of pending exemptive relief from the SEC, which may not be granted.

Financial Intermediaries may be authorized to designate other intermediaries to receive purchase or sale orders on the Fund’s behalf. Orders will be placed at the Fund’s NAV next computed after the order is received by a Financial Intermediary and accepted by the Fund. Orders placed with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the New York Stock Exchange is open for business, will be priced based on the Fund’s NAV determined as of such day, while orders placed with a Financial Intermediary after the close of regular trading (generally after 4:00 p.m., Eastern Time) on a day that the New York Stock Exchange is open for business will be priced based on the Fund’s NAV determined on the day following the date upon which such order is received by the Financial Intermediary.

A Financial Intermediary may hold shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial Intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund and for forwarding payment promptly.

An investor also may complete and sign an account application for a specific dollar amount of Founders Shares equal to or greater than the minimum initial investment amount, and pay such amount at the time of subscription; provided, however, that for Founders Shares purchased through a Financial Intermediary, the value of Shares being purchased may be combined with the value of any Founders Shares of the same class that were purchased or will be purchased within six months from the initial purchase through such Financial Intermediary, provided such Financial Intermediary enters into the requisite letter of intent with the Fund. The Fund reserves the right to accept subscriptions of less than the minimum initial investment for the applicable share class.

Subscriptions will be effective only upon the Fund’s acceptance and it reserves the right to reject any subscription in whole or in part. Subscriptions will be priced based at the Fund’s NAV next calculated after the date the subscription is accepted by the Fund. Subscriptions will be accepted or rejected by the Fund within ten days of receipt and, if rejected, all funds will be returned to subscribers without deduction for any expenses without interest, unless otherwise required by applicable law. Pending acceptance of an investor’s subscription, proceeds will be deposited into an account for his or her benefit. An investor does not have the option of rescinding a purchase order after the Shares have been issued to the investor.

In compliance with the USA Patriot Act of 2001, the Transfer Agent will verify certain information with respect to each purchase order, and investors will be required to supply their full name, date of birth, social security number and residential street address. If the Transfer Agent does not have a reasonable belief of the identity of a customer, the account will be rejected or the customer will not be allowed to perform a transaction on the account until such information is received. The Transfer Agent also may reserve the right to close the account within five business days if clarifying information/documentation is not received. Investors may call 888-267-1456 toll free for additional assistance when completing a subscription agreement.

By Mail

To make an initial purchase by mail, complete an account application and mail it, together with a check made payable to Forum Real Estate Income Fund, to:

Forum Real Estate Income Fund
c/o UMB Fund Services Inc.
235 W Galena Street
Milwaukee, WI 53212-3948

All checks must be in U.S. dollars drawn on a domestic bank. The Fund will not accept payment in cash or money orders. The Fund also does not accept cashier’s checks in amounts of less than $10,000. To prevent check fraud, the Fund will neither accept third party checks, Treasury checks, credit card checks, traveler’s checks or starter checks for the purchase of shares, nor post-dated checks, post-dated on-line bill pay checks, or any conditional purchase order or payment. The Fund reserves the right to reject any account application.

By Wire — Initial Investment

To make an initial investment in the Fund, the Transfer Agent must receive a completed account application before an investor wires funds. Investors may mail or overnight deliver an account application to the Transfer Agent. Upon receipt of the completed account application in good order, the Transfer Agent will establish an account. The account number assigned will be required as part of the instruction that should be provided to an investor’s bank to send the wire. An investor’s bank must include both the name of the Fund, the account number, and the investor’s name so that monies can be correctly applied. Any commercial bank can transfer same-day funds via wire. The Fund will normally accept wired funds for investment on the day received, if they are received by the Fund’s designated bank before the close of regular trading on the New York Stock Exchange. Your bank may charge you a fee for wiring same-day funds. Investors may call Investor Relations at 888-267-1456 to obtain wiring instructions for submitting payment to the Fund. If you place an order through a Financial Intermediary, a completed account application may not be required. Please contact your Financial Intermediary.

By Wire — Subsequent Investments

Wired funds must be received prior to 4:00 p.m. Eastern Time to be eligible for same-day pricing. The Fund, and its agents, including the Transfer Agent and Custodian, are not responsible for the consequences of delays resulting from the banking or Federal Reserve wire system, or from incomplete wiring instructions.

Purchase Terms

The Fund’s shares are distributed by the Distributor at NAV. The price of the shares during the offering will fluctuate over time with the NAV of the shares.

Share Class Considerations

When selecting a share class, you should consider the following:

•        which share classes are available to you;

•        how much you intend to invest;

•        how long you expect to own the shares; and

•        total costs and expenses associated with a particular share class.

If you are investing through a Financial Intermediary and are eligible to invest in more than one class of shares, the Financial Intermediary may help determine which share class is appropriate for you. Each investor’s financial considerations are different. You should speak with your financial adviser to help you decide which share class is best for you. Not all Financial Intermediaries offer all classes of shares. If your Financial Intermediary offers more than one class of shares, you should carefully consider which class of shares to purchase.

Class W Shares

Class W shares are sold at the then-current NAV per Class W share and are not subject to any upfront sales charge. Accordingly, the entire amount of your purchase is invested immediately. The minimum initial investment is $10,000, and the minimum subsequent investment is $1,000, except for purchases pursuant to the DRIP, which are not subject to a minimum. The Fund may permit a Financial Intermediary to waive the initial minimum per shareholder for Class W shares in the following situations: broker-dealers purchasing Class W shares for clients in broker-sponsored discretionary fee-based advisory programs and certain other situations deemed appropriate by the Fund. The Fund reserves the right to waive investment minimums. Class W Shares are subject to a Distribution and Service Fee that will accrue at an annual rate of up to 0.25% of the average monthly net assets of the Fund attributable to Class W shares and is payable on a monthly basis. The Distribution and Service Fee may be used to compensate Financial Intermediaries.

Class I Shares

Class I shares are sold at the then-current NAV per Class I Share and are not subject to an upfront sales load, so the entire amount of your purchase is invested immediately. The minimum initial investment is $10,000, and the minimum subsequent investment is $1,000, except for purchases pursuant to the DRIP, which are not subject to a minimum. The Fund reserves the right to waive investment minimums. The Fund may permit a Financial Intermediary to waive the initial minimum per shareholder for Class I shares in the following situations: registered investment advisers purchasing Class I shares for clients in discretionary fee-based advisory programs and certain other situations deemed appropriate by the Fund. Class I shares are subject to a Shareholder Servicing Fee that will accrue at an annual rate of 0.10% of the average monthly net assets of the Fund attributable to Class W shares and is payable on a monthly basis.

Founders Shares

Founders Shares are sold at the then-current NAV per Founders Share without any upfront sales load, so the entire amount of your purchase is invested immediately. The minimum initial investment is $25,000,000 and the minimum subsequent investment is $5,000, except for purchases pursuant to the DRIP, which are not subject to a minimum. The Fund reserves the right to waive investment minimums, and has determined to waive the investment minimum on Founders Shares until December 31, 2022 or the date on which the SEC grants the Fund’s pending multi-class exemptive relief, whichever is earlier. The Fund may permit a Financial Intermediary to waive the initial minimum per shareholder for Founders Shares in the following situations: broker-dealers or registered investment advisers purchasing Founders Shares for clients in discretionary fee-based advisory programs with $25,000,000 in aggregated initial investments across multiple clients, and certain other situations deemed appropriate by the Fund.

SUMMARY OF DECLARATION OF TRUST

General Summary

The Fund is a statutory trust established under the laws of State of Delaware by the Certificate of Trust dated April 5, 2021. The Fund’s Declaration of Trust authorizes the issuance of an unlimited number of shares of beneficial interest, par value $0.001 per share. The Declaration of Trust provides that the Trustees may authorize separate series or classes of shares of beneficial interest of the Fund. All shares of a series or class have equal rights to the payment of dividends and other distributions and the distribution of assets upon liquidation. Shares are, when issued, fully paid and non-assessable by the Fund and have no pre-emptive or rights to cumulative voting. The Trustees have the authority to provide from time to time that the holders of shares of any series or class shall have the right to convert or exchange said shares for or into shares of one or more other series or classes. The Board may from time to time, without a vote of Shareholders or any class, divide or combine the shares (without thereby changing the proportionate beneficial interest of the shares or a series or class in the assets held with respect to the Fund or such series or class), or reclassify the shares or a series or class into shares of one or more series or classes (whether the shares to be classified or reclassified are issued and outstanding or unissued and whether such shares constitute part or all of the shares of the Fund or such series or class).

Shareholders of a series or class of shares are entitled to share in proportion to the number of shares of such class held in dividends declared by the Board payable to holders of such series or class of shares and in the net assets of the Fund available for distribution to holders of such class of shares upon liquidation after payment of the preferential amounts payable to holders of any outstanding preferred shares.

The Declaration of Trust provides for indemnification out of the assets belonging to the applicable series for all loss and expense of any Shareholder or former Shareholder of a series or class of shares held personally liable for the obligations of the Fund solely by reason of such person’s status as a Shareholder or former Shareholder of such series or class. Thus, the risk of a Shareholder incurring financial loss by reason of being or having been a Shareholder is limited to circumstances in which the Fund would be unable to meet its obligations.

Shareholders have no pre-emptive rights. Upon liquidation of the Fund or an applicable series or class, after paying or adequately providing for the payment of all liabilities of the Fund or such series or class and the liquidation preference with respect to any outstanding preferred shares, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Shareholders of each class or series involved in such sale or conversion shall be entitled to receive, as a class, when and as declared by the Trustees, the excess of the assets belonging to that series that are allocated to such class over the liabilities belonging to that series that are allocated to such class. The assets so distributable to the Shareholders of any particular series or class shall be distributed among such Shareholders in proportion to the number of shares of that series or class held by them and recorded on the books of the Trust.

On any matters submitted to a vote of the Shareholders, all Shares of the Trust then entitled to vote shall be voted in aggregate, except: (a) when required by applicable law, Shares shall be voted by an individual Class (b) when the matter involves any action that the Trustees have determined will affect only the interests of one or more Classes, then only the Shareholders of such Class or Classes shall be entitled to vote thereon. A Shareholder of each Class thereof shall be entitled to one vote for each Share of such Class on any matter on which such Shareholder is entitled to vote. A Shareholder of each Class shall be entitled to a proportionate fractional vote for each fractional Share of such Class on any matter on which such Shareholder is entitled to vote. There shall be no cumulative voting in the election of Trustees.

The Trustees may classify or reclassify any issued or unissued shares of the Fund into shares of any class by redesignating such shares or by setting or changing in any one or more respects, from time to time, the preferences, voting powers, rights and privileges of such shares. Any such classification or reclassification will comply with the provisions of the Declaration of Trust and the Investment Company Act.

Provisions Relating to Extraordinary Corporate Transactions

The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of the Board by discouraging a third party from seeking to obtain control of the Fund. These provisions may have the effect of discouraging attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. The Trustees are elected for indefinite terms and do not stand for reelection. A Trustee may be removed from office without cause only by a written instrument signed or adopted by a majority of the remaining Trustees or by a vote of the holders of at least two-thirds of the class of shares of the Fund that are entitled to elect a Trustee and that are entitled to vote on the matter. The Declaration of Trust does not contain any other specific inhibiting provisions that would operate only with respect to an extraordinary transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Fund’s assets or liquidation. Reference should be made to the Declaration of Trust on file with the SEC for the full text of these provisions.

Transfer Restrictions

For the Fund to qualify as a REIT, no more than 49.9% in value of the outstanding shares of the Fund’s stock may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year other than the Fund’s first taxable year. In addition, the outstanding shares of the Fund’s stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding the Fund’s first taxable year for which the Fund elects to be taxed as a REIT. In addition, the Fund must meet requirements regarding the nature of the Fund’s gross income to qualify as a REIT. One of these requirements is that at least 75% of the Fund’s gross income for each calendar year must consist of rents from real property and income from other real property investments.

To assist the Fund in preserving the Fund’s status as a REIT, among other purposes, the Fund’s Declaration of Trust contains limitations on the transfer and ownership of shares of the Fund’s stock which prohibit any person or entity from owning or acquiring, directly or indirectly, beneficially or constructively, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Shares of the Fund, or of any class or series of Shares of the Fund, excluding any outstanding Shares not treated as outstanding for U.S. federal income tax purposes, or such other percentage determined from time to time by the Trustees (the “Ownership Limit”); (ii) any person or entity from owning or acquiring, directly or indirectly beneficially or constructively, shares of the Fund’s stock to the extent such ownership would result in the Fund’s being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT; and (iii) any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of the Fund’s outstanding shares of capital stock by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code). The Declaration of Trust provides that any transfer of shares of the Fund’s capital stock that, if effective, would result in a violation of the above restrictions, shall be automatically void and the intended transferee shall acquire no rights in such shares of capital stock.

Any person who acquires or attempts or intends to acquire shares of the Fund’s capital stock in violation of the foregoing restrictions, is required to give immediate written notice to us of such event, and any person who purports to transfer or receive shares of the Fund’s capital stock subject to such limitations is required to give us 15 days prior written notice prior to such purported transaction. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on the Fund’s status as a REIT.

The foregoing restrictions will continue to apply until the Board determines it is no longer in the Fund’s best interest to attempt to, or to continue to, qualify as a REIT or that compliance with the restrictions is no longer required for us to qualify as a REIT.

The Ownership Limit does not apply to a person or persons that the Board exempts from the Ownership Limit upon appropriate assurances (including certain representations and undertakings from the intended transferee) that the Fund’s qualification as a REIT is not jeopardized.

Every owner of more than half of 1% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the number or value of outstanding shares of the Fund is required, within 30 days after January 1 of each year, to give the Fund written notice stating his, her or its name and address, the number of shares of each class and series of the Fund’s stock which the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide the Fund with such additional information as the Fund may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on the Fund’s qualification as a REIT and to ensure compliance with the restrictions noted above. In addition, each stockholder shall upon demand be required to provide the Fund with such information as the Fund may request in order to determine the Fund’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

LEGAL MATTERS

Morrison & Foerster LLP, 370 17th Street, Suite 4200, Denver, CO 80218, acts as counsel to the Fund.

REPORTS TO SHAREHOLDERS

The Fund will send to its shareholders unaudited semi-annual and audited annual reports, including a list of investments held.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CohnReznick LLP is the independent registered public accounting firm for the Fund and will audit the Fund’s financial statements. CohnReznick LLP is located at 1 South Wacker Drive, Suite 3550, Chicago, IL 60606.

PRIVACY NOTICE

This notice describes the Fund’s privacy policy. The Fund is committed to protecting the personal information that it collects about individuals who are prospective, former or current investors. The Fund collects personal information (“Personal Information”) for business purposes, such as to process requests and transactions, to maintain accounts, and to provide customer service. Personal Information is obtained from the following sources:

•        Investor applications and other forms, which may include your name(s), address, social security number or tax identification number;

•        Written and electronic correspondence, including telephone contacts; and

•        Transaction history, including information about the Fund’s transactions and balances in your accounts with the Fund or its affiliates or other holdings of the Fund and any affiliation with the Adviser and its subsidiaries.

The Fund limits access to Personal Information to those employees and service providers who need to know that information for business purposes. Employees are required to maintain and protect the confidentiality of Personal Information. The Adviser, on behalf of the Fund, maintains written policies and procedures that address physical, electronic and administrative safeguards designed to protect Personal Information.

The Fund may share Personal Information described above with the Adviser and its various other affiliates or service providers for business purposes, such as to facilitate the servicing of accounts. The Fund may share the Personal Information described above for business purposes with a non-affiliated third party only as authorized by exceptions to Regulation S-P’s opt-out requirements, for example, if it is necessary to effect, administer, or enforce a transaction that an investor requests or authorizes; (ii) in connection with processing or servicing a financial product or service an investor requests or authorizes; and (iii) in connection with maintaining or servicing the investor’s account with the Fund. The Fund also may disclose Personal Information to regulatory authorities or otherwise as permitted by law. The Fund endeavors to keep its customer files complete and accurate. The Fund should be notified if any information needs to be corrected or updated.

ADDITIONAL INFORMATION

The prospectus and the SAI do not contain all of the information set forth in the Registration Statement that the Fund has filed with the SEC (File No. 333-265566). The complete Registration Statement may be obtained from the SEC at www.sec.gov. See the cover page of this prospectus for information about how to obtain a paper copy of the Registration Statement or SAI without charge.

Dated September 28, 2022

STATEMENT OF ADDITIONAL INFORMATION

Class W Shares
Class I Shares
Founders Shares

Forum Real Estate Income Fund
(formerly, Forum CRE Income Fund)

Principal Executive Offices
240 Saint Paul Street, Suite 400
Denver, CO 80206

This Statement of Additional Information (“SAI”) is not a prospectus. This SAI should be read in conjunction with the prospectus of Forum Real Estate Income Fund (formerly, Forum CRE Income Fund) (the “Fund”) dated September 28, 2022. The prospectus is hereby incorporated by reference into this SAI (legally made a part of this SAI). Capitalized terms used but not defined in this SAI have the meanings given to them in the prospectus. This SAI does not include all information that a prospective investor should consider before purchasing the Fund’s securities.

You should obtain and read the prospectus prior to purchasing any of the Fund’s securities. A copy of the prospectus may be obtained without charge by calling the Fund at 303-501-8804, by email to investorrelations@forumcapadvisors.com or by visiting www.freif.com. Information on the website is not incorporated herein by reference. The Fund’s filings with the SEC also are available to the public on the SEC’s website at www.sec.gov. Copies of these filings may be obtained, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street NE, Washington, D.C. 20549.

S-i

GENERAL INFORMATION AND HISTORY

The Fund was organized as a Delaware statutory trust on April 5, 2021. The Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a non-diversified closed-end investment management company that is operated as an interval fund. The Fund has elected to be taxed as a REIT under the Internal Revenue Code of 1986 (the “Code”). The Fund commenced operations on May 3, 2021.

The Fund intends to offer three separate classes (each a “Class”) of shares of beneficial interest (“Shares”) designated as Class W shares, Class I shares and Founders Shares. Each Class of Shares is subject to different fees and expenses. The Fund may offer additional classes of Shares in the future. The Fund has applied for an exemptive order from the SEC with respect to the Fund’s multi-class structure. Founders Shares (which were previously referred to as Class I shares) will be the only class offered for purchase until the Fund has received an exemptive order permitting the multi-class structure. There is no assurance that the Fund will be granted the exemptive order.

The Fund previously offered Shares in a private offering (the “Private Offering”) available only to accredited investors in reliance on an exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended. Prior to the Private Offering, the Predecessor Fund reorganized with and transferred all of its portfolio securities into the Fund in return for Shares of the Fund (the “Reorganization”). The Predecessor Fund distributed the Shares obtained in the Reorganization to limited partners (“LPs”) in the Predecessor Fund, with each LP receiving Shares equal in value to the value of their holdings in the Predecessor Fund immediately prior to the Reorganization. Thereafter, the Predecessor Fund ceased operations and was dissolved under state law. The Predecessor Fund had an investment objective, investment strategies and investment policies, guidelines and restrictions that are, in all material respects, equivalent to those of the Fund. The Fund has the same investment adviser and portfolio managers as the Predecessor Fund. The Predecessor Fund was a private fund relying on an exemption from registration under section 3(c)(7) of the Investment Company Act.

The investment objective and principal investment strategies of the Fund, as well as the principal risks associated with the Fund’s investment strategies, are set forth in the prospectus. Certain additional investment information is set forth below. Each share of the Fund is entitled to one vote on all matters as to which shares are entitled to vote. In addition, each share of the Fund is entitled to participate, on a class-specific basis, equally with other shares (i) in dividends and distributions declared by the Fund and (ii) on liquidation to its proportionate share of the assets remaining after satisfaction of outstanding liabilities. Shares of the Fund are fully paid, non-assessable and fully transferable when issued and have no pre-emptive, conversion or exchange rights. Fractional shares have proportionately the same rights, including voting rights, as are provided for a full share.

Each class of Shares represents an interest in the same assets of the Fund, has the same rights and is identical in all material respects except that (i) each class of shares may be subject to different (or no) sales loads, (ii) each class of shares may bear different (or no) distribution and shareholder servicing fees; (iii) each class of shares may have different shareholder features, such as minimum investment amounts; (iv) certain other class-specific expenses will be borne solely by the class to which such expenses are attributable, including transfer agent fees attributable to a specific class of shares, printing and postage expenses related to preparing and distributing materials to current shareholders of a specific class, registration fees paid by a specific class of shares, the expenses of administrative personnel and services required to support the shareholders of a specific class, litigation or other legal expenses relating to a class of shares, directors’ fees or expenses paid as a result of issues relating to a specific class of shares and accounting fees and expenses relating to a specific class of shares; and (v) each class has exclusive voting rights with respect to matters relating to its own distribution arrangements. The Board may classify and reclassify the shares of the Fund into additional classes of shares at a future date.

INVESTMENT OBJECTIVE AND POLICIES

The Fund’s investment objective and principal investment strategies, as well as the principal investment risks associated with the Fund’s investment strategies, are set forth in the Prospectus. The following discussion provides additional information about those principal investment strategies and related risks, as well as information about other investment strategies that the Fund may utilize and related risks that may apply to the Fund, even though they are not considered to be “principal” investment strategies or risks of the Fund. Accordingly, an investment strategy and related risk that is described below, but which is not described in the Prospectus, should not be considered to be a principal investment strategy or principal risk.

Investment Objectives

The Fund’s primary objectives are to seek to maximize current income and preserve investor capital, with a secondary focus on long-term capital appreciation. There can be no assurance the Fund will meet its investment objectives. The Fund’s investment objective is non-fundamental and may be changed by the Board without shareholder approval. Shareholders will, however, receive at least 60 days’ prior notice of any change to the Fund’s investment objective.

Fundamental Policies

The Fund’s stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund (the shares), are listed below. For the purposes of this SAI, “majority of the outstanding voting securities of the Fund” means the vote, at an annual or special meeting of shareholders, duly called, (a) of 67% or more of the shares present at such meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy; or (b) of more than 50% of the outstanding shares, whichever is less. The Fund may not:

(1)    borrow money, except to the extent permitted by the Investment Company Act (which currently limits borrowing to no more than 33 1/3% of the value of the Fund’s total assets, including the value of the assets purchased with the proceeds of its indebtedness, if any). The Fund may borrow for investment purposes, for temporary liquidity, or to finance repurchases of its shares.

(2)    issue senior securities, except to the extent permitted by Section 18 of the Investment Company Act (which currently limits the issuance of a class of senior securities’ that is indebtedness to no more than 33 1/3% of the value of the Fund’s total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund’s total assets).

(3)    purchase securities on margin, but may sell securities short and write call options.

(4)    underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act in connection with the disposition of its portfolio securities. The Fund may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public) to the extent permitted by the Investment Company Act.

(5)    invest more than 25% of the value of its total assets in the securities of companies or entities engaged in any one industry, or group of industries, except the real estate industry. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities. The Fund invests over 25% of its assets in the securities of companies or entities in the real estate industry.

(6)    purchase or sell commodities, commodity contracts, including commodity futures contracts, unless acquired as a result of ownership of securities or other investments, except that the Fund may invest in securities or other instruments backed by or linked to commodities, and invest in companies that are engaged in a commodities business or have a significant portion of their assets in commodities, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

(7)    lend money or other assets except to the extent permitted by (i) the Investment Company Act, or interpretations or modifications by the Securities and Exchange Commission (“SEC”), its staff or other authority with appropriate jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority.

In addition, the Fund has adopted the following fundamental policies with respect to repurchase offers, which may not be changed without the approval of the holders of a majority of the Fund’s outstanding voting securities:

(a)     The Fund will make quarterly repurchase offers pursuant to Rule 23c-3 under the Investment Company Act, as amended from time to time, subject to any regulatory guidance or interpretations of, or any exemptive order or other relief issued by the SEC or any successor organization or their staff under, such rule.

(b)    The Fund will repurchase Shares that are tendered by a specific date, which will be established by the Board of Trustees of the Fund in accordance with Rule 23c-3 under the Investment Company Act, as amended from time to time, subject to any regulatory guidance or interpretations of, or any exemptive order or other relief issued by the SEC or any successor organization or their staff under, such rule.

(c)     The date on which the NAV per Share applicable to a repurchase offer is calculated will occur no later than fourteen (14) days after the repurchase request deadline (or the next business day if the fourteenth calendar day is not a business day).

Consistent with its election to qualify as a REIT, the Fund may invest in real estate or interests in real estate, securities that are secured by or represent interests in real estate (e.g. mortgage loans evidenced by notes or other writings defined to be a type of security), mortgage-related securities, investment funds that invest in real estate through entities that may qualify as REITs, or in companies engaged in the real estate business or that have a significant portion of their assets in real estate (including REITs).

Non-Fundamental Policies

The following is an additional investment limitation of the Fund and may be changed by the Board without shareholder approval:

80% Investment Policy.    The Fund has adopted a policy to, under normal circumstances, invest at least 80% of its assets (defined as net assets plus the amount of any borrowing for investment purposes) in a portfolio of commercial real estate loans and other real estate related investments located in the United States. “Real estate related investments” include, but are not limited to, commercial mortgage backed securities (“CMBS”), commercial real estate collateralized loan obligations (“CRE CLOs”), preferred equity issued by real estate investment trusts or companies that develop, own and operate commercial real estate assets, mezzanine loans backed by commercial real estate assets, and securities issued by publicly-traded real estate investment trusts. To a lesser extent, the Fund may invest directly in commercial real estate. The categories of commercial real estate underlying the Fund’s investments include, but are not limited to, multifamily, industrial, mixed use, hospitality, office, and retail. The Fund may invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. There are no limits on the Fund’s investments in below investment grade securities.

The Fund’s 80% policy may be changed by the Board without shareholder approval. Shareholders of the Fund will, however, receive at least 60 days’ prior notice of any change in the Fund’s 80% investment policy. The notice will be provided in a separate written document containing the following, or similar, statement, in boldface type: “Important Notice Regarding Change in Investment Policy.” The statement will also appear on the envelope in which the notice is delivered, unless the notice is delivered separately from other communications to the shareholder.

If a restriction on a Fund’s investments is adhered to at the time an investment is made, a subsequent change in the percentage of Fund assets invested in certain securities or other instruments, or change in average duration of a Fund’s investment portfolio, resulting from changes in the value of a Fund’s total assets, will not be considered a violation of the restriction; provided, however, that the asset coverage requirement applicable to borrowings shall be maintained in the manner contemplated by applicable law.

Securities Lending

Although the Fund does not currently intend to engage in securities lending, it may do so in the future. Prior to engaging in securities lending, the Fund will enter into securities lending agreements. Once the Fund enters into such agreements, it may lend its portfolio securities in an amount not exceeding one-third of its total assets to financial institutions such as banks and brokers if the loan is collateralized in accordance with applicable regulations. Under the present regulatory requirements which govern loans of portfolio securities, the loan collateral must, on each business day, at least equal the value of the loaned securities and must consist of cash, letters of credit of domestic banks or domestic branches of foreign banks, or securities of the U.S. Government or its agencies. To be acceptable as collateral, letters of credit must obligate a bank to pay amounts demanded by the Fund if the demand meets the terms of the letter. Such terms and the issuing bank would have to be satisfactory to the Fund. Any loan might be secured by any one or more of the three types of collateral. The Fund’s Board has a fiduciary obligation to recall a loan in time to vote proxies if it has knowledge that a vote concerning a material event regarding the securities will occur. As such, the terms of the Fund’s loans must permit the Fund to reacquire loaned securities on five days’ notice or in time to vote on any material matter and must meet certain tests under the Code.

The primary risk in securities lending is a default by the borrower during a sharp rise in price of the borrowed security resulting in a deficiency in the collateral posted by the borrower. The Fund will seek to minimize this risk by requiring that the value of the securities loaned be computed each day and additional collateral be furnished each day if required. In addition, the Fund is exposed to the risk of delay in recovery of the loaned securities or possible loss of rights in the collateral should the borrower become insolvent. As well, all investments made with the collateral received are subject to the risks associated with such investments. If such investments lose value, the Fund will have to cover the loss when repaying the collateral.

The costs of securities lending do not appear in the Fund’s fee table and the Fund bears the entire risk of loss on any reinvested collateral received in connection with securities lending.

Certain Portfolio Securities and Other Operating Policies

As discussed in the prospectus, under normal circumstances, the Fund intends to achieve its objectives by acquiring commercial real estate debt instruments, including, but not limited to, subordinated mortgages, mezzanine loans, senior mortgages and CMBS, as well as equity securities, preferred securities, loan and equity participations, REMICs, and directly in real estate (including the Workout Assets).

Real estate-related debt investments may be held through wholly owned subsidiaries or joint ventures, or involve co-investment transactions, certain of which may be joint transactions with the Fund’s affiliates, subject to receipt of an exemptive relief order from the SEC. There is no assurance that such exemptive order will be granted.

No assurance can be given that any or all investment strategies, or the Fund’s investment program, will be successful. Although the Fund is a “non-diversified” investment company within the meaning of the Investment Company Act, the Adviser believes the Fund will achieve diversification by investing across real estate asset classes, property types, positions in the capital stack and geographic locations. The majority of the underlying real estate of the Fund’s investments will be located in the United States.

The Fund’s investment adviser is Forum Capital Advisors LLC a Delaware limited liability company, an investment adviser registered with the SEC under the Advisers Act. The Adviser has engaged Janus Henderson Investors US LLC to act as the Fund’s Sub-Adviser, and the Fund’s Administrator is UMB Fund Services, Inc. The Adviser is responsible for overseeing the management of the Fund’s activities, including investment strategies, investment goals, asset allocation, leverage limitations, reporting requirements and other guidelines in addition to the general monitoring of the Fund’s portfolio, subject to the oversight of the Board. The Adviser has sole discretion to make all investments. The Sub-Adviser will assist the Adviser in identifying and evaluating potential investments for the Fund and participate in ongoing diligence and monitoring of the Fund’s investments. See “Risk Factors — Risks Related to Conflicts of Interest” in the prospectus. The Sub-Adviser and any other sub-adviser retained by the Adviser will be paid by the Adviser. The Adviser is responsible for allocating the Fund’s assets among various securities using its investment strategies, subject to policies adopted by the Board. Additional information regarding the types of securities and financial instruments is set forth below.

Money Market Instruments

The Fund may invest, for defensive or diversification purposes or otherwise, some or all of its assets in high quality fixed-income securities, money market instruments, and money market mutual funds, or hold cash or cash equivalents in such amounts as the Fund or the Adviser deem appropriate under the circumstances. Pending allocation of the proceeds of this offering and thereafter, from time to time, the Fund also may invest in these instruments and other investment vehicles. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less, and may include U.S. government securities, commercial paper, certificates of deposit and bankers’ acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

Derivatives

Subject to the Fund’s intent to generate real-estate related gross income that qualifies for purposes of the Code provisions applicable to REITs, the Fund may engage in transactions involving options and futures and other derivative financial instruments. Derivatives can be volatile and involve various types and degrees of risk. By using derivatives, the Fund may be permitted to increase or decrease the level of risk, or change the character of the risk, to which the portfolio is exposed.

A small investment in derivatives could have a substantial impact on the Fund’s performance. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant and rapid changes in the prices for derivatives. If the Fund were to invest in derivatives at an inopportune time, or the Adviser evaluates market conditions incorrectly, the Fund’s derivative investment could negatively impact the Fund’s return, or result in a loss. In addition, the Fund could experience a loss if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

Non-Diversified Status

Because the Fund is “non-diversified” under the Investment Company Act, it is subject only to certain federal tax asset requirements for REIT qualification.

REPURCHASES AND TRANSFERS OF SHARES

Repurchase Offers

The Board has adopted a resolution setting forth the Fund’s fundamental policy that it will conduct quarterly repurchase offers (the “Repurchase Offer Policy”). The Repurchase Offer Policy sets the interval between each repurchase offer at one quarter and provides that the Fund shall conduct a repurchase offer each quarter (unless suspended or postponed in accordance with regulatory requirements). The Repurchase Offer Policy also provides that the repurchase pricing shall occur not later than the 14th day after the Repurchase Request Deadline or the next business day if the 14th day is not a business day. The Fund’s Repurchase Offer Policy is fundamental and cannot be changed without Shareholder approval. The Fund may, for the purpose of paying for repurchased Shares, be required to liquidate portfolio holdings earlier than the Adviser would otherwise have liquidated these holdings. Such liquidations may result in losses, and may increase the Fund’s portfolio turnover.

Repurchase Offer Policy Summary of Terms

The Fund will make repurchase offers at periodic intervals pursuant to Rule 23c-3 under the Investment Company Act, as that Rule may be amended from time to time. Rule 23c-3 establishes requirements that closed-end funds must follow when making repurchase offers to their Shareholders.

•        The repurchase offers will be made in March, June, September, and December of each year.

•        The Fund will send a repurchase offer to Shareholders no less than 21 days and no more than 42 days before a date specified by the Fund in the repurchase offer by which Shareholders can tender their Shares in response to such repurchase offer (the “Repurchase Request Deadline”). The Fund must receive repurchase requests submitted by Shareholders in response to the Fund’s repurchase offer on or before the Repurchase Request Deadline (or the preceding business day if the New York Stock Exchange is closed on that day).

•        The maximum time between the Repurchase Request Deadline and the next date on which the Fund determines the NAV applicable to the purchase of Shares (the “Repurchase Pricing Date”) is 14 calendar days (or the next business day if the fourteenth day is not a business day).

The Fund may not condition a repurchase offer upon the tender of any minimum amount of Shares. The Fund may deduct from the repurchase proceeds only a repurchase fee that is paid to the Fund and that is reasonably intended to compensate the Fund for expenses directly related to the repurchase. The repurchase fee may not exceed 2.00% of the proceeds. However, the Fund does not currently charge a repurchase fee. The Fund may rely on Rule 23c-3 only so long as the Board satisfies the governance standards defined in Rule 0-1(a)(7) under the Investment Company Act.

Procedures

All periodic repurchase offers must comply with the following procedures:

Repurchase Offer Amount.    Each quarter, the Fund may offer to repurchase at least 5% and no more than 25% of the outstanding Shares of the Fund on the Repurchase Request Deadline (the “Repurchase Offer Amount”). The Board shall determine the quarterly Repurchase Offer Amount.

Shareholder Notification.    No less than 21 days and no more than 42 days before each Repurchase Request Deadline, the Fund shall send to each Shareholder of record and to each beneficial owner of the Shares that are the subject of the repurchase offer a Shareholder Notification providing the following information:

•        A statement that the Fund is offering to repurchase its Shares from shareholders at NAV;

•        Any fees applicable to such repurchase, if any;

•        The Repurchase Offer Amount;

•        The dates of the Repurchase Request Deadline, Repurchase Pricing Date, and the date by which the Fund must pay shareholders for any Shares repurchased (which shall not be more than seven days after the Repurchase Pricing Date);

•        The risk of fluctuation in NAV between the Repurchase Request Deadline and the Repurchase Pricing Date, and the possibility that the Fund may use an earlier Repurchase Pricing Date;

•        The procedures for Shareholders to request repurchase of their Shares and the right of Shareholders to withdraw or modify their repurchase requests until the Repurchase Request Deadline;

•        The procedures under which the Fund may repurchase such Shares on a pro rata basis if Shareholders tender more than the Repurchase Offer Amount;

•        The circumstances in which the Fund may suspend or postpone a repurchase offer;

•        The NAV of the Shares computed no more than seven days before the date of the notification and the process through which Shareholders may learn the NAV thereafter; and

•        The market price, if any, of the Shares on the date on which such NAV was computed, and the means by which shareholders may ascertain the market price thereafter.

The Fund must file Form N-23c-3 (“Notification of Repurchase Offer”) and three copies of the Shareholder Notification with the SEC within three business days after sending the notification to shareholders.

Notification of Beneficial Owners.    Where the Fund knows that Shares subject to a repurchase offer are held of record by a broker, dealer, voting trustee, bank, association or other entity that exercises fiduciary powers in nominee name or otherwise, the Fund must follow the procedures for transmitting materials to beneficial owners of securities that are set forth in Rule 14a-13 under the Securities Exchange Act of 1934.

Repurchase Requests.    Repurchase requests must be submitted by Shareholders by the Repurchase Request Deadline. The Fund shall permit repurchase requests to be withdrawn or modified at any time until the Repurchase Request Deadline, but shall not permit repurchase requests to be withdrawn or modified after the Repurchase Request Deadline.

Repurchase Requests in Excess of the Repurchase Offer Amount.    If Shareholders tender more than the Repurchase Offer Amount, the Fund may, but is not required to, repurchase an additional amount of Shares up to, but not to exceed, 2.00% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if Shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus the additional amount of Shares repurchased at the Fund’s discretion (up to 2.00% of the outstanding Shares) on the Repurchase Request Deadline, the Fund shall repurchase the Shares tendered on a pro rata basis. This policy, however, does not prohibit the Fund from:

•        Accepting all repurchase requests by persons who own, beneficially or of record, an aggregate of not more than 100 shares and who tender all of their stock for repurchase, before prorating shares tendered by others; or

Accepting by lot shares tendered by shareholders who request repurchase of all shares held by them and who, when tendering their shares, elect to have either (i) all or none or (ii) at least a minimum amount or none accepted, if the Fund first accepts all Shares tendered by shareholders who do not make this election.

Suspension or Postponement of Repurchase Offers.    The Fund shall not suspend or postpone a repurchase offer except pursuant to a vote of a majority of the Board, including a majority of the Independent Directors (as defined below), and only:

•        If the repurchase would cause the Fund to lose its tax status as a REIT under Subchapter M of the Code;

•        If the repurchase would cause the Shares that are the subject of the offer that are either listed on a national securities exchange or quoted in an inter-dealer quotation system of a national securities association to be neither listed on any national securities exchange nor quoted on any inter-dealer quotation system of a national securities association;

•        For any period during which the New York Stock Exchange or any other market in which the securities owned by the Fund are principally traded is closed, other than customary week-end and holiday closings, or during which trading in such market is restricted;

•        For any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or

•        For such other periods as the SEC may by order permit for the protection of shareholders of the Fund.

If a repurchase offer is suspended or postponed, the Fund shall provide notice to Shareholders of such suspension or postponement. If the Fund renews the repurchase offer, the Fund shall send a new Shareholder Notification to Shareholders.

Computing NAV.    The Fund’s current NAV shall be computed no less frequently than weekly, and daily on the five business days preceding a Repurchase Request Deadline, on such days and at such specific time or times during the day as set by the Board. Currently, the Board has determined that the Fund’s NAV shall be determined daily following the close of the New York Stock Exchange. The Fund’s NAV need not be calculated on:

•        Days on which changes in the value of the Fund’s portfolio securities will not materially affect the current NAV of the shares;

•        Days during which no order to purchase shares is received, other than days when the NAV would otherwise be computed; or

•        Customary national, local, and regional business holidays described or listed in the Prospectus.

Liquidity Requirements.    From the time the Fund sends a Shareholder Notification to Shareholders until the Repurchase Pricing Date, a percentage of the Fund’s assets equal to at least 100% of the Repurchase Offer Amount (the “Liquidity Amount”) shall consist of access to a line of credit and/or assets that individually can be sold or disposed of in the ordinary course of business, at approximately the price at which the Fund has valued the investment, within a period equal to the period between a Repurchase Request Deadline and the Repurchase Payment Deadline, or of assets that mature by the next Repurchase Payment Deadline. This requirement means that individual assets must be salable under these circumstances. It does not require that the entire Liquidity Amount must be salable. In the event that the Fund’s assets fail to comply with this requirement, the Board shall cause the Fund to take such action as it deems appropriate to ensure compliance. The Board has approved a policy and procedures that are reasonably designed to ensure that the Fund’s portfolio assets are sufficiently liquid so that the Fund can comply with its fundamental policy on repurchases and comply with the liquidity requirements in the preceding paragraph.

Registration Statement Disclosure.    The Fund’s Registration Statement must disclose its intention to make or consider making such repurchase offers.

Annual Report Disclosure.    The Fund shall include in its annual report to Shareholders the following:

•        Disclosure of its fundamental policy regarding periodic repurchase offers.

•        Disclosure regarding repurchase offers by the Fund during the period covered by the annual report, which disclosure shall include: (a) the number of repurchase offers, (b) the Repurchase Offer Amount and the amount tendered in each repurchase offer, and (c) the extent to which in any repurchase offer the Fund repurchased Shares pursuant to the procedures described above.

Advertising.    The Fund, or any underwriter for the Fund, must comply, as if the Fund were an open-end investment company, with the provisions of Section 24(b) of the Investment Company Act and the rules thereunder with respect to any advertisement, pamphlet, circular, form letter, or other sales literature addressed to or intended for distribution to prospective investors.

Involuntary Repurchases.

The Fund may, at any time, when consistent with the requirements of the Fund’s Declaration of Trust and By-Laws and the provisions of the Investment Company Act and the rules thereunder, including Rule 23c-3, repurchase or redeem at NAV the Shares of a Shareholder, or any person acquiring Shares from or through a Shareholder, without consent or other action by the Shareholder or other person if the Fund determines that:

•        the Shares have been transferred in violation of the Fund’s Declaration of Trust and By-Laws or have vested in any person by operation of law as the result of the death, dissolution, bankruptcy, incompetency or “qualifying disability” (as such term is defined in Section 72(m)(7) of the Code) of a Shareholder;

•        ownership of the Shares by a Shareholder or other person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

•        continued ownership of the Shares by a Shareholder may be harmful or injurious to the business or reputation of the Fund, the Board, the Adviser or any of its affiliates, or may subject the Fund or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

•        any of the representations and warranties made by a Shareholder or other person in connection with the acquisition of the Shares was not true when made or has ceased to be true;

•        the Shareholder owns Shares having an aggregate NAV less than an amount determined from time to time by the Board;

•        the Shareholder is subject to special regulatory or compliance requirements, such as those imposed by the U.S. Bank Holding Company Act of 1956, as amended, certain Federal Communications Commission regulations, or Employee Retirement Income Security Act of 1974, as amended (collectively, “Special Laws or Regulations”), and the Fund determines that the Shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold any Shares; or

•        it would be in the best interests of the Fund for the Fund to repurchase the Shares.

The Adviser may tender for repurchase in connection with any repurchase offer made by the Fund for Shares that it holds in its capacity as a Shareholder.

MANAGEMENT OF THE FUND

Trustees and Officers

The Board is responsible for the overall management of the Fund, including supervision of the duties performed by the Adviser, adopting the investment and other policies of the Fund, electing and replacing officers and selecting and supervising the Adviser. The Board consists of four Trustees, including three Independent Trustees.

The name and business address of the Trustees and officers of the Fund and their principal occupations and other affiliations during the past five years, as well as a description of the responsibilities of the various committees of the Board, are set forth below.

The Board has overall responsibility to manage and control the business affairs of the Fund, including the complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund’s business. The Board exercises the same powers, authority and responsibilities on behalf of the Fund as are customarily exercised by the board of trustees of a registered investment company. The business of the Fund is managed under the direction of the Board, in accordance with the Declaration of Trust and the Bylaws (together, the “Governing Documents”), each as amended from time to time, which have been filed with the SEC and are available upon request. Pursuant to the Governing Documents of the Fund, the Board shall elect officers including a President, a Vice-President, a Secretary, a Treasurer, an Assistant Treasurer, and a Chief Compliance Officer. The Board retains the power to conduct, operate and carry on the business of the Fund and has the power to incur and pay any expenses, which, in the opinion of the Board, are necessary or incidental to carry out any of the Fund’s purposes.

Board Leadership Structure.    Darren Fisk is the Chairman of the Board. Under the Declaration of Trust and Bylaws, the Chairman of the Board is responsible for (a) presiding at Board meetings, (b) calling special meetings on an as-needed basis, (c) execution and administration of Fund policies, including (i) setting the agendas for Board meetings and (ii) providing information to Board members in advance of each Board meeting and between Board meetings. The Board has designated David Gerstenhaber as the Lead Independent Trustee. As Lead Independent Trustee, Mr. Gerstenhaber is responsible for coordinating the activities of the other Independent Trustees and for such other duties as are assigned, from time to time, by our Board. Additionally, under certain Investment Company Act governance guidelines that apply to the Fund, the Independent Trustees will meet in executive session at least quarterly.

Mr. Fisk has been deemed by the Board to be an interested person of the Fund by virtue of his ownership interests in and senior management roles at the Adviser and/or its affiliates. The Independent Trustees have also appointed a Lead Independent Trustee and believe that this leadership structure is appropriate in light of the potential conflicts of interest that could arise from these relationships. The Board has determined that an interested Chairman is appropriate and benefits shareholders because an interested Chairman has a personal and professional stake in the quality and continuity of services provided to the Fund.

Board Risk Oversight.    The Board has a standing independent Audit Committee with a separate chair. The Board is responsible for overseeing risk management, and the full Board regularly engages in discussions of risk management and receives compliance reports that inform its oversight of risk management from its Chief Compliance Officer at quarterly meetings and on an ad hoc basis, when and if necessary. The Audit Committee considers financial and reporting risk within its area of responsibilities. Generally, the Board believes that its oversight of material risks is adequately maintained through the compliance-reporting chain where the Chief Compliance Officer is the primary recipient and communicator of such risk-related information.

Trustee and Officer Qualifications

Following is a list of the Trustees and executive officers of the Fund and their principal occupation over the last five years. Unless otherwise noted, the address of each Trustee and Officer is: c/o Forum Capital Advisors LLC, 240 Saint Paul Street, Suite 400, Denver, Colorado 80206.

Independent Trustees

Name, Address, Year of Birth	Position/Term of Office*	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex** Overseen by Trustee	Other Directorships held by Trustee During Last Five Years
David Gerstenhaber (1960)	Lead Independent Trustee	Managing Member, Argonaut Management Colorado LLC (2020 – present); Founder and Chief Investment Officer, Build Capital (2017 – 2020); Chief Investment Officer, Argonaut Capital Management, LP (1993 – 2020)	1	N/A
Brien Biondi (1962)	Independent Trustee (Since 2022)	Chief Executive Officer, Campden Wealth, North America & The Institute for Private Investors (2016 – Present); Chief Executive Officer and Founder, The Biondi Group (2011 – Present)	1	Primark Private Equity Investments Trust
Julie Cooling (1972)	Independent Trustee (Since 2022)	Founder and Chief Executive Officer, RIA Channel, LLC (2005 – present).	1	N/A
Interested Trustee
Darren Fisk (1974)	Chairman, Chief Executive Officer, and Interested Trustee (Since 2021)	Founder and Chief Executive Officer of Forum Capital Advisors LLC (2018 – Present); Founder and Chief Executive Officer of Forum Real Estate Group (2007 – Present)	1	MediaShift Technologies, Inc.

David Gerstenhaber founded Argonaut Capital Management, LP in 1993 and served as its Chief Investment Officer until December 2020, after which he became the Managing Member of Argonaut Management Colorado LLC, Argonaut’s investment management business. From 2017 through 2020, Mr. Gerstenhaber also served as the Chief Investment Officer of Build Capital and its parent company, Acorn Advisory Capital, a multi strategy hedge fund. Prior to forming Argonaut, he spent two and a half years at Tiger Management Corporation, where he created and led the firm’s macro investment group, focused on leveraged investments in fixed income securities, currencies, financially engineered derivative structures, and development country debt instruments. Mr. Gerstenhaber spent his early career from 1985 through 1991 as a Principal and Senior Economist at Morgan Stanley & Co., and he began his career as an economist at Jardine Fleming Securities. Since 1991, Mr. Gerstenhaber has also been a founding and general partner of a privately held real estate private equity firm specializing in the acquisition, development, and management of multifamily real estate, and is a partner on multiple other real estate acquisition and development projects or sponsorships. Mr. Gerstenhaber received a simultaneous award of both B.A. and M.A degrees with honors in economics from Yale, where he studied extensively with Nobel laureate economist James Tobin. He was awarded a Fulbright Scholarship to Cambridge University where he earned a Master of Philosophy in Economics in 1983. We believe Mr. Gerstenhaber’s experience in the financial services industry qualifies him to serve as a member of our Board.

Brien Biondi is a certified public accountant with a Masters of Business Administration. Since 2016, he has served as the Chief Executive Officer of Campden Wealth, North America, an independent family-owned business providing unrivaled knowledge, intelligence and connectivity for family businesses, family offices, and significant private investors worldwide. He has also served as the Chief Executive Officer of The Institute for Private Investors, a membership network for families of substantial wealth that provides investment education to ultra-high-net-worth families running sophisticated family offices, since 2016. Mr. Biondi also served as a principal of The Biondi Group since 2011. From 2009 to 2011, Mr. Biondi was the Chief Operating Officer of League Asset Corp., a private REIT based in Canada. From 2004 to 2007, he was the Executive Trustee of the Chief Executives’ Organization, and from 1997 to 2004 he was the Chief Executive Officer of Entrepreneurs Organization. From 1993 to 1997, he was the Trustee of Finance and Administration of World Presidents’ Organization. He was the Controller of the Archdiocese of Washington from 1988 to 1993 and was a Senior Accountant at KPMG from 1985 to 1988. Mr. Biondi has served on the board of trustees of Primark Private Equity Investments Fund, a registered closed-end investment company operating as an interval fund, since 2020. Mr. Biondi earned a Bachelor of Science in Business Administration from The American University in 1985 and a Masters of Business Administration from The College of William and Mary in 1997. We believe Mr. Biondi’s experience in the financial services industry, including board experience, qualifies him to serve as a member of our Board.

Julie Cooling has more than 25 years of experience in the financial services industry. She is the Founder and Chief Executive Officer of RIA Channel, LLC, a company she started as an extension of RIA Database (RIADatabase.com), a financial advisor data and software company she founded in 2005. Ms. Cooling began her career in 1994 as an Associate at SEI Investments. From 1996 to 1998, she was Vice President at Montgomery Asset Management. From 1998 to 2000, Ms. Cooling held multiple positions and was on the Board of Forward Funds (part of Webster Investment Management). Prior to launching RIA Database, she was with Amic Distribution Partners from 2001 to 2002. Julie graduated from Bucknell University with a degree in Economics and a minor in Finance in 1994. We believe Ms. Cooling’s experience in the financial services industry qualifies her to serve as a member of our Board.

Darren Fisk, the Fund’s Chairman and Chief Executive Officer, is also the founder and Chief Executive Officer of the Adviser and Forum Real Estate Group Inc. (“FREG”). Mr. Fisk is responsible for the overall strategy and direction of both firms. He has over 20 years of experience in real estate and finance, with nearly 10 years at Johnson Capital Group prior to founding FREG. Mr. Fisk is a graduate of the University of Colorado-Boulder, where he received a Bachelor of Science degree in finance in 1997. He serves on the advisory board of ACE Scholarships and is on the Board of Trustees of MediaShift Technologies, Inc. Mr. Fisk is a member of the Fund’s Investment Committee. We believe Mr. Fisk’s experience in the financial services and commercial real estate industries qualifies him to serve as a member of our Board.

Officers

Name, Address, Year of Birth	Position/Term of Office*	Principal Occupation During the Past Five Years
Michael Bell (1962)	President

President of Forum Capital Advisors LLC (2022-present); Managing Director of Primark Advisors, LLC (2020 – present); Trustee, Primark Private Equity Investments Fund (2020 – present); CEO, Global Financial Private Capital (2015 – 2019)

Derek Mullins (1973)	Chief Financial Officer; Treasurer (since 2021)

Managing Partner, PINE Advisor Solutions LLC (2018 – present), Principal Financial Officer, Destra Investment Trust, Destra International & Event Driven Credit Fund and Destra Multi – Alternative Fund (2018 – Present); Principal Financial Officer, XAI Octagon Floating Rate & Alternative Income Term Trust (2020 – Present); Principal Financial Officer, Emles Trust (2020 – Present); Principal Financial Officer, Bow River Capital Evergreen Fund (2021 – Present); Principal Financial Officer, Forum CRE Income Fund (2021 – Present), Director of Operations, ArrowMark Partners LLC (2009 – 2018)

Brad Nemzer (1982)	Vice President (since 2022)

Chief Operating Officer of Forum Capital Advisors LLC (2021 – present); Managing Director of Finance at Forum Investment Group (2021 – present); Chief Financial Officer of LEM Capital, LP (2015 – 2021)

Peter Sattelmair (1977)	Assistant Treasurer (since 2022)	Director of CFO Services, PINE Advisor Solutions LLC (2021 – present); Director of Fund Operations, Transamerica Asset Management (2014 – 2021)

Name, Address, Year of Birth	Position/Term of Office*	Principal Occupation During the Past Five Years
Cory Gossard (1972)	Chief Compliance Officer (since 2021)	Director of Regulatory Compliance, PINE Advisor Solutions LLC (2021 – present); Interim Chief Compliance Officer, Vident Investment Advisory (2020), Chief Compliance Officer, SS&C ALPS (2014 – 2020)
Elizabeth Ryan (1980)	Secretary (since 2022)

General Counsel and Chief Compliance Officer, Forum Capital Advisors LLC (2022 – present); General Counsel and Chief Compliance Officer, Intrinsic Edge Capital Management (2019 – 2022); Senior Compliance Consultant, Simon Compliance (2018 – 2019).

____________

*        The term of office for each Trustee and officer listed above will continue indefinitely.

**      The term “Fund Complex” refers to all present and future funds advised by the Adviser or its affiliates.

Board Committees

In addition to serving on the Board, Trustees may also serve on the Audit Committee or the Nominating and Corporate Governance Committee, both of which have been established by the Board to handle certain designated responsibilities. The Board has designated a chairman of the Audit Committee and the Nominating and Corporate Governance Committee. Subject to applicable laws, the Board may establish additional committees, change the membership of any committee, fill all vacancies and designate alternate members to replace any absent or disqualified member of any committee, or to dissolve any committee as it deems necessary and in the Fund’s best interest.

Audit Committee

The Board has an Audit Committee that consists exclusively of Independent Trustees. The Audit Committee operates pursuant to a charter adopted by the Board and is responsible for selecting, engaging and discharging the Fund’s independent registered public accounting firm, reviewing the plans, scope and results of the audit engagement with the Fund’s independent registered public accounting firm, approving professional services provided by the Fund’s independent registered public accounting firm (including compensation therefor), reviewing the independence of the Fund’s independent registered public accounting firm and reviewing the adequacy of the Fund’s internal control over financial reporting. Annually, the Audit Committee reviews and discusses the audited financial statements with the Fund’s management. The Audit Committee is responsible for aiding the Board in fair value pricing of debt and equity securities that are not publicly traded or for which current market values are not readily available. On a quarterly basis, the Audit Committee reviews the valuation determinations made with respect to the Fund’s investments during the preceding quarter and evaluates whether such determinations were made in a manner consistent with the Fund’s valuation process. The members of the Audit Committee are Messrs. Biondi and Gerstenhaber and Ms. Cooling, each of whom is an Independent Trustee, with Mr. Biondi serving as the chairman. The Board has determined that Mr. Biondi is an “audit committee financial expert” as defined under SEC rules. During the last fiscal year, the Audit Committee held two committee meetings.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee that consists exclusive of Independent Trustees. The Nominating and Corporate Governance Committee operates pursuant to a charter adopted by the Board and is responsible for selecting, researching, and nominating Trustees for election by the Fund’s shareholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and the Fund’s management. The Fund’s Nominating and Corporate Governance Committee will consider shareholders’ proposed nominations for Trustee. The members of the Nominating and Corporate Governance Committee are Messrs. Biondi and Gerstenhaber and Ms. Cooling, each of whom is an Independent Trustee, with Ms. Cooling serving as the chair. During the last fiscal year, the Nominating and Governance Committee did not meet.

Trustee Ownership

The following table indicates the dollar range of equity securities that each Trustee beneficially owns in the Fund as of December 31, 2021.

Name of Trustee	Dollar Range of Equity Securities in the Fund(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Darren Fisk	Over $100,000	Over $100,000
Brien Biondi	None	None
David Gerstenhaber	Over $100,000	Over $100,000
Julie Cooling	None	None

____________

(1)      Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, or “investment power,” which includes the right to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Compensation

The following table sets forth information regarding the compensation received by the Trustees of the Fund for the fiscal year ended December 31, 2021. No compensation is paid to the Interested Trustee or the Officers by the Fund. For their service as Trustee, each Independent Trustee receives from the Fund a retainer fee of $35,000 per year as well as reimbursement for out-of-pocket expenses incurred in connection with attending each Board or committee meeting.

Name	Aggregate Compensation from Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses(5)	Estimated Annual Benefits Upon Retirement	Total Compensation from Fund and Fund Complex Paid to Trustees(6)
Interested Trustee
Darren Fisk	None	None	None	None
Independent Trustees
Michael Bell(1)	$14,583.33	None	None	$14,583.33
Brien Biondi(2)	0	None	None	$0
Jody Foster(3)	$14,583.33	None	None	$14,583.33
David Gerstenhaber	$14,583.33	None	None	$14,583.33
Julie Cooling(4)	$0	None	None	$0

____________

(1)      Mr. Bell served as an independent trustee from April 26, 2021 through April 1, 2022.

(2)      Mr. Biondi was appointed as an independent trustee on March 25, 2022.

(3)      Ms. Foster served as an independent trustee from April 26, 2021 through February 23, 2022.

(4)      Ms. Cooling was elected as an independent trustee by the shareholders of the Fund effective as of July 31, 2022.

(5)      The Fund does not have a bonus, profit sharing or retirement plan.

(6)      “Fund Complex” refers to all present and future funds advised by the Adviser or its affiliates.

CODE OF ETHICS

Each of the Fund, the Adviser and the Sub-Adviser has adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and the Fund has also approved the Adviser’s and Sub-Adviser’s codes of ethics that were adopted by the Adviser and Sub-Adviser under Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act. These codes establish procedures for personal investments and restrict certain personal securities transactions. Personnel subject to these codes may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Fund, so long as such investments are made in accordance with the applicable code’s requirements. The codes of ethics are attached as exhibits to the registration statement of which this SAI is a part. The codes of ethics will be available on the EDGAR Database on the SEC’s website at http://www.sec.gov. Shareholders may also obtain copies of each code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

CONTROL PERSONS AND PRINCIPAL HOLDERS

A principal shareholder is any person who owns (either of record or beneficially) 5% or more of the outstanding shares of a fund. A control person is one who owns, either directly or indirectly, more than 25% of the voting securities of a company or acknowledges the existence of control. A control person may be able to determine the outcome of a matter put to a shareholder vote. As of the date of this SAI, no shareholder of record owned 25% or more of the outstanding shares of the Fund, and no shareholder could be presumed to control the Fund. As of the date of this SAI, no shareholder of record held 5% or more of the outstanding voting shares of the Fund. As of the date of this SAI, the trustees, officers and members of the Investment Committee collectively owned 6.35% of the Fund but no individual trustee, officer or member of the Investment Committee owned 5% or more of the outstanding shares of the Fund.

INVESTMENT ADVISORY AND OTHER SERVICES

The Adviser

The Adviser, located at 240 Saint Paul Street, Suite 400, Denver, CO 80206, serves as the Fund’s investment adviser. The Adviser is registered with the SEC as an investment adviser under the Advisers Act. The Adviser is organized as a Delaware limited liability company. The Adviser has sole discretion to make all investments. The Sub-Adviser will assist the Adviser in identifying and evaluating potential investments for the Fund and participate in ongoing diligence and monitoring of the Fund’s investments. See “Risk Factors — Risks Related to Conflicts of Interest” in the prospectus.

Under the general supervision of the Board, the Adviser will carry out the investment and reinvestment of the net assets of the Fund, will furnish continuously an investment program with respect to the Fund, and will determine which securities should be purchased, sold or exchanged. In addition, the Adviser will supervise and provide oversight of the Fund’s service providers. The Adviser will furnish to the Fund office facilities, equipment and personnel for servicing the management of the Fund. The Adviser will compensate all of their personnel who provide services to the Fund. In return for these services, facilities and payments, the Fund has agreed to pay the Adviser as compensation under the Investment Management Agreement the management fee computed at the annual rate of 1.50% of the Fund’s average daily net assets (the “Management Fee”). The Fund’s fees and expenses, including the Management Fee, are accrued daily and deducted before payment of dividends to Shareholders. For the fiscal period ending December 31, 2021, the Fund paid total Management Fees, after application of fee waivers and expense limitations, of $62,877. Without application of the fee waivers and expense limitations, the Management Fee would have been $681,589. No Management Fees were paid prior to January 1, 2021.

The Adviser may employ research services and service providers to assist in the Adviser’s market analysis and investment selection.

The Adviser and the Fund have entered into the Expense Limitation Agreement pursuant to which the Adviser has contractually agreed to waive its management fee and/or pay or reimburse the ordinary annual operating expenses of the Fund (including organization and offering costs, but excluding brokerage commissions and other similar transactional expenses, interest (including interest incurred on borrowed funds and interest incurred in connection with bank and custody overdrafts), other borrowing costs and fees including interest and commitment fees, taxes, litigation and indemnification expenses, judgments, and extraordinary expenses) to the extent necessary to limit the Fund’s operating expenses to 2.20% of the Class W Shares average daily net assets, 1.95% of the Class I Shares average daily net assets, and 1.80% of the Founders Shares average daily net assets. The Adviser is entitled to seek reimbursement from the Fund of fees waived or expenses paid or reimbursed to the Fund for a period ending three years after the date of the waiver, payment or reimbursement, subject to the limitation that a reimbursement will not cause a Class’s operating expenses (after giving effect to the reimbursement) to exceed the lesser of (a) the annual rate of 2.20% for Class W Shares, 1.95% for Class I Shares, and 1.80% for Founders Shares, and (b) the expense limitation amount in effect at the time of the reimbursement. The Expense Limitation Agreement will continue in effect through August 25, 2024 and will renew automatically for successive periods of one year thereafter, unless written notice of termination is provided by the Adviser to the Fund not less than 10 days prior to the end of the then-current term. No such termination shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses paid or reimbursed with respect to periods prior to the date of such termination. The Board may terminate the Expense Limitation Agreement at any time on not less than 10 days’ prior notice to the Adviser, and the Expense Limitation Agreement may be amended at any time only with the consent of both the Adviser and the Board.

The Sub-Adviser

The Adviser has engaged the Sub-Adviser to act as the Fund’s non-discretionary sub-adviser. The Sub-Adviser is located at 151 Detroit Street, Denver, CO 80206, and is registered with the SEC as an investment adviser under the Advisers Act. See “Risk Factors — Risks Related to Conflicts of Interest” in the prospectus. The Sub-Adviser and any other sub-adviser retained by the Adviser will be paid by the Adviser based on the portion of Fund assets allocated to the Sub-Adviser by the Adviser.

The basis for the Board’s initial approval of the Management Agreement and the prior investment consulting agreement between the Adviser and the Sub-Adviser is provided in the Fund’s semi-annual report for the period ended June 30, 2021. The basis for subsequent continuations of the Fund’s Management Agreement and Sub-Advisory Agreement will be provided in annual or semi-annual reports to Shareholders for the periods during which such continuations occur.

Conflicts of Interest

The Adviser and the Sub-Adviser may provide investment advisory and other services, directly and through affiliates, to various entities and accounts other than the Fund (“Adviser Accounts”). The Fund has no interest in these activities. The Adviser, the Sub-Adviser, and the investment professionals, who on behalf of the Adviser or the Sub-Adviser, provide investment advisory services to the Fund, are engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and the Adviser Accounts or other accounts of the Sub-Adviser. Such persons devote only so much time to the affairs of the Fund as in their judgment is necessary and appropriate. Set out below are practices that the Adviser follows.

In addition, the Adviser may earn additional fees or reimbursement of expenses from certain borrowers in connection with the structuring of certain investments negotiated by the Adviser or its affiliates. While such are not borne directly or indirectly by the Fund nor will its returns be directly or indirectly impacted by such payments, the receipt of such fees could create a conflict of interest with the Adviser.

Participation in Investment Opportunities

Directors, principals, officers, employees, agents, and affiliates of the Adviser may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund. As a result of differing trading and investment strategies or constraints, positions may be taken by Trustees, principals, officers, employees, agents, and affiliates of the Adviser, or by the Adviser for the Adviser Accounts or, with respect to the Sub-Adviser, other accounts of the Sub-Adviser, if any, that are the same as, different from or made at a different time than, positions taken for the Fund.

ADMINISTRATOR; COMPLIANCE SERVICES

UMB Fund Services Inc (the “Administrator”), 235 W Galena Street, Milwaukee, WI 53212-3948, provides certain administrative, accounting and transfer agency services to the Fund pursuant to an Administrative Services Agreement and a Transfer Agency Agreement between the Fund and the Administrator. For its services, the Fund pays the Administrator a fee and separate fixed fees to make certain filings. The Fund also reimburses the Administrator for certain out-of-pocket expenses incurred on the Fund’s behalf. The fees are accrued and paid monthly by the Fund and are based on the average net assets for the prior month and subject to monthly minimums. For the most recent fiscal period, the Fund paid Ultimus Fund Services, LLC, the Fund’s prior administrator and transfer agent, $67,309 in administration and accounting fees and $18,545 in transfer agency fees.

PINE Advisor Solutions (“PINE”), 501 S. Cherry Street, Suite 1090, Denver, CO 80246, provides certain finance and compliance services, including providing the Fund’s Chief Financial Officer and Chief Compliance Officer, to the Fund pursuant to a Principal Financial Officer and Chief Compliance Officer Services Agreement. The Fund pays PINE a fee for supplying the Fund’s Chief Financial Officer, Chief Compliance Officer and related finance and compliance services. The Fund also reimburses PINE for certain out-of-pocket expenses incurred on the Fund’s behalf. The fees are accrued and paid monthly by the Fund. For the most recent fiscal period, the Fund paid PINE $66,800 in fees.

PORTFOLIO MANAGER

Subject to the Investment Committee’s oversight, Pat Brophy is the Fund’s portfolio manager and is primarily responsibility for management of the Fund’s investment portfolio and has served the Fund in this capacity since it commenced operations. Because the portfolio manager may manage assets for other pooled investment vehicles and/or other accounts (including institutional clients, pension plans and certain high net worth individuals) (collectively, “Client Accounts”), or may be affiliated with such Client Accounts, there may be an incentive to favor one Client Account over another, resulting in conflicts of interest. For example affiliates of the Adviser may, directly or indirectly, receive fees from Client Accounts that are higher than the fee it receives from the Fund, or they may, directly or indirectly, receive a performance-based fee on a Client Account. In those instances, the portfolio manager may have an incentive to not favor the Fund over the Client Accounts. The Adviser has adopted trade allocation and other policies and procedures that it believes are reasonably designed to address these and other conflicts of interest. As of the date of this SAI, the Portfolio Manager does not own Fund shares.

The Portfolio Manager receives fixed annual base compensation. He also receives an annual discretionary bonus that varies based upon the achievement of specific goals, which are typically with respect to total firm growth, production of investment ideas/research, as well as delivery of quality client service.

For a biography of Mr. Brophy, see “Management of the Fund — Portfolio Manager” in the prospectus.

As of September 1, 2022, the Portfolio Manager was responsible for the management of the following types of accounts in addition to the Fund:

Other Accounts By Type	Total Number of Accounts by Account Type	Total Assets By Account Type	Number of Accounts by Type Subject to a Performance Fee	Total Assets By Account Type Subject to a Performance Fee
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0

As of September 1, 2022, the Portfolio Manager owned 30,560.971 Fund shares.

Investment Committee

The Board has established the Fund’s Investment Committee, which consists of the following members: Darren Fisk, Pat Brophy, Jason Brooks, John Kerschner and Tom McCahill.

Name (Year of Birth)	Principal Occupation During the Past Five Years
Darren Fisk (1974)	Founder and Chief Executive Officer of Forum Capital Advisors LLC
Pat Brophy (1965)	Portfolio Manager, Forum Capital Advisors LLC (since 2019); Manager, Global Real Estate Strategy, Janus Capital Management LLC (2005 – 2017)
John Kerschner (1967)	Head of U.S. Securitized Products, Janus Henderson Investors
Jason Brooks (1978)	Portfolio Manager, Janus Henderson Investors
Tom McCahill (1955)	Managing Partner — Structured Finance Group, Forum Capital Advisors LLC

For biographies of Messrs. Fisk, Brophy, Kerschner, Brooks and McCahill, see “Management of the Fund — Investment Committee” in the prospectus.

Distributor

Foreside Fund Services, LLC, a Delaware limited liability company located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is serving as the distributor of the Fund’s shares on a best efforts basis, subject to various conditions.

ALLOCATION OF BROKERAGE

Specific decisions to purchase or sell securities for the Fund are made by the portfolio manager. The Adviser and the Sub-Adviser are each authorized by the Board to allocate orders placed on behalf of the Fund to brokers or dealers who may, but need not, provide research or statistical material or other services to the Fund or the Adviser or the Sub-Adviser for the Fund’s use. Such allocation is to be in such amounts and proportions as the Adviser may determine.

In selecting a broker or dealer to execute each particular transaction, the Adviser or the Sub-Adviser will take the following into consideration: execution capability, trading expertise, accuracy of execution, commission rates, reputation and integrity, fairness in resolving disputes, financial responsibility and responsiveness.

Brokers or dealers executing a portfolio transaction on behalf of the Fund may receive a commission in excess of the amount of commission another broker or dealer would have charged for executing the transaction if the Adviser or the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of brokerage and research services provided to the Fund. In allocating portfolio brokerage, the Adviser and the Sub-Adviser may select brokers or dealers who also provide brokerage, research and other services to other accounts over which the Adviser, exercises investment discretion. Some of the services received as the result of Fund transactions may primarily benefit accounts other than the Fund, while services received as the result of portfolio transactions effected on behalf of those other accounts may primarily benefit the Fund.

The Fund paid $0 in brokerage commissions in the fiscal period ended December 31, 2021.

Affiliated Party Brokerage

The Adviser, the Sub-Adviser, and each of their respective affiliates will not purchase securities or other property from, or sell securities or other property to, the Fund, except that the Fund may in accordance with rules under the Investment Company Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members, managing general partners or common control. These transactions would be effected in circumstances in which the Adviser determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument each on the same day.

The Adviser places its trades under a policy adopted by the Board pursuant to Section 17(e) and Rule 17(e)(1) under the Investment Company Act, which places limitations on the securities transactions effected through any affiliated broker-dealer. The policy of the Fund with respect to brokerages is reviewed by the Board from time to time. Because of the possibility of further regulatory developments affecting the securities exchanges and brokerage practices generally, the foregoing practices may be modified.

PROXY VOTING POLICIES

The Fund’s Board has delegated proxy voting discretion to the Adviser and/or the Sub-Adviser because proxy voting is a matter relating to the investment decision making process.

The Adviser delegates the responsibility for voting proxies for the Fund to the Sub-Adviser through the Sub-Advisory Agreement. The Sub-Adviser uses its own proxy voting policies and procedures to vote proxies. Accordingly, the Adviser does not expect to have proxy voting responsibility for the Fund. Should the Adviser become responsible for voting proxies for any reason, including the inability of the Sub-Adviser to provide sub-advisory services, the Adviser shall utilize its proxy voting guidelines to vote proxies until a new sub-adviser is retained. The Adviser and the Sub-Adviser shall maintain records of all proxy votes in accordance with applicable securities laws and regulations, and shall be responsible for gathering relevant documents and records related to proxy voting and providing them to the Fund as required for the Fund to comply with applicable rules under the Investment Company Act.

Given the nature of its business, it is unlikely the Adviser will vote proxies. However, should the occasion arise, it is the Adviser’s policy to (i) stay apprised of developments that affect the securities in which the Fund invests, (ii) carefully review matters submitted to the Fund for a vote as a holder of fund interests or operating company securities and (iii) vote on those matters on a case-by-case basis in a manner that the Adviser believes is in the best interests of the Fund.

The Fund’s proxy voting policy is attached as Appendix A hereto and the Sub-Adviser’s proxy voting policy is attached as Appendix B hereto. Information regarding how the Fund voted proxies (if any) relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, (1) by calling 888-267-1456, (2) on the Fund’s website at www.freif.com and (3) on the SEC’s website at http://www.sec.gov on Form N-PX.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the Fund’s qualification and taxation as a REIT and the acquisition, ownership and disposition of the Fund’s shares that a potential shareholder in the Fund may consider relevant. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to a potential investor in light of its particular circumstances. This summary is based on the Code; current, temporary and proposed Treasury Regulations promulgated thereunder; current administrative interpretations and practices of the IRS; and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

The Fund has not requested, and does not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, the Fund can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary is based upon the assumption that the Fund and its subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents.

This summary of certain U.S. federal income tax consequences applies to only investors that acquire and hold the Fund’s shares as a capital asset. This summary does not consider all of the rules that may affect the U.S. tax treatment of a prospective investor in the Fund’s shares in light of the investor’s particular circumstances. For example, except to the extent discussed under the headings “— Taxation of Shareholders — Taxation of Tax-Exempt Shareholders” and “— Taxation of Shareholders — Taxation of Non-U.S. Shareholders,” this summary does not address special situations that may apply to an investor that is:

•        a broker-dealer or a dealer in securities or currencies;

•        an S corporation;

•        a partnership or other pass-through entity;

•        a bank, thrift or other financial institution;

•        a regulated investment company or a REIT;

•        an insurance company;

•        a tax-exempt organization;

•        subject to the alternative minimum tax provisions of the Code;

•        holding the Fund’s shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•        holding the Fund’s shares through a partnership or other pass-through entity;

•        a non-U.S. corporation, non-U.S. trust, non-U.S. estate, or an individual who is not a resident or citizen of the United States;

•        a U.S. person whose “functional currency” is not the U.S. dollar; or

•        a U.S. expatriate.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds shares of the Fund, the U.S. federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership that will hold shares of the Fund should consult its tax advisor regarding the U.S. federal income tax consequences of acquiring, holding and disposing of shares of common stock by the partnership.

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to the Fund and its shareholders may be changed, possibly with retroactive effect. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in shares of the Fund.

This summary generally does not discuss state, local or non-U.S. tax considerations.

This summary of certain material U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors are advised to consult their tax advisor regarding the federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of shares of the Fund’s shares.

Taxation of the Fund

The Fund has elected to be taxed as a REIT commencing with its taxable year ended December 31, 2021. Qualification and taxation as a REIT depends upon the Fund’s ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” The Fund believes that it is organized, and intends to operate, in such a manner as to qualify for taxation as a REIT.

Taxation of REITs in General

Provided that the Fund qualifies as a REIT, it generally will not be subject to U.S. federal income tax on its REIT taxable income that is distributed to its shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that have historically resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.

Net operating losses, foreign tax credits and other tax attributes of a REIT do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.

Even if the Fund qualifies to be taxed as a REIT, it will be subject to U.S. federal income tax in the following circumstances:

•        The Fund will pay U.S. federal income tax at regular corporate rates on any taxable income, including undistributed net capital gains, that it does not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•        If the Fund has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below;

•        If the Fund elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” it may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income or gain from the sale or operation of the property may be subject to U.S. corporate income tax at the highest applicable rate;

•        If the Fund fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect its profitability;

•        In the event of a failure of the asset tests (other than certain de minimis failures), as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, the Fund disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which the Fund identifies such failure and it files a schedule with the IRS describing the assets that caused such failure, the Fund will pay a tax equal to the greater of $50,000 or 21% of the net income from the non-qualifying assets during the period in which the Fund failed to satisfy such asset tests;

•        In the event of a failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and that violation is due to reasonable cause and not willful neglect, the Fund will be required to pay a penalty of $50,000 for each such failure;

•        If the Fund fails to distribute (or be deemed to distribute) during each calendar year at least the sum of: (i) 85% of the Fund’s REIT ordinary income for such year; (ii) 95% of the Fund’s REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, the Fund will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level;

•        The Fund may be required to pay monetary penalties to the IRS in certain circumstances, including if the Fund fails to meet recordkeeping requirements intended to monitor the Fund’s compliance with rules relating to the composition of its shareholders, as described below in “— Requirements for Qualification — General”;

•        A 100% tax may be imposed on amounts received by the Fund from a taxable REIT subsidiary (a “TRS”) if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm’s-length pricing standard;

•        If the Fund acquires appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, the Fund will be subject to tax at the highest corporate income tax rate then applicable if the Fund subsequently recognizes the built-in gain on a disposition of any such assets during the five-year period following the acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the transfer of the assets to the REIT as a deemed sale; and

•        The earnings of any lower-tier entities of the Fund that are subchapter C corporations, if any, including domestic TRSs, are subject to U.S. federal corporate income tax.

In addition, the Fund and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local income, property and other taxes on assets and operations. The Fund could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1)    that is managed by one or more trustees or directors;

(2)    the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)    which would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)    that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)    the beneficial ownership of which is held by 100 or more persons;

(6)    in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)    that properly elects to be taxed as a REIT, such election having not been terminated or revoked; and

(8)    which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters.

Conditions (1) through (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. The Fund is not required to satisfy conditions (5) and (6) for the first taxable year in which it elects to be taxed as a REIT. The Declaration of Trust contains certain transfer and ownership limitations intended to assist the Fund in continuing to satisfy the share ownership requirements that apply to REITs. However, the rules that apply to determine ownership of a REIT are complex. If the Fund were to fail to satisfy a share ownership requirement, it would fail to qualify as a REIT if the Fund were unable to avail itself of any available relief provisions, including the relief provision described in the next paragraph.

To monitor compliance with the share ownership requirements, the Fund generally is required to maintain records regarding the actual ownership of its shares. To do so, the Fund must demand written statements each year from the record holders of significant percentages of its shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by the Fund). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Fund’s records. Failure to comply with these recordkeeping requirements could subject the Fund to monetary penalties. If the Fund satisfies these requirements and has no reason to know that condition (6) is not satisfied, the Fund will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. The Fund satisfies this requirement.

The Code provides relief from violations of the REIT requirements in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. If the Fund were to fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable the Fund to maintain its qualification as a REIT. Even if such relief provisions were available, the amount of any resultant penalty tax could be substantial.

Finally, at the end of any year, a REIT cannot have accumulated earnings and profits from a non-REIT corporation’s taxable year. The Fund does not have any prior corporate earnings and profits and has not succeeded to any non-REIT earnings and profits (e.g., as a result of any merger or acquisition) of an entity taxable as a C corporation.

Effect of Subsidiary Entities

Partnerships.    In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, the Fund’s proportionate share of the assets and items of income of partnerships in which the Fund owns an equity interest are treated as the Fund’s assets and items of income for purposes of applying the REIT requirements. The Fund’s proportionate share is generally determined, for these purposes, based upon the Fund’s percentage interest in the partnership’s equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by the Fund. Consequently, to the extent that the Fund directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect the Fund’s ability to qualify as a REIT, even if the Fund has no control, or only limited influence, over the partnership. Even if such partnerships covenanted to the Fund to operate in a REIT-compliant manner and to provide such information to the Fund as the Fund needed to determine and prove its REIT compliance, it is possible that the activities and investments of the partnerships in which the Fund might invest would prevent the Fund from satisfying the REIT qualification requirements.

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, or by other disregarded subsidiaries owned by the REIT, or by a combination of the two. Other entities that are wholly owned by the Fund, including single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests.

In the event that one of the Fund’s disregarded subsidiaries ceases to be wholly owned (for example, if any equity interest in the subsidiary is acquired by a person other than the Fund or another of its disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the Fund’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable Subsidiaries.    A REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. A corporation in which a TRS directly or indirectly owns more than 35% of its stock, by voting power or value, will automatically be treated as a TRS. A corporation that operates or manages, directly or indirectly, a lodging facility or a health care facility or directly or indirectly provides to another person rights to any brand name under which any lodging facility or health care facility is operated cannot be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. A TRS is subject to corporate income tax on its earnings, which may reduce the cash flow generated by the Fund and its ability to make distributions to its shareholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the taxable subsidiary earns. Rather, the stock issued by the taxable subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the taxable subsidiary. The value of the TRS securities held by the REIT will be used to compute the REIT’s compliance with the asset tests, as discussed in more detail below. The use of such entities may allow the REIT to indirectly undertake certain activities that the REIT rules might otherwise preclude it from doing directly (or through disregarded subsidiaries, along with partnerships in which the Fund holds an equity interest (sometimes referred to as “pass-through subsidiaries”)), such as performing tenant services or activities that give rise to certain categories of income such as management fees.

Investments in Other REITs.    A REIT is not treated as holding the assets of another REIT in which it holds stock or as receiving any income that the other REIT earns. Rather, the stock of the other REIT is an asset in the hands of the parent REIT, and the parent REIT recognizes as income the dividends, if any, that it receives from the subsidiary REIT. Stock of another REIT is a real estate asset for purposes of the REIT asset tests, and dividends from another REIT and gains from the sale of stock of another REIT are qualifying income for purposes of the REIT gross income tests. See “— Asset Tests” and “— Gross Income Tests.”

Gross Income Tests

A REIT must satisfy two gross income requirements annually. First, at least 75% of the Fund’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging income and foreign currency gains, must be derived from investments relating to real property or mortgages on real property, including “rents from real property;” dividends received from other REITs; interest income derived from mortgage loans secured by real property; income derived from a real estate mortgage investment conduit (“REMIC”) in proportion to the real estate assets held by the REMIC (unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC is qualifying income); certain income from qualified temporary investments; and gains from the sale of real estate assets. Second, at least 95% of the Fund’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging income and foreign currency gains, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that (i) the Fund enters into to hedge (a) indebtedness incurred or to be incurred to acquire or carry “real estate assets,” as defined below (See “— Asset Tests”), (b) certain foreign currency risks or (c) existing hedging positions after a portion of the hedged indebtedness or property is disposed of and (ii) are clearly and timely identified as hedges will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests.

Rent will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•        First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•        Second, neither the Fund nor a direct or indirect owner of 10% or more of the Fund’s shares may own, actually or constructively, 10% or more of a tenant, other than with respect to certain leases of health care properties or lodging facilities to a TRS.

•        Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•        Fourth, the Fund generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Fund does not derive revenue. However, the Fund may provide services directly to its tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the Fund may directly provide a minimal amount of “non-customary” services to the tenants of a property, as long as the Fund’s income from the services (valued at not less than 150% of the Fund’s direct cost of performing such services) does not exceed 1% of the Fund’s income from the property. Furthermore, the Fund may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to the Fund’s tenants without tainting the rental income.

In order for the rent to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If the Fund receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the Fund had a binding commitment to acquire the mortgage loan, and the value of the personal property securing the loan exceeds 15% of the value of all of the property securing the loan, such interest income will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, interest on the loan may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT. To the extent that the Fund invests in participating loans or loans with equity kickers, any contingent profits-based interest will not be qualifying income for purposes of either gross income test.

The Fund may hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. The Fund may acquire participations in CRE debt that it believes qualify for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge the Fund’s treatment of participation interests.

The Fund may acquire CMBS and expects that the CMBS will be treated either as interests in a grantor trust or as regular interests in REMICs for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from the Fund’s CMBS will be qualifying income for the 95% gross income test. In the case of mortgage-backed securities treated as interests in grantor trusts, the Fund would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of the Fund’s interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include embedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.

The Fund believes that substantially all of its income from mortgage-related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that the Fund owns non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property), or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Similarly, dividends or interest with respect to investments in real estate operating companies generally will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test, and income with respect to ETFs may be qualifying income for purposes of the 95% gross income test but not the 75% gross income test or may be nonqualifying income for purposes of both gross income tests.

The Fund may receive distributions from TRSs or, subject to the Fund’s obligation to satisfy certain asset tests, described below, other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Any dividends the Fund receives from a REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.

The Fund may receive various types of fee income. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property or to purchase or lease real property and the fees are not determined by the borrower’s income and profits. Other fees generally are not qualifying income for purposes of either gross income test.

Any income or gain the Fund derives from instruments that hedge the risk of changes in interest rates with respect to debt incurred to acquire or carry real estate assets, to hedge certain foreign currency risks or to hedge an existing hedging position after all or part of the hedged property or liability has been disposed of will not be treated as income for purposes of calculating the 75% or 95% gross income test, provided that specified requirements are met. Such requirements include proper identification of the instrument as a hedge, along with the risk that it hedges, within prescribed time periods.

If the Fund fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if the failure to meet these tests was due to reasonable cause and not due to willful neglect, the Fund attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether the Fund would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions were inapplicable, the Fund would not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed upon the amount by which the Fund fails to satisfy the particular gross income test, adjusted to reflect the profitability of such gross income.

Asset Tests

At the close of each calendar quarter, the Fund must satisfy multiple tests relating to the nature of its assets:

•        At least 75% of the value of the Fund’s total assets must be represented by some combination of “real estate assets,” cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans, debt instruments issued by “publicly offered REITs” and, under some circumstances, stock or debt instruments purchased with new capital. To the extent rent attributable to personal property leased with real property is treated as rents from real property (because the rent attributable to personal property does not exceed 15% of total rent), the personal property will be treated as a real estate asset for purposes of the 75% asset test. Similarly, a debt obligation secured by a mortgage on both real and personal property will be treated as a real estate asset for purposes of the 75% asset test, and interest thereon will be treated as interest on an obligation secured by real property, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt. Thus, there would be no apportionment for purposes of the asset tests or the gross income tests if the fair market value of personal property securing the loan does not exceed 15% of the fair market value of all property securing the loan. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

•        The aggregate value of all securities of TRSs may not exceed 20% of the value of the Fund’s total assets.

•        No more than 25% of the value of the Fund’s total assets may consist of securities, including securities of TRSs, that are not qualifying assets for purposes of the 75% test.

•        Not more than 25% of the value of a REIT’s assets may consist of debt instruments that are issued by publicly offered REITs and would not be treated as real estate assets if not issued by a publicly offered REIT.

•        The value of any one issuer’s securities owned by the Fund may not exceed 5% of the value of the Fund’s total assets.

•        The Fund may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below.

The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below.

Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt” or one of the other exceptions to the 10% value test.

Certain securities will not cause a violation of the 10% value test. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security, which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. The following securities also will not violate the 10% value test: (i) any loan made to an individual or an estate; (ii) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% gross income test described above under “— Gross Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests the Fund holds in a REMIC are generally treated as qualifying real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of the Fund’s interest in the REMIC, and the Fund’s income derived from the interest, qualifies for purposes of the REIT asset and income tests.

After initially meeting the asset tests at the close of any quarter, the Fund will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the Fund fails to satisfy the asset tests because it acquire assets during a quarter, it can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If the Fund fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, the Fund may dispose of sufficient assets (generally within six months after the last day of the quarter in which the Fund’s identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10 million. If the Fund fails any of the other asset tests or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, the Fund is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the Fund’s identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the Fund failed to satisfy the asset test.

The Fund intends to monitor compliance with the asset tests on an ongoing basis. However, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that the Fund does not comply with one or more of the asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, the Fund is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (a) the sum of (i) 90% of the Fund’s “REIT taxable income” (computed without regard to its deduction for dividends paid and excluding net capital gains) and (ii) the Fund’s net income, if any, after tax from foreclosure property, minus (b) the sum of certain amounts of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Fund timely files its tax return for the year and if paid on or before the first regular dividend payment after such declaration. Distributions that the Fund declares in October, November or December of any year payable to a shareholder of record on a specified date in any of these months will be treated as both paid by the Fund and received by the shareholder on December 31 of the year, provided that the Fund actually pays the distribution during January of the following calendar year.

In order for distributions to be counted for this purpose and to give rise to a tax deduction by the Fund, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the Fund’s organizational documents. The preferential dividend rules do not apply to “publicly offered REITs,” i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act. The Fund would be a publicly offered REIT if it is required to file annual and periodic reports with the SEC under the Exchange Act. The Fund currently is not a publicly offered REIT, and there is no assurance that it ever will be.

Dividends that are reinvested pursuant to the Fund’s DRIP will count towards satisfaction of these distribution requirements.

To the extent that the Fund qualifies as a REIT but distributes less than 100% of its “REIT taxable income,” as adjusted, the Fund will be subject to tax at the regular corporate tax rates on the retained portion. The Fund may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the Fund could elect to have its shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by the Fund. Shareholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

If the Fund fails to distribute during each calendar year at least the sum of: (i) 85% of the Fund’s REIT ordinary income for such year; (ii) 95% of the Fund’s REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, the Fund would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which it has paid corporate income tax. The Fund intends to make timely distributions so that it is not impacted by the 4% excise tax.

It is possible that, from time to time, the Fund may not have sufficient cash to meet the distribution requirements, e.g., due to timing differences between the actual receipt of cash and inclusion of items in income for U.S. federal income tax purposes, or failure of joint ventures to make distributions to the Fund. The Fund will depend on timely distributions from the joint ventures in which the Fund will invest but will not control. The Fund may also need to use substantial funds to satisfy its repurchase obligations which do not count towards satisfaction of its REIT distribution obligation.

The Fund may be able to cure a failure to meet the distribution requirements for a year attributable to adjustments to its REIT taxable income for such year by paying “deficiency dividends” to shareholders in a later year, which may be included in the Fund’s deduction for dividends paid for the earlier year. In this case, the Fund may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends, but the Fund will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If the Fund fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure.

If the Fund fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, then the Fund will be subject to tax on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Fund is not a REIT would not be deductible by the Fund, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to shareholders taxed as individuals may be eligible for a reduced rate applicable to “qualified dividends” and, subject to limitations of the Code, corporate shareholders may be eligible for the dividends received deduction. Unless the Fund is entitled to relief under specific statutory provisions, it will be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, the Fund will be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that does not qualify for a statutory safe harbor and that is held primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which the Fund holds a direct or indirect interest will not be treated as property held for sale to customers or that the Fund can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Penalty Tax for Non-Arm’s Length Transactions with TRSs

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income the Fund generates will be subject to a 100% excise tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to tenants by a taxable REIT subsidiary, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to the Fund that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that the Fund receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income is income earned by a taxable REIT subsidiary that is attributable to services provided to the Fund, or on the Fund’s behalf to any of tenants, that is less than the amounts that would have been charged based upon arm’s-length negotiations.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Hedging Transactions

The Fund or underlying funds may enter into hedging transactions, from time-to-time, with respect to their assets or liabilities. Hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. In the case of an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, to hedge certain foreign currency risks, or to hedge an existing hedging position after a portion of the hedged indebtedness or property is disposed of, any periodic income or gain from the disposition of that contract is disregarded for purposes of the 75% and 95% gross income tests if such hedging transaction are clearly identified before the close of the day on which it was acquired or entered into and satisfy other identification requirements. In the case of hedges for other purposes or in other situations, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests.

Tax Aspects of Investments in Partnerships

The Fund may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. The Fund will include in its income its proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Fund will include its proportionate share of assets held by subsidiary partnerships. Consequently, to the extent that the Fund holds an equity interest in a partnership, the partnership’s assets and operations may affect the Fund’s ability to qualify as a REIT, even if the Fund may have no control, or only limited influence, over the partnership.

Entity Classification

Investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association taxable as a corporation for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the Fund’s assets and items of gross income would change and could preclude the Fund from satisfying the REIT asset tests or the gross income tests, and in turn could prevent the Fund from qualifying as a REIT. In addition, any change in the status of any of these partnerships for tax purposes might be treated as a taxable event, in which case the Fund could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

State, Local and Foreign Taxes

The Fund may be subject to state, local or foreign taxation in various jurisdictions, including those in which the Fund and its subsidiaries transact business, own property or reside. The state, local or foreign tax treatment of the Fund may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by the Fund would not pass through to shareholders to be credited against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in the Fund.

Taxation of Shareholders

The following is a summary of certain additional U.S. federal income tax considerations with respect to the ownership of shares of the Fund.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of shares of the Fund that for U.S. federal income tax purposes is:

•        a citizen or resident of the U.S.;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if: (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of the Fund, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership that will hold shares of the Fund should consult their tax advisors regarding the consequences of the purchase, ownership and disposition of shares by the partnership.

Taxation of U.S. Shareholders on Distributions on Shares.    As long as the Fund qualifies as a REIT, a taxable U.S. shareholder generally must take into account as ordinary income distributions made out of the Fund’s current or accumulated earnings and profits that the Fund does not designate as capital gain dividends or qualified dividend income. U.S. Shareholders are treated as having received any dividends that are reinvested pursuant to the Fund’s DRIP.

Dividends paid to corporate U.S. shareholders will not qualify for the dividends-received deduction generally available to corporations. In addition, dividends paid to a non-corporate U.S. shareholder generally will not qualify for the 20% maximum tax rate currently applicable for “qualified dividend income.” However, the reduced tax rate for qualified dividend income will apply to the Fund’s ordinary dividends to the extent attributable: (i) to dividends received by the Fund from non-REIT corporations, such as TRSs; and (ii) to income upon which the Fund has paid corporate income tax (e.g., to the extent that the Fund distributes less than 100% of its taxable income). In addition, for taxable years beginning before January 1, 2026, non-corporate U.S. holders will be entitled to deduct up to 20% of

“qualified REIT dividends” (i.e., dividends other than capital gain dividends and dividends attributable to “qualified dividend income” received by the Fund) they receive. The amount of the deduction may be up to 20% of the amount of the non-corporate U.S. holder’s aggregate qualified dividend income, but may be less than 20% of the amount of the U.S. holder’s qualified REIT dividends if the U.S. holder has losses from publicly traded partnerships or the U.S. holder’s taxable income, not taking into account net capital gain, is less than the amount of the U.S. holder’s qualified REIT dividends. Additionally, under Treasury Regulations, in order for a REIT dividend with respect to a share of REIT stock to be treated as a qualified REIT dividend, the U.S. holder (i) must have held the share for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend and (ii) cannot have been under an obligation to make related payments with respect to positions in substantially similar or related property, e.g., pursuant to a short sale.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that the Fund designates as capital gain dividends without regard to the period for which the U.S. shareholder has held its shares. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

The Fund may elect to retain and pay income tax on its net long-term capital gain. In that case, to the extent that the Fund designates such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax the Fund paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of the Fund’s undistributed long-term capital gain, minus its share of the tax the Fund paid.

To the extent that the Fund makes a distribution in excess of its current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s shares. Instead, such distribution will reduce the adjusted tax basis of such shares. To the extent that the Fund makes a distribution in excess of both its current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are capital assets in the hands of the U.S. shareholder.

If the Fund declares a distribution in October, November, or December of any year that is payable to shareholders of record on a specified date in any such month, such distribution shall be treated as both paid by the Fund and received by the U.S. shareholder on December 31 of such year, provided that the Fund actually pays the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of a REIT’s net operating losses or capital losses. Instead, the REIT carries over such losses for potential offset against its future income.

Dividends from the Fund and gain from the disposition of shares of the Fund will not be treated as passive activity income, and, therefore, shareholders generally will not be able to apply any “passive activity losses” to offset income they derive from shares of the Fund, against such income. Similarly, dividends from the Fund and gains from the disposition of shares of the Fund cannot be offset with “excess business losses.” In addition, taxable distributions from the Fund and gain from the disposition of its shares of generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 20% tax rate applicable to capital gains of U.S. shareholders taxed at individual rates). The Fund will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares

In general, a U.S. shareholder’s gain or loss realized upon a taxable disposition of shares of the Fund will be long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year and, if not, as short-term capital gain or loss. However, any loss upon a sale or exchange of the shares held by such shareholder for six months or less will be treated as a long-term capital loss to the extent of any actual or deemed distributions from the Fund that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the shares may be disallowed if the U.S. shareholder purchases other shares within 30 days before or after the disposition.

A repurchase of shares of the Fund will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of shares discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder’s interest in the Fund, (ii) results in a substantially disproportionate repurchase with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, generally must be taken into account. The sale of shares pursuant to a repurchase generally will result in a “substantially disproportionate” repurchase with respect to a holder if the percentage of the then outstanding voting shares of the Fund owned by the holder immediately after the sale is less than 80% of the percentage of the voting shares of the Fund owned by the holder determined immediately before the sale. The sale of common shares pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in shares of the Fund as a result of the repurchase constitutes a “meaningful reduction” of such holder’s interest. Prospective investors are encouraged to consult with their tax advisors regarding the treatment of repurchases of shares of the Fund.

Capital Gains and Losses.    The maximum tax rate on long-term capital gain applicable to U.S. shareholders taxed at individual rates currently is generally 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that the Fund designates as capital gain dividends and any retained capital gain that the Fund is deemed to distribute, the Fund generally may designate whether such a distribution is taxable to non-corporate shareholders at a 20% or 25% rate. A non-corporate taxpayer’s ability to deduct capital losses is limited by the Code.

Medicare Tax on Unearned Income.    High-income U.S. individuals, estates and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of shares. In the case of an individual, the tax will be 3.8% of the lesser of: (i) the individual’s net investment income; or (ii) the excess of the individual’s modified adjusted gross income over (a) $250,000 in the case of a married individual filing a joint return or a surviving spouse, (b) $125,000 in the case of a married individual filing a separate return or (c) $200,000 in the case of a single individual.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt holder has not held its shares of the Fund as “debt-financed property” within the meaning of the Code and the Fund’s shares are not being used in an unrelated trade or business, dividend income from the Fund generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt holder. Similarly, income from the sale of the Fund’s shares will not constitute UBTI unless the tax-exempt holder has held its shares in the Fund as debt-financed property within the meaning of the Code or has used the shares in a trade or business.

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation, or a tax-exempt single parent title-holding corporation the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•        it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•        either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts).

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of shares of the Fund that is not a U.S. shareholder, as defined above. The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. Non-U.S. shareholders are urged to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the ownership of shares of the Fund, including any reporting requirements.

Ordinary Dividends.    A non-U.S. shareholder that receives a distribution that is not attributable to gain from the Fund’s sale or exchange of a “United States real property interest”, or a USRPI, and that the Fund does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Fund pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. The Fund plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either a lower treaty rate applies and the non-U.S. shareholder furnishes to the Fund an appropriate IRS Form W-8 evidencing eligibility for that reduced rate, or the non-U.S. shareholder furnishes to the Fund an IRS Form W-8ECI claiming that the distribution is effectively connected income. Such withholding tax would reduce the number of shares a non-U.S. shareholder that participates in the Fund’s DRIP would receive.

Capital Gain Dividends.    For any year in which the Fund qualifies as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in “United States real property holding corporations” but does not include interests solely as a creditor and, accordingly, does not include a debt instrument that does not provide for contingent payments based on the value of, or income from, real property interests. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. There is a special 21% withholding rate for distributions to non-U.S. shareholders attributable to the REIT’s gains from dispositions of USRPIs. A non-U.S. shareholder may receive a credit against its tax liability for the amount the Fund withholds.

Capital gain dividends that are attributable to sales of USRPIs would be treated as ordinary dividends rather than as gain from the sale of a USRPI, if: (i) the Fund’s shares are “regularly traded” on an established securities market in the United States; and (ii) the non-U.S. shareholder did not own more than 10% of the Fund’s shares at any time during the one-year period prior to the distribution. Such distributions would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. The Fund’s shares are not regularly traded on an established securities market in the United States, and there is no assurance that they ever will be.

Capital gain dividends that are not attributable to sales of USRPIs, e.g., distributions of gains from sales of debt instruments that are not USRPIs, generally will not be taxable to non-U.S. shareholders or subject to withholding tax.

Non-Dividend Distributions.    A non-U.S. shareholder will not incur tax on a distribution in excess of the Fund’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both the Fund’s current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because the Fund generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on an ordinary dividend. However, a non-U.S. shareholder may claim a refund of amounts that the Fund withholds if the Fund later determine that a distribution in fact exceeded its current and accumulated earnings and profits.

The Fund may be required to withhold 15% of any distribution that exceeds the Fund’s current and accumulated earnings and profits if shares of the Fund are a USRPI. Consequently, although the Fund intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

Dispositions of Shares.    A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of shares of the Fund as long as the Fund: (i) is not a “United States real property holding corporation”, or USRPHC during a specified testing period and certain procedural requirements are satisfied; or (ii) is a domestically controlled qualified investment entity. A USRPHC is a U.S. corporation that at any time during the applicable testing period owned USRPIs that exceed in value 50% of the value of the corporation’s USRPIs, interests in real property located outside the United States, and other assets used in the corporation’s trade or business. Depending on the nature of the Fund’s investments, the Fund may be a USRPHC. The Fund believes that it will be a domestically controlled qualified investment entity, but the Fund cannot assure investors that it could substantiate that it is and has been a domestically controlled qualified investment entity at any particular time.

Even if the Fund were a USRPHC and not a domestically controlled qualified investment entity, a non-U.S. shareholder that owned, actually or constructively, 10% or less of the Fund’s shares at all times during a specified testing period would not incur tax under FIRPTA if shares of the Fund are “regularly traded” on an established securities market. Shares of the Fund are currently not regularly traded on an established securities market in the United States, and there is no assurance that they ever will be.

If the gain on the sale of shares of the Fund were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of such shares would be required to withhold 15% of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if: (i) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Special FIRPTA rules apply to “qualified shareholders” and “qualified foreign pension funds” as defined in the Code.

A repurchase of shares of the Fund that is not treated as a sale or exchange will be taxed in the same manner as distributions under the rules described above. See “— Taxation of U.S. Shareholders on the Disposition of Shares” for a discussion of when a repurchase will be treated as a sale or exchange and related matters. A repurchase of shares of the Fund generally will be subject to tax under FIRPTA to the extent the distribution in the repurchase is attributable to gains from the Fund’s dispositions of U.S. real property interests. To the extent the distribution is not attributable to gains from the Fund’s dispositions of U.S. real property interests and is treated as a sale or exchange of shares of the Fund, the excess of the amount of money received in the repurchase over the non-U.S. holder’s basis in the repurchased shares will be treated like a taxable disposition described in the previous paragraph. The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from the Fund’s dispositions of U.S. real property interests. Due to the uncertainty, the Fund may withhold at the 21% rate from all or a portion of repurchase payments to non-U.S. holders other than qualified shares or qualified foreign pension funds. To the extent the amount of tax the Fund withholds exceeds the amount of a non-U.S. holder’s U.S. federal income tax liability, the non-U.S. holder may file a U.S. federal income tax return and claim a refund.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% is required on dividends paid in respect of the shares to certain foreign financial institutions (including investments funds), unless such institution enters into an agreement with the Secretary of the Treasury (or alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which the Fund’s shares are held may affect the determination of whether such withholding is required. Similarly, dividends paid in respect of the Fund’s shares to an investor that is a passive non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the Fun that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which the Fun will in turn provide to the Secretary of the Treasury. While withholding under FATCA would also have applied to payments of gross proceeds from the disposition of stock after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on gross proceeds payments. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Information Reporting Requirements and Backup Withholding.    The Fund will report to shareholders and to the IRS the amount of distributions the Fund pays during each calendar year and the amount of tax the Fund withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions, unless such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Fund with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability.

Brokers that are required to report the gross proceeds from a sale of shares on Form 1099-B will also be required to report the customer’s adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in shares that are disposed of, in which case the shareholder’s broker will apply a default method of its choosing if the shareholder does not indicate which method to apply. Shareholders should consult with their own tax advisor regarding the reporting requirements and their election options.

If the Fund takes an organizational action such as a stock split, merger or acquisition that affects the tax basis of shares of covered stock or even make distributions that exceed its current or accumulated earning and profits, it will report to each shareholder and the IRS (or post on its website) a description of the action and the quantitative effect of that action on the tax basis of the applicable shares.

Shareholders are encouraged to consult their tax advisors regarding the application of the information reporting rules discussed above, to their investment in shares of the Fund.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form, the U.S. federal income tax laws applicable to the Fund and its shareholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of the Fund.

THE SUMMARY OF FEDERAL TAX CONSIDERATIONS SET FORTH ABOVE IS NOT INTENDED TO BE A COMPLETE SUMMARY OF THE TAX CONSEQUENCES OF AN INVESTMENT IN THE FUND. EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR CONCERNING THE TAX CONSIDERATIONS OF AN INVESTMENT IN THE FUND.

OTHER INFORMATION

Each share represents a proportional interest in the assets of the Fund. Each share has one vote at shareholder meetings, with fractional shares voting proportionally, on matters submitted to the vote of shareholders. There are no cumulative voting rights. Shares do not have pre-emptive or conversion or redemption provisions. In the event of a liquidation of the Fund, shareholders are entitled to share pro rata in the net assets of the Fund available for distribution to shareholders after all expenses and debts have been paid.

Transfer Agent

UMB Fund Services Inc, located at 235 W Galena Street, Milwaukee, WI 53212-3948, serves as Transfer Agent pursuant to a transfer agency agreement between it and the Fund.

Legal Counsel

Morrison & Foerster LLP, 370 17th Street, Suite 4200, Denver, CO 80218, acts as counsel to the Fund.

Custodian

UMB Bank, N.A. serves as the primary custodian of the Fund’s assets, and may maintain custody of the Fund’s assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Board. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 928 Grand Boulevard, 10th Floor, Kansas City, MO 64106.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CohnReznick LLP is the independent registered public accounting firm for the Fund and will audit the Fund’s financial statements. CohnReznick LLP is located at 1 South Wacker Drive, Chicago, IL 60606.

FINANCIAL STATEMENTS

The audited financial statements, including the financial highlights, and related report of CohnReznick LLP, independent registered public accounting firm, appearing in the Fund’s Annual Report to Shareholders for the fiscal year ended December 31, 2021 and the unaudited financial statements, including the financial highlights, appearing in the Fund’s Semi-Annual Report to Shareholders for the fiscal period ended June 30, 2022, both of which are filed electronically with the SEC, are incorporated by reference and made part of this SAI. You may request a copy of the Fund’s Annual Reports and Semi-Annual Reports at no charge by calling the Fund toll free at 888-267-1456.

APPENDIX A:

PROXY VOTING POLICIES AND PROCEDURES

Forum Real Estate Income Fund

The Forum Real Estate Income Fund (the “Fund”) has adopted these Proxy Voting Policies and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of shareholders of the Fund.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercised its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Funds and its shareholders’ investments. Forum Capital Advisers LLC (the “Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

I.       Delegation of Proxy Voting to Sub-Adviser

The Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Sub-Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

II.     Disclosure of Proxy Voting Policies and Procedures in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR and in any SAI filed with the Securities and Exchange Commission in connection with a registration statement on Form N-2 a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

III.   Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund and (b) the Adviser or any of their affiliated persons, and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in its Proxy Policy when voting such proxies.

IV.    Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser is responsible for the following:

1)      Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Funds owning the portfolio securities voted.

2)      Providing to the Fund’s Chief Compliance Officer (“CCO”) a summary of the material changes to a Proxy Policy during the period covered by the CCO’s annual compliance report to the Board, and a redlined copy of such Proxy Policy as applicable.

3)      The CCO shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act, and appear reasonably designed to ensure that the Sub-Adviser votes portfolio securities in the best interest of shareholders of the Funds owning the portfolio securities voted.

Appendix A-1

V.      Review Responsibilities

The Adviser may retain a Proxy Voting Service to coordinate, collect, and maintain all proxy-related information.

If the Adviser retains a proxy-voting service, the Adviser will review the Fund’s voting records maintained by the Proxy Voting Service and select a sample of proxy votes from those submitted and examine them against the Proxy Voting Service files for accuracy of the votes.

VI.    Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will annually file its complete proxy voting record with the SEC on Form N-PX.

The Fund’s Administrator will be responsible for oversight and completion of the filing of the Fund’s reports on Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30 and the filing for each year will be made with the SEC on or before August 31 of that year.

VII.  Recordkeeping

Documentation of all votes for the Funds will be maintained by the Adviser and/or the Proxy Voting Service.

Adopted: April 2021

Appendix A-2

APPENDIX B:

SUB-ADVISER’S PROXY VOTING POLICIES AND PROCEDURES

Proxy Voting Policy and Procedures

Last Review Date: May 2022

Public

Appendix B-i

1       Overview

1.1    Policy Statement

Where Janus Henderson Investors has been provided voting discretion, it has a responsibility to vote proxies in the best interest of each client.1 Janus Henderson Investors has adopted this Proxy Voting Policy and Procedures to ensure that proxies are voted in the best interest of clients without regard to any relationship that Janus Henderson Investors or any affiliated person of Janus Henderson Investors may have with the issuer or personnel of the issuer. Subject to specific provisions in a client’s account documentation related to exception voting, Janus Henderson Investors will generally only accept direction from a client to vote proxies for that client’s account pursuant to: 1) the JHI Voting Guidelines; 2) the ISS Benchmark Policy; or 3) the ISS Taft-Hartley Voting Guidelines.

1.2    Key principles

•        Janus Henderson Investors will vote proxies in the best interest of each client.

•        Janus Henderson Investors will identify and manage any conflicts of interest which might affect a voting decision.

•        Janus Henderson Investors will disclose its voting decisions to clients upon request and to the public where required or consistent with local market practice.

•        Janus Henderson Investors will maintain records supporting its voting decisions.

1.3    Scope

This Policy applies to Janus Henderson Investors and each of the client accounts for which it has proxy voting responsibilities, other than those advised or sub-advised by Intech Investment Management LLC or Kapstream Capital Pty Ltd.

1.4    Roles and Responsibilities

Portfolio Management. Portfolio Management is responsible for determining how to vote proxies with respect to securities held in the client accounts they manage. Where Portfolio Management chooses to vote contrary to the Guidelines and as otherwise specified herein, Portfolio Management is required to provide a sufficient written rationale for their vote.

Operations Control. Operations Control is generally responsible for administering the proxy voting process as set forth in this Policy for client accounts whose Portfolio Management is located inside the United States. Operations Control works with the Proxy Voting Service and is responsible for ensuring that all meeting notices are reviewed against the Guidelines, the ISS Benchmark Policy or the Taft-Hartley Guidelines, and proxy matters are communicated to Portfolio Management for consideration pursuant to this Policy.

G&S Team. The G&S Team is generally responsible for administering the proxy voting process as set forth in this Policy for client accounts whose Portfolio Management is located outside the United States. The G&S Team works with the Proxy Voting Service and is responsible for reviewing shareholder meeting agendas, voting recommendations, and additional relevant documents and making voting decisions in consultation with Portfolio Management.

Proxy Voting Committee. The Proxy Voting Committee develops Janus Henderson Investors’ positions on all major corporate issues, maintains and updates the Guidelines, manages conflicts of interest related to proxy voting and oversees the voting process generally, including by reviewing results of diligence on the Proxy Voting Service.

____________

1        On behalf of accounts subject to the Employee Retirement Income Security Act of 1974 (ERISA), Janus Henderson Investors will vote proxies unless the power to vote such shares has been expressly retained by the appointing fiduciary in the investment management agreement. Janus Henderson Investors recognizes that the exercise of voting rights on securities held by ERISA plans is a fiduciary duty that must be exercised with care, skill, prudence and diligence. As such, where Janus Henderson Investors has voting responsibility for ERISA plans, they will vote proxies solely in the best interest of the participants and beneficiaries of such plans.

Appendix B-1

Proxy Voting Service. The Proxy Voting Service provides research services relating to proxy issues. The Proxy Voting Service also assists in certain functions relating to the voting of proxies. Among other things, the Proxy Voting Service is responsible for coordinating with clients’ custodians to ensure that all proxy materials received by the custodians relating to the clients’ portfolio securities are processed in a timely fashion. In addition, the Proxy Voting Service is responsible for submitting Janus Henderson Investors’ votes in accordance with the Guidelines or as otherwise instructed by Janus Henderson Investors and is responsible for maintaining copies of all proxy statements received from issuers and promptly providing such materials to Janus Henderson Investors upon request. The Proxy Voting Service also provides voting disclosure services, including filing of the Form N-PX in the United States.

1.5    References

Rule 206(4)-7 of the Investment Advisers Act
Rule 30b1-4 of the Investment Company Act
Rule 239.15 et seq. of the Investment Company Act Commission
Delegated Regulation (EU) No 231/2013, Article 37
Commission Directive 2010/43/EU, Article 21
FCA COLL 6.6A.6
CSSF Regulation 10-04, Article 23
UN Principles for Responsible Investment
IMAS Singapore Stewardship Principles
SFC Principles of Responsible Ownership
FRC UK Stewardship Code

2       Additional Definitions

G&S Team refers to the Governance and Stewardship team.

Janus Henderson Investors includes all investment advisory subsidiaries of Janus Henderson Group plc, including, but not limited to, Janus Henderson Investors (Australia) Institutional Funds Management Limited, Janus Henderson Investors (Singapore) Limited, Janus Henderson Investors (Japan) Limited, and Janus Henderson Investors US LLC.2

JHI Proxy Voting Guidelines or the Guidelines refers to the voting guidelines adopted by Janus Henderson Investors and outlined at Appendix A.

Policy means this Proxy Voting Policy and Procedures.

Portfolio Management refers to the portfolio managers, assistant portfolio managers, and analysts supporting a given client account.

Proxy Administrator refers to the person performing administrative functions in support of the proxy voting program. For client accounts advised or sub-advised by Janus Henderson Investors entities located inside the United States, those functions are performed by Operations Control. For client accounts advised or sub-advised by Janus Henderson Investors entities located outside the United States, those functions are performed by the G&S Team.

Proxy Voting Committee or the Committee refers to the Janus Henderson Investors Proxy Voting Committee. The Committee is comprised of representatives from the Office of the Treasurer, Operations Control, Compliance, as well as the G&S Team and equity portfolio management who provide input on behalf of the investment team. Internal legal counsel serves as a consultant to the Committee and is a non-voting member.

Proprietary U.S Funds refer to the series of Janus Investment Fund, Janus Aspen Series, Clayton Street Trust, and Janus Detroit Street Trust.

Proxy Voting Service or ISS refers to Institutional Shareholder Services Inc.

____________

2        Janus Henderson Investors US LLC has been designated by the Boards of Trustees of Janus Investment Fund, Janus Aspen Series, Clayton Street Trust, and Janus Detroit Street Trust to vote proxies for the Proprietary U.S. Funds, as applicable.

Appendix B-2

3       Proxy Voting Procedures

3.1    Voting Generally

Where the Guidelines address the proxy matter being voted on, votes will be cast in accordance with the Guidelines unless directed otherwise. Portfolio Management and the G&S Team may vote contrary to the Guidelines at their discretion and with sufficient rationale documented in writing. Where the (1) Guidelines call for Portfolio Management or G&S Team input and/or (2) the proxy matter being voted on relates to a company and/or issue for which the Proxy Voting Services does not have research, analysis and/or a recommendation available, the Proxy Voting Service will refer proxy questions to the Proxy Administrator for further instruction. In the event Portfolio Management or the G&S Team is unable to provide input on a referred proxy item, Janus Henderson Investors will abstain from voting the proxy item.

Notwithstanding the above, with respect to clients who have instructed Janus Henderson Investors to vote proxies in accordance with the Taft-Hartley Guidelines or the ISS Benchmark Policy, the Proxy Voting Service will cast all proxy votes in strict accordance with those policies.

Janus Henderson relies on pre-populated and/or automated voting. That means the Proxy Voting Service will automatically populate the proxy voting system in accordance with the Guidelines, the Taft- Hartley Guidelines or the ISS Benchmark Policy. For those proxy proposals with a default policy position, the votes will be cast as populated in the system by the Proxy Voting Service unless directed otherwise by Janus Henderson Investors. For those proxy proposals without a default policy position (i.e., refer items), the votes will be cast as populated in the system by Janus Henderson Investors.

From time to time, issuers and/or ballot issue sponsors may publicly report additional information that may be relevant to the application of the Guidelines, the Taft-Hartley Guidelines or the ISS Benchmark Policy or the exercise of discretion by Portfolio Management (“supplemental materials”). To the extent the Proxy Voting Service identifies such supplemental materials, it will review that information and determine whether it has a material effect on the application of the Guidelines, the Taft-Hartley Guidelines or the ISS Benchmark Policy. The Proxy Voting Service is then responsible for ensuring that any votes pre-populated in the proxy voting system are appropriately updated and Janus Henderson is provided appropriate notice of such changes, including through availability of an updated research report. In all events, the Proxy Voting Service will notify Janus Henderson Investors of any supplemental materials identified so that they can be considered as part of the voting process, including with respect to items requiring Portfolio Management input.

3.2    Abstentions

Janus Henderson Investors recognizes that in certain circumstances the cost to clients associated with casting a proxy vote may exceed the benefits received by clients from doing so. In those situations, Janus Henderson Investors may decide to abstain from voting. For instance, in many countries, shareholders who vote proxies for shares of an issuer are not able to trade in that company’s stock within a given period of time on or around the shareholder meeting date (“share blocking”). In countries where share blocking is practiced, Janus Henderson Investors will only vote proxies if Janus Henderson Investors determines that the benefit of voting the proxies outweighs the risk of not being able to sell the securities. Similarly, in some instances, Janus Henderson Investors may participate in a securities lending program. Generally, if shares of an issuer are on loan, the voting rights are transferred and the lending party cannot vote the shares. In deciding whether to recall securities on loan, Janus Henderson Investors will evaluate whether the benefit of voting the proxies outweighs the cost of recalling them. Furthermore, in circumstances where a client held a security as of record date, but the holdings were sold prior to the shareholder meeting, Janus Henderson Investors may abstain from voting that proxy.

3.3    Funds of Funds

Janus Henderson Investors advises certain accounts that invest in other funds (“funds of funds”) advised by Janus Henderson Investors or its affiliated persons. From time to time, a fund of funds may be required to vote proxies for the underlying funds in which it is invested. In those circumstances, there may be a conflict of interest between Janus Henderson Investors and its clients. To mitigate that conflict, whenever an underlying fund submits a matter to a vote of its shareholders, Janus Henderson Investors will vote shares held by a fund-of-funds account in the same proportion as the votes of the other shareholders in the underlying fund (“echo vote”) or refrain from voting such shares to the extent that cost or other considerations outweigh the benefits of voting such shares.

Appendix B-3

In addition, certain Proprietary U.S. Funds may invest in ETFs and other funds advised by unaffiliated persons (“acquired funds,” and each, an “acquired fund”) pursuant to Rule 12d1-4 under the Investment Company Act (“Rule 12d1-4”). To the extent a Proprietary U.S. Fund and its advisory group2 (“advisory group”) individually or in the aggregate become the holders of (i) more than 25% of the outstanding voting securities of an acquired open-end fund or unit investment trust as a result of a decrease in the outstanding securities of that acquired open-end fund or unit investment trust or (ii) more than 10% of the outstanding voting securities of an acquired registered closed-end management investment company or business development company, Janus Henderson Investors will ensure that the Proprietary U.S. Fund and other funds and accounts in the advisory group echo vote the shares of the acquired fund; provided, however, that in circumstances where all holders of the outstanding voting securities of an acquired fund are required to echo vote pursuant to Rule 12d1-4, a Proprietary U.S. Fund and other funds and accounts in the advisory group will. solicit voting instructions from its shareholders with regard to the voting of all proxies with respect to such acquired fund securities and vote such proxies only in accordance with such instructions.

3.4    Conflicts of Interest

Because the Guidelines, the ISS Benchmark Policy and the Taft-Hartley Guidelines pre-establish voting positions, application of those rules to default positions should, in most cases, adequately address any possible conflicts of interest. For situations where Portfolio Management or the G&S Team seek to exercise discretion when voting proxies, Janus Henderson Investors has implemented additional policies and controls described below to mitigate any conflicts of interest.

Portfolio Management or the G&S Team is required to disclose any actual or potential conflicts of interest that may affect its exercise of voting discretion. Actual or potential conflicts of interest include but are not limited to the existence of any communications from the issuer, proxy solicitors or others designed to improperly influence Portfolio Management or the G&S Team in exercising its discretion or the existence of significant relationships with the issuer.

Janus Henderson Investors also proactively monitors and tests proxy votes for any actual or potential conflicts of interest. Janus Henderson Investors maintains a list of significant relationships for purposes of assessing potential conflicts with respect to proxy voting, which may include significant intermediaries, vendors or service providers, clients and other relationships. In the event Portfolio Management or the G&S Team intend to vote against the Guidelines with respect to an issuer on the significant relationships list, the Proxy Administrator will notify the Committee which will review the rationale provided by Portfolio Management in advance of the vote. In the event Portfolio Management or the G&S Team intend to exercise discretion to vote contrary to Proxy Voting Service’s recommendations and with management as to an issuer on the significant relationships list, the Proxy Administrator will notify the Committee, which will review the rationale provided by Portfolio Management or the G&S Team in advance of the vote. If the Committee determines the rationale is inadequate, the proxy vote will be cast as in accordance with the Guidelines or as instructed by the Committee. In addition, on a quarterly basis, the Committee reviews all votes that deviate from the Guidelines and assesses the adequacy of the portfolio managers’ stated rationale.

Any personal conflict of interest related to a specific proxy vote should be reported to the Committee prior to casting a vote. In the event a personal conflict of interest is disclosed or identified, the Committee will determine whether that person should recuse himself or herself from the voting determination process. In such circumstances, the proxy vote will be cast in accordance with the Guidelines or as instructed by the head of the applicable investment unit or a delegate. Compliance also reviews all refer votes contrary to the ISS recommendations and with management to identify any undisclosed personal conflicts of interest.

If a proxy vote is referred to the head of the applicable investment unit or a delegate or to the Committee, the decision made and basis for the decision will be documented by the Committee.

4       Reporting, Oversight and Recordkeeping

4.1    Client and Regulatory Reporting

Janus Henderson Investors will provide clients with such information on proxy voting as agreed or otherwise set forth herein. Upon request, Janus Henderson Investors will provide clients with the proxy voting record for their accounts. Janus Henderson Investors will publicly disclose vote reporting in line with local market requirements or practices. On an annual basis, Janus Henderson Investors will provide proxy voting records for each Proprietary U.S. Fund for the

Appendix B-4

one-year period ending on June 30th on Janus Henderson Investors’ website at www.janushenderson.com/proxyvoting. Such voting record, on Form N-PX, is also available on the SEC’s website at www.sec.gov no later than August 31 of each year.

Janus Henderson Investors shall present this Policy and the Guidelines to the boards of trustees of the Proprietary U.S. Funds at least annually and shall provide such other information and reports requested by such boards to fulfill their oversight function.

Except as noted in this Policy or required by law, Janus Henderson Investors generally does not provide information to anyone on how it voted or intends to vote on a particular matter still pending. Unless that information has otherwise been made public, Janus Henderson Investors may confirm to issuers, their agents or other third parties that votes have been cast but not how or how many votes were cast. Notwithstanding the foregoing, Portfolio Management and the G&S Team have the discretion to indicate to issuers or their agents how they voted or intend to vote in the context of discussions with issuers and their management as part of Janus Henderson Investors’ ongoing investment analysis process.

A complete copy of Janus Henderson Investors’ proxy voting policies and procedures, including specific guidelines, will be made available at www.janushenderson.com.

4.2    Proxy Voting and Proxy Voting Service Oversight

The Committee will ensure sufficient oversight of proxy voting through periodic review of voting decisions, operational issues and conflicts of interest as discussed herein. The Committee will review such information as it deems appropriate to discharge these responsibilities.

In addition, Janus Henderson Investors will conduct periodic due diligence reviews of the Proxy Voting Service via on-site, video or telephonic meetings and by written questionnaires. As part of this periodic due diligence process, Janus Henderson Investors shall collect information that is reasonably sufficient to support the conclusion that the Proxy Voting Service has the capacity and competency to adequately analyze the matters for which they provide research and voting recommendations. In connection with the periodic due diligence review, Janus Henderson Investors shall consider, among other things, (1) the adequacy and quality of the Proxy Voting Service’s staffing, personnel, and/or technology; (2) disclosure from the Proxy Voting Service regarding its methodologies in formulating voting recommendations; and (3) whether the Proxy Voting Service has adequate policies and procedures to identify, disclose, and address actual and potential conflicts of interest. In further exercise of its oversight responsibility, Janus Henderson Investors shall periodically sample the proxy votes cast on behalf of clients to ensure whether the Guidelines were applied correctly to such votes.

4.3    Record Retention

Janus Henderson Investors will retain proxy statements received regarding client securities, records of votes cast on behalf of clients, records of client requests for proxy voting information and all documents prepared by Janus Henderson Investors regarding votes cast in contradiction to the Guidelines. In addition, Janus Henderson Investors will retain internally-generated documents that are material to a proxy voting decision, such as the Guidelines, Committee materials and other internal research relating to voting decisions. Proxy statements received from issuers are generally available from the issuer’s, the relevant regulatory authority’s and/or the market place’s websites. They may also be available from the third-party voting service upon request. All materials discussed above will be retained in accordance with any applicable record retention obligations.

5       Amendments

This Policy is subject to review on an annual or more frequent basis by the Committee. In reviewing the Policy, the Committee reviews Janus Henderson Investors’ proxy voting record over the prior year, including exceptions to the Guidelines requested by Portfolio Management or the G&S Team, to determine whether any adjustments should be made. The Committee also reviews changes to the Guidelines recommended by the Proxy Voting Service, discusses such changes with the Proxy Voting Service, and solicits feedback from Portfolio Management on such changes. Once the Guidelines have been approved by the Committee and clients where required, they are distributed to the Proxy Administrator and the Proxy Voting Service for implementation.

Appendix B-5

APPENDIX A

Proxy Voting Guidelines

Janus Henderson Investors will generally vote all proxies relating to portfolio securities held in client accounts for which it has been delegated voting authority in accordance with these Guidelines and the implementation instructions provided to the Proxy Voting Service. Nonetheless, because proxy issues and the circumstances of individual companies are so varied, there may be instances when Janus Henderson Investors may not vote in strict adherence to the Guidelines. Portfolio Management and the G&S Team are responsible for monitoring significant corporate developments, including proxy proposals submitted to shareholders, and instructing votes contrary to the Guidelines where they reasonably believe that is in the best interest of clients.

Janus Henderson Investors recognizes that corporate governance systems vary a great deal between jurisdictions according to factors such as cultural issues, laws and regulations, the extent of shareholder rights, the level of dispersed ownership and the stage of development more generally. In formulating our approach to corporate governance, we are conscious that a “one size fits all” policy is not appropriate. We will therefore seek to vary our voting activities according to the local market and its standards of best practices.

While Janus Henderson Investors has attempted to address the most common issues through the Guidelines, there will be various proxy voting proposals that are not addressed by the Guidelines or that require case-by-case resolution under the Guidelines. In addition, it may not be appropriate to apply certain Guidelines to investment types such as mutual funds, exchange-traded funds, and closed-end funds, in which case Janus Henderson Investors will generally rely on the recommendation of the Proxy Voting Service. Moreover, there may be various proxy voting proposals as to which the Proxy Voting Service does not have or provide research, analysis and recommendations. For example, the Proxy Voting Service may not provide research, analysis and recommendations for proxy voting proposals of privately-held companies. In such instances, those proposals will be referred to Portfolio Management or the G&S Team for resolution. In exercising discretion, Janus Henderson Investors may take into consideration the information and recommendations of the Proxy Voting Service but will vote all proxies based on its own conclusions regarding the best interests of its clients.

In many cases, a security may be held by client accounts managed by multiple portfolio managers. While Janus Henderson Investors generally casts votes consistently across client accounts it manages, different portfolio managers may vote differently on the same matter in the exercise of their discretion. For example, different portfolio managers may reasonably reach different conclusions as to what is in the best interest of their clients based on their independent judgments. In addition, in rare circumstances, an individual portfolio manager may reasonably reach different conclusions as to what is in the best interests of different clients depending on each individual client account’s investment strategy or its objectives.

Directors and Boards

Janus Henderson Investors recognises the diversity of corporate governance models across different markets and does not advocate any one form of board structure. However, it also recognises there are certain key functions which are or should be common across all markets:

•        Reviewing and guiding corporate strategy, major plans of action, risk policy, annual budgets and business plans; setting performance objectives; monitoring implementation and corporate performance; and overseeing major capital expenditures, acquisitions and divestitures;

•        Monitoring the effectiveness of the company’s governance practices and making changes as needed;

•        Selecting, compensating, monitoring and, where necessary, replacing key executives and overseeing succession planning;

•        Aligning key executive and board compensation with the longer-term interests of the company and its shareholders;

•        Ensuring a formal and transparent board nomination and election process;

Appendix B-6

•        Monitoring and managing potential conflicts of interest of management, board members and shareholders, including misuse of corporate assets and abuse in related party transactions;

•        Ensuring the integrity of the corporation’s accounting and financial reporting systems, including the independent audit, and that appropriate systems of control are in place, in particular, systems for risk management, financial and operational control, and compliance with the law and relevant standards;

•        Monitoring the quality of relationships with key stakeholders; and

•        Overseeing the process of disclosure and communications.

Boards of directors should include the number and types of qualified directors sufficient to ensure effective discharge of these responsibilities, including independent non-executive directors with appropriate skills, experience and knowledge. The responsibilities of such non-executive directors should include monitoring and contributing effectively to the strategy and performance of management, staffing key committees of the board and influencing the conduct of the board as a whole. Consistent with this principle of independence, a board of directors should generally have a non-executive chairperson.

The board of directors should establish audit, compensation and nomination/succession committees. These should be composed wholly or predominantly of independent directors. Companies should publicly disclose the terms of reference of these committees and give an account to shareholders in an annual report or other regulatory filing of how their responsibilities have been discharged. The chairpersons and members of these committees should be appointed by the board as a whole according to a transparent procedure.

Janus Henderson Investors believes the board of directors, or supervisory board, as an entity, and each of its members, as an individual, is a fiduciary for all shareholders, and should be accountable to the shareholder body as a whole. Each director should therefore generally stand for election on an annual basis.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Board Classification — Janus Henderson Investors will generally vote against proposals to classify boards of directors and for proposals to declassify boards of directors.

Board Size — Janus Henderson Investors will generally vote in favor of proposals to increase the size of a board of directors so long as the board would retain a majority of independent directors. Janus Henderson Investors will generally vote against proposals to decrease the size of a board of directors which are intended as anti-takeover measures.

Director Independence — Janus Henderson Investors will generally vote in favor of proposals to increase the minimum number of independent directors. Janus Henderson Investors will generally vote in favor of proposals to separate the role of the chairman from the role of the CEO.

Director Indemnification — Janus Henderson Investors will generally vote in favor of proposals regarding director indemnification arrangements provided such provisions are not deemed excessive or inappropriate.

Uncontested Elections — Janus Henderson Investors will generally vote in favor of director candidates that result in the board having a majority of independent directors and oppose director candidates that result in the board not having a majority of independent directors. After taking into consideration country-specific practices, Janus Henderson Investors will generally vote in favor of individual director candidates unless they:

•        attend less than 75% of the board and committee meetings without a valid excuse;

•        ignore or otherwise fail to respond appropriately to shareholder proposals receiving majority shareholder support;

•        are not responsive to advisory votes on executive compensation matters;

•        fail to provide appropriate oversight of company’s risk management practices;

•        are non-independent directors and sit on the audit, compensation or nominating committees;

Appendix B-7

•        are non-independent directors and the board does not have an audit, compensation, or nominating committee;

•        are audit committee members and the non-audit fees paid to the auditor are excessive;

•        are audit committee members and poor accounting practices rise to a level of serious concern, or other serious issues surrounding the audit process or arrangement exist;

•        serve as directors on an excessive number of boards;

•        are compensation committee members and the company has poor compensation practices;

•        adopt a long term poison pill without shareholder approval or make material adverse changes to an existing poison pill;

•        are the chair of the nominating committee, or are otherwise responsible for the nomination process, of a board that does not have any female directors, and the company has not provided a reasonable explanation for its lack of gender diversity;

•        are the chair of the responsible committee of a company that is a significant greenhouse gas emitter3 where such company is not taking minimum steps needed to understand, assess, and mitigate risks related to climate change; and/or

•        amend the company’s bylaws or charter without shareholder approval in a manner that materially diminishes shareholders’ rights or that could adversely impact shareholders.

Contested Elections — Janus Henderson Investors will evaluate proposals relating to contested director candidates on case-by-case basis.

Cumulative Voting — Janus Henderson Investors will generally vote in favor of proposals to adopt cumulative voting unless otherwise recommended by the Proxy Voting Service.

Auditors and Accounting Issues

Janus Henderson Investors believes boards of directors should maintain robust structures and processes to ensure sound internal controls and to oversee all aspects of relationships with auditors. Boards of directors should generally have appropriately constituted audit committees with sufficient levels of financial expertise in accordance with prevailing legislation or best practice. The audit committee should ensure that the company gives a balanced and clear presentation of its financial position and prospects and clearly explains its accounting principles and policies. The audit committee should ensure that the independence of the external auditors is not compromised by conflicts of interest (e.g., financial conflicts arising from the award of non-audit assignments).

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Uncontested Auditors — Janus Henderson Investors will generally vote in favor of proposals to approve external auditors unless:

•        the auditor has a financial interest in or association with the company and is therefore not independent;

•        fees for non-audit services are excessive;

•        there is reason to believe the auditor has rendered an opinion which may be neither accurate nor indicative of the company’s financial position;

•        the auditor is being changed without explanation; or

•        the auditor is not identified by name.

____________

3        Janus Henderson Investors will apply the same definition as used by the Proxy Voting Service.

Appendix B-8

Contested Auditors — Janus Henderson Investors will evaluate proposals relating to contested auditors on a case-by-case basis.

Compensation Issues

Janus Henderson Investors believes compensation of executive directors and key executives should be aligned with the interests of shareholders. Performance criteria attached to share-based compensation should be demanding. Requirements for directors and senior executives to acquire and retain company shares that are meaningful in the context of their cash compensation are also appropriate. The design of senior executives’ contracts should not commit companies to ‘payment for failure’. Boards should pay attention to minimising this risk when drawing up contracts and to resist pressure to concede excessively generous severance conditions. Any share-based compensation should be subject to shareholder approval.

Companies should disclose in each annual report or proxy statement the board’s policies on executive compensation (and preferably the compensation of individual board members and top executives), as well as the composition of such compensation so that investors can judge whether corporate pay policies and practices are appropriately designed.

Broad-based employee share ownership plans or other profit-sharing programs are effective market mechanisms that promote employee participation. When reviewing whether to support proposed new share schemes, we place particular importance on the following factors:

•        The overall potential cost of the scheme, including the level of dilution;

•        The issue price of share options relative to the market price;

•        The use of performance conditions aligning the interests of participants with shareholders;

•        The holding period (i.e., the length of time from the award date to the earliest date of exercise); and

•        The level of disclosure.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Executive and Director Equity-Based Compensation Plans — Janus Henderson Investors will generally vote in favor of equity-based compensation plans unless they create an inconsistent relationship between long-term share performance and compensation, do not demonstrate good stewardship of investors’ interests, or contain problematic features. Janus Henderson Investors considers the following, non-exhaustive list of practices to be problematic and generally votes against plans or amendments to plans that:

•        provide for re-pricing of underwater options;

•        provide for automatic replenishment (“evergreen”) or reload options;

•        create an inconsistent relationship between long term share performance and compensation increases; and/or

•        are proposed by management and do not demonstrate good stewardship of investors’ interests regarding executive compensation or are a vehicle for poor compensation practices.

Janus Henderson Investors will generally vote against proposals permitting material amendments to equity-based compensation plans without shareholder approval.

Long-Term Ownership — Janus Henderson Investors will generally vote in favor of proposals intended to increase long-term stock ownership by executives, officers and directors. These may include:

•        requiring executive officers and directors to hold a minimum amount of stock in the company;

•        requiring stock acquired through exercised options to be held for a certain period of time; and

•        using restricted stock grants instead of options.

Appendix B-9

Director and Officer Loans — Janus Henderson Investors will generally oppose proposals requesting approval of loans to officers, executives and board members of an issuer.

Say-on-Pay — Janus Henderson Investors will generally vote in favor of annual advisory votes on executive compensation (say-on-pay frequency). Janus Henderson Investors will generally vote with management on advisory votes on executive compensation (say-on-pay) unless Janus Henderson Investors determines problematic pay practices are maintained.

Executive Severance Agreements — Janus Henderson Investors will evaluate proposals to approve or cancel executive severance agreements on a case-by-case basis. Janus Henderson Investors will vote in favor of proposals to require executive severance agreements to be submitted for shareholder approval unless the proposal requires shareholder approval prior to entering into employment contracts.

Employee Stock Option Plans (ESOP) and Stock Purchase Plans (ESPP) — Janus Henderson Investors will generally vote in favor of proposals relating to ESOPs and ESPPs unless the shares purchased through the plans are discounted more than the market norm, the shares allocated to the plans are excessive, and/or the plans contain other problematic features.

Option Expensing and Repricing — Janus Henderson Investors will generally vote in favor of proposals requiring the expensing of options. Janus Henderson Investors will generally vote against proposals providing for the repricing of options.

Capitalization, Issuances, Transactions, Shareholder Rights, and Other Corporate Matters

Janus Henderson Investors believes all shareholders should be treated equitably. Companies’ ordinary shares should provide one vote for each share, and companies should act to ensure the owners’ rights to vote.

Any major strategic modifications to the core businesses of a company should not be made without prior shareholder approval. Equally, any major corporate changes, which in substance or effect, materially dilute the equity or erode the economic interests or share ownership rights of existing shareholders should not be made without prior shareholder approval of the proposed change. Such changes may include but are not limited to modifications to articles or bylaws and the implementation of shareholder rights plans or so called “poison pills.”

We will not support proposals that have the potential to reduce shareholder rights, such as significant open-ended authorities to issue shares without pre-emption rights or anti-takeover proposals, unless companies provide a compelling rationale for why they are in shareholder interests.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Capital Stock — Subject to local market standards, Janus Henderson Investors will generally vote in favor of proposals seeking to increase the number of shares of common or preferred stock authorized for issue unless the company does not adequately justify the need for the additional shares. Janus Henderson Investors will generally vote against proposals to authorize preferred stock whose voting, conversion, dividend and other rights are determined at the discretion of the board of directors when the stock is issued (“blank check stock”). Janus Henderson Investors will generally vote against proposals for different classes of stock with different voting rights.

Stock Splits — Janus Henderson Investors will generally vote in favor of proposals to split shares unless they negatively affect the ability to trade shares or the economic value of a share.

Share Issuances — Janus Henderson Investors will generally vote in favor of proposals related to share issuances with and without preemptive rights, provided that voting in favor of such proposals is consistent with local market standards, such proposals are not considered excessive in the context of the issuer and such proposals do not provide for different levels of voting rights.

Debt Issuances — Janus Henderson Investors will evaluate proposals regarding the issuance of debt, including convertible debt, on a case- by-case basis.

Appendix B-10

Mergers, Acquisitions and Other Significant Corporate Transactions — Janus Henderson Investors will evaluate proposals regarding acquisitions, mergers, tender offers or changes in control on a case-by-case basis, including any related proposals such as share issuances or advisory votes on golden parachutes.

Reorganization, Restructuring and Liquidation — Janus Henderson Investors will evaluate plans of reorganization, restructuring and liquidation on a case-by-case basis.

Shareholder Rights Plans and Other Anti-Takeover Mechanisms — Janus Henderson Investors will generally vote against shareholder rights plans or other proposals designed to prevent or obstruct corporate takeovers (includes poison pills), unless such measures are proposed in a transparent and independent fashion and designed primarily as a short-term means to protect a tax benefit, or are structured in such a way that they give shareholders the ultimate decision on any proposal or offer. This general policy supersedes any other more specific policy to the contrary.

Change in Jurisdiction of Incorporation or Organization — Janus Henderson Investors will generally vote in favor of proposals regarding changes in the jurisdiction of incorporation or organization of an issuer.

Confidential Voting — Janus Henderson Investors will generally vote in favor of proposals to provide for confidential voting and independent tabulation of voting results.

Supermajority Voting — Janus Henderson Investors will generally vote against proposals to provide for supermajority voting (e.g., to approve acquisitions or mergers).

Special Meetings — Janus Henderson Investors will generally vote in favor of management proposals to allow shareholders to call special meetings. Janus Henderson Investors will generally vote in favor of shareholder proposals to allow shareholders to call special meetings, unless such right is already provided at a level consistent with local best practice and the shareholder proposal would further reduce the required threshold. Such proposals will be evaluated on a case-by-case basis.

Written Consents — Janus Henderson Investors will generally vote in favor of management proposals to allow action by shareholders’ written consent. Janus Henderson Investors will evaluate shareholder proposals to allow action by shareholders’ written consent on a case-by-case basis.

Proxy Access — Janus Henderson Investors will evaluate proposals related to proxy access on a case-by-case basis.

Environmental and Social Issues

Janus Henderson Investors believes that good management of stakeholder relationships contributes to business success and long-term shareholder value. These stakeholders include not only shareholders but also employees, consumers, debtholders, business partners, neighbors and the wider global community. Janus Henderson Investors also recognises the importance of environmental issues such as climate change and social issues such as diversity & inclusion to all these stakeholder groups.

As a fiduciary for its clients, Janus Henderson Investors is primarily concerned with the impact of proposals on a company’s performance and economic value. Janus Henderson Investors recognizes that environmental and social issues are associated with risks, costs and benefits which can have a significant impact on company performance over the short and long term. When evaluating the merits of proposals on environmental and social issues, Janus Henderson Investors will weigh the risks, costs and benefits of supporting the proposals against those presented by alternatives, including potentially seeking similar outcomes through direct engagement activities with management. Janus Henderson Investors will generally support management proposals addressing environmental and social issues unless we identify significant weaknesses relative to market practice or peers. Janus Henderson Investors will generally support shareholder proposals addressing environmental and social issues where we identify significant areas of weakness or deficiency relative to peers and/or industry best practices or feel that management has failed to adequately respond to shareholder concerns.

Appendix B-11

Miscellaneous, Administrative and Routine Items

Janus Henderson Investors believes that management should generally have discretion to make certain types of decisions, including how to use existing capital. In addition, in certain jurisdictions, shareholder approval of certain routine or administrative matters may be required. On these types of issues, Janus Henderson Investors will generally defer to management unless it believes these decisions are not being made, or these actions are not being taken, in good faith.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Dividends — Janus Henderson Investors will generally vote in favor of management proposals relating to the issuance of dividends. Janus Henderson Investors will evaluate shareholder proposals relating to the issuance of dividends on a case-by-case basis.

Share Repurchase Plans — Janus Henderson Investors will generally vote in favor of management proposals regarding share repurchases. Janus Henderson Investors will evaluate shareholder proposals relating to share repurchases on a case-by-case basis.

“Other Business” — Janus Henderson Investors will generally vote against proposals to approve “other business” when it appears as a voting item.

Designation of Exclusive Forum — Janus Henderson Investors will generally vote in favor of proposals designating an exclusive forum in federal court or Delaware state court (for companies organized in Delaware). Janus Henderson Investors will evaluate proposals designating an exclusive forum in other jurisdictions on a case- by-case basis.

Proposals Outside the Guidelines

For proposals outside the scope of the Guidelines or instructions otherwise provided to the Proxy Voting Service, Janus Henderson Investors will generally rely on the recommendation of the Proxy Voting Service.

Appendix B-12